CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

For the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01, to September 30, 2025 and 2024

CONDENSED CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
As of September 30, 2025 and December 31, 2024
(Stated in millions of Colombian pesos)

	Note	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	4	30,496,202	32,844,099
Financial assets investments	5.1	39,704,715	37,570,270
Derivative financial instruments	5.2	4,042,125	2,938,142
Financial assets investments and derivative financial instruments		43,746,840	40,508,412
Loans and advances to customers		279,972,623	279,453,908
Allowance for loans, advances and lease losses		(14,370,189)	(16,179,738)
Loans and advances to customers, net	6	265,602,434	263,274,170
Assets held for sale and inventories, net	7	832,367	1,106,399
Investment in associates and joint ventures		3,064,302	2,928,984
Investment properties		6,027,496	5,580,109
Premises and equipment, net		5,601,012	5,906,064
Right-of-use assets, lease		1,488,727	1,757,206
Goodwill and intangible assets, net		8,772,703	9,767,903
Deferred tax, net	8.5	606,607	763,757
Other assets, net		8,392,968	7,778,279
TOTAL ASSETS		374,631,658	372,215,382
LIABILITIES AND EQUITY
LIABILITIES
Deposits by customers	9	281,259,655	279,059,401
Interbank deposits and repurchase agreements and other similar secured borrowing	10	4,056,981	1,776,965
Derivative financial instruments	5.2	4,760,502	2,679,643
Borrowings from other financial institutions	11	11,653,378	15,689,532
Debt instruments in issue		11,441,859	11,275,216
Lease liabilities		1,596,793	1,889,364
Preferred shares		568,928	584,204
Current tax		2,074,043	156,162
Deferred tax, net	8.5	2,758,701	2,578,504
Employee benefit plans		931,137	951,555
Other liabilities	13	9,939,670	10,990,561
TOTAL LIABILITIES		331,041,647	327,631,107
EQUITY
Share capital	14	480,914	480,914
Additional paid-in-capital		4,857,491	4,857,454
Appropriated reserves	15	23,499,086	22,575,837
Retained earnings		3,374,778	2,715,313
Net income attributable to equity holders of the Parent Company		5,673,070	6,267,744
Accumulated other comprehensive income, net of tax		4,492,518	6,645,206
SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO THE OWNERS OF THE PARENT COMPANY		42,377,857	43,542,468
Non-controlling interest		1,212,154	1,041,807
TOTAL EQUITY		43,590,011	44,584,275
TOTAL LIABILITIES AND EQUITY		374,631,658	372,215,382
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024
(Stated in millions of Colombian pesos, except EPS stated in units of pesos)

		Accumulated		Quarterly
	Note	2025	2024	2025	2024
Interest on loans and financial leases
Commercial		11,669,717	12,529,974	3,928,393	4,171,772
Consumer		6,002,355	6,404,890	2,019,276	2,064,678
Mortgage		3,176,554	2,920,392	975,125	887,935
Financial leases		2,423,396	2,741,999	812,528	869,870
Small business loans		211,134	154,170	78,711	49,187
Total interest income on loans and financial leases		23,483,156	24,751,425	7,814,033	8,043,442
Interest on debt instruments using the effective interest method	16.1	711,940	734,322	240,099	236,410
Total Interest on financial instruments using the effective interest method		24,195,096	25,485,747	8,054,132	8,279,852
Interest income on overnight and market funds		140,157	173,880	46,704	47,462
Interest and valuation on financial instruments	16.1	1,314,781	1,236,360	515,806	527,804
Total interest and valuation on financial instruments		25,650,034	26,895,987	8,616,642	8,855,118
Interest expenses	16.2	(10,056,381)	(11,398,483)	(3,313,913)	(3,702,518)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments		15,593,653	15,497,504	5,302,729	5,152,600
Credit impairment charges on loans, advances and financial leases, net	6	(3,049,740)	(4,485,195)	(888,121)	(1,527,271)
Credit recovery (impairment) for other financial instruments		24,935	(37,404)	59,200	(61,565)
Total credit impairment charges, net		(3,024,805)	(4,522,599)	(828,921)	(1,588,836)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases and off balance sheet credit instruments and other financial instruments		12,568,848	10,974,905	4,473,808	3,563,764
Fees and commissions income	16.3	6,068,388	5,602,717	2,107,203	1,902,779
Fees and commissions expenses	16.3	(2,821,806)	(2,509,509)	(970,269)	(864,435)
Total fees and commissions, net		3,246,582	3,093,208	1,136,934	1,038,344
Other operating income	16.4	2,533,590	2,132,726	866,299	762,313
Dividends and net income on equity investments	16.5	381,695	(48,767)	123,019	92,001
Total operating income, net		18,730,715	16,152,072	6,600,060	5,456,422
Operating expenses
Salaries and employee benefits	17.1	(4,654,843)	(4,094,895)	(1,549,165)	(1,411,548)
Other administrative and general expenses	17.2	(4,205,214)	(3,813,107)	(1,409,124)	(1,320,342)
Taxes other than income tax	17.2	(1,122,576)	(1,125,119)	(376,173)	(344,293)
Impairment, depreciation and amortization	17.3	(801,323)	(804,306)	(266,522)	(270,562)
Total operating expenses		(10,783,956)	(9,837,427)	(3,600,984)	(3,346,745)
Profit before income tax		7,946,759	6,314,645	2,999,076	2,109,677
Income tax	8.3	(2,196,712)	(1,648,395)	(842,750)	(590,192)
Net income		5,750,047	4,666,250	2,156,326	1,519,485
Net income attributable to equity holders of the Parent Company		5,673,070	4,604,440	2,144,103	1,501,194
Non-controlling interest		76,977	61,810	12,223	18,291
Basic and diluted earnings per share to common shareholders, stated in units of pesos	18	5,951	4,832	2,247	1,576
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine months period ended September 30, 2025 and 2024 and the three-months period from July 1 to September 30, 2025 and 2024
(Stated in millions of Colombian pesos)

		Accumulated		Quarterly
	Note	2025	2024	2025	2024
Net income		5,750,047	4,666,250	2,156,326	1,519,485
Other comprehensive income/(loss) that will not be reclassified to net income
Remeasurement income related to defined benefit liability		15,346	15,028	361	-
Income tax	8.4	(5,314)	(5,293)	151	93
Net of tax amount		10,032	9,735	512	93
Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)
Unrealized gain/(loss)		7,773	3,663	(6,056)	(9,439)
Income tax	8.4	1,805	3,631	532	(1,763)
Net of tax amount		9,578	7,294	(5,524)	(11,202)
Total other comprehensive income that will not be reclassified to net income, net of tax		19,610	17,029	(5,012)	(11,109)
Other comprehensive income/(loss) that may be reclassified to net income
Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)
Loss on investments recycled to profit or loss upon disposal		-	(7,314)	-	(81)
Unrealized gain		47,293	60,512	49,490	70,549
Recovery/(allowance) of investments		1,047	256	(1,486)	(2,041)
Income tax	8.4	1,927	(4,881)	(3,996)	(15,724)
Net of tax amount		50,267	48,573	44,008	52,703
Foreign currency translation adjustments:
Exchange differences arising on translating the foreign operations		(2,388,458)	1,829,072	(777,876)	160,003
Gain/(Loss) on net investment hedge in foreign operations		293,165	(485,195)	62,539	(33,195)
Income tax	8.4	(112,321)	190,709	13,327	12,555
Net of tax amount		(2,207,614)	1,534,586	(702,010)	139,363
Cash flow hedges
Net loss from cash flow hedges		(361)	-	-	-
Reclassification to the Statement of Income		145	-	-	-
Income tax	8.4	87	-	-	-
Net of tax amount		(129)	-	-	-
Unrealized loss on investments in associates and joint ventures using equity method		(668)	(9,432)	(222)	(3,185)
Income tax	8.4	(479)	1,456	120	566
Net of tax amount		(1,147)	(7,976)	(102)	(2,619)
Total other comprehensive income that may be reclassified to net income, net of tax		(2,158,623)	1,575,183	(658,104)	189,447
Other comprehensive income, attributable to the owners of the Parent Company, net of tax		(2,139,013)	1,592,212	(663,116)	178,338
Other comprehensive income, attributable to the Non-controlling interest		(594)	2,067	(872)	145
Total comprehensive income attributable to:		3,610,440	6,260,529	1,492,338	1,697,968
Equity holders of the Parent Company		3,534,057	6,196,652	1,480,987	1,679,532
Non-controlling interest		76,383	63,877	11,351	18,436
The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
					Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropiated Reserves (Note 15) (1)	Share buyback reserve(2)	Translation adjustment	Cash flow hedging	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2025	480,914	4,857,454	22,575,837	-	6,517,456	129	203,557	(44,070)	2,137	5,178	(39,181)	2,715,313	6,267,744	43,542,468	1,041,807	44,584,275
Transfer to profit from previous years	-	-	-	-	-	-	-	-	-	-	-	6,267,744	(6,267,744)	-	-	-
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2024, at a rate of COP 3,900 per share, as approved by the shareholders' meeting on March 14, 2025. Additionally, on April 23, 2025, the shareholders' meeting approved an extraordinary dividend at a rate of COP 624 per share.	-	-	(600,180)	-	-	-	-	-	-	-	-	(3,693,424)	-	(4,293,604)	-	(4,293,604)
Constitution of reserves	-	-	534,059	1,350,000	-	-	-	-	-	-	-	(1,916,099)	-	(32,040)	-	(32,040)
Share buyback	-	-	-	(360,630)	-	-	-	-	-	-	-	-	-	(360,630)	-	(360,630)
Realization of retained earnings(3)	-	-	-	-	-	-	(13,675)	-	-	-	-	13,675	-	-	-	-
Others(4)	-	37	-	-	-	-	-	-	-	-	-	(12,431)	-	(12,394)	-	(12,394)
Non-controlling interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	93,964	93,964
Net Income	-	-	-	-	-	-	-	-	-	-	-	-	5,673,070	5,673,070	76,977	5,750,047
Other comprehensive income	-	-	-	-	(2,207,614)	(129)	9,578	50,267	-	(1,147)	10,032	-	-	(2,139,013)	(594)	(2,139,607)
Balance as of September 30, 2025	480,914	4,857,491	22,509,716	989,370	4,309,842	-	199,460	6,197	2,137	4,031	(29,149)	3,374,778	5,673,070	42,377,857	1,212,154	43,590,011
(1) The transaction for COP (600,180) corresponds to the payment of extraordinary dividend approved by the shareholders' meeting held on April 23, 2025.
(2) At the extraordinary shareholders’ meeting of Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights and ADRs of Grupo Cibest S.A., up to an amount of one trillion three hundred fifty billion Colombian pesos COP 1,35 trillion. As of July 2025, the Grupo Cibest S.A. has bought back 7,252,194 shares worth COP 360,630. For further information, see Note 1. Reporting entity.
(3) Realization of retained earnings from equity securities through OCI, corresponds to the sale of the investment in Bladex for COP 10,025 and partial payments of asset-backed securities investments for COP 3,650.
(4)The transaction for COP 37 in additional paid in capital corresponds to Grupo Cibest, recorded upon its capitalization.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2025 and 2024
(Stated in millions of Colombian pesos, except per share amounts stated in units of pesos)

	Attributable to owners of Parent Company
				Accumulated other comprehensive income

	Share Capital	Additional Paid in capital	Appropiated Reserves	Translation adjustment	Equity Securities through OCI	Debt instruments at fair value through OCI	Revaluation of assets	Associates	Employee Benefits	Retained earnings	Net Income	Attributable to owners of Parent Company	Non- Controlling interest	Total equity
Balance as of January 1, 2024	480,914	4,857,454	20,044,769	3,974,379	193,906	(67,306)	2,137	11,520	(40,475)	2,515,278	6,116,936	38,089,512	960,217	39,049,729
Transfer to profit from previous years	–	–	–	–	–	–	–	–	–	6,116,936	(6,116,936)	–	–	–
Dividend payment corresponding to 509,704,584 common shares and 452,122,416 preferred shares without voting rights, subscribed and paid as of December 31, 2023, at a rate of COP 3,536 per share.	–	–	–	–	–	–	–	–	–	(3,343,319)	–	(3,343,319)	–	(3,343,319)
Other reserves	–	–	2,589,358	–	–	–	–	–	–	(2,621,977)	–	(32,619)	–	(32,619)
Realization of retained earnings(1)(2)	–	–	–	–	(18,520)	–	–	–	–	18,520	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	(10,790)	–	(10,790)	–	(10,790)
Non-controlling interest	–	–	–	–	–	–	–	–	–	–	–	–	(9,024)	(9,024)
Net Income	–	–	–	–	–	–	–	–	–	–	4,604,440	4,604,440	61,810	4,666,250
Other comprehensive income	–	–	–	1,534,586	7,294	48,573	–	(7,976)	9,735	–	–	1,592,212	2,067	1,594,279
Balance as of September 30, 2024	480,914	4,857,454	22,634,127	5,508,965	182,680	(18,733)	2,137	3,544	(30,740)	2,674,648	4,604,440	40,899,436	1,015,070	41,914,506
(1)Mainly corresponds to partial payments of asset-backed securities investments.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements..

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
GRUPO CIBEST S.A. AND ITS SUBSIDIARIES
For the nine-months period ended September 30, 2025 and 2024
(Stated in millions of Colombian pesos)

	Note	2025	2024
Net income		5,750,047	4,666,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.3	758,333	749,810
Other assets impairment	17.3	42,990	54,496
Impairment of investments in associates and joint ventures	16.5	-	313,284
Equity method	16.5	(255,284)	(187,910)
Credit impairment charges on loans and advances and financial leases	6	3,049,740	4,485,195
(Recovery) / Credit impairment charges on off balance sheet credit and other financial instruments		(24,935)	37,404
Gain on sales of assets	16.4	(155,700)	(61,640)
Valuation gain on investment securities	16.1 - 16.5	(2,279,745)	(1,874,339)
Gain upon disposal of investment in subsidiary, associates and joint ventures	16.5	(11,508)	-
Loss / ( gain) from valuation on derivative financial instruments		405,182	(64,246)
Income tax	8	2,196,712	1,648,395
Bonuses and short-term benefits		757,915	538,841
Dividends	16.5	(69,171)	(68,795)
Investment property valuation	16.4	(91,041)	(40,266)
Effect of exchange rate changes		(699,631)	(445,324)
Other non-cash items		(36,010)	(14,440)
Net interest		(13,426,775)	(13,352,942)
Change in operating assets and liabilities:
Decrease / (increase) in derivative financial instruments		573,256	(322,347)
Increase in accounts receivable		(251,271)	(1,287,153)
Increase in loans and advances to customers		(16,687,037)	(13,911,996)
(Increase) / decrease in other assets		(595,800)	195,854
Increase / (decrease) in accounts payable		552,357	(327,808)
Decrease in other liabilities		(45,582)	(1,182,916)
Increase in deposits by customers		13,744,266	4,176,322
Increase / (decrease) in estimated liabilities and provisions		2,570	(13,481)
Net changes in investment securities recognized at fair value through profit or loss		(1,440,329)	(8,389,882)
Proceeds from sales of assets held for sale and inventories		1,048,095	1,030,971
Recovery of charged-off loans	6	647,383	599,321
Income tax paid		(1,891,849)	(1,429,066)
Dividend received		144,144	120,405
Interest received		23,674,190	24,922,358
Interest paid		(10,043,072)	(11,266,924)
Net cash provided / (used) by operating activities		5,342,440	(10,702,569)
Cash flows from investment activities:
Purchases of debt instruments at amortized cost		(1,442,626)	(1,122,403)
Proceeds from maturities of debt instruments at amortized cost		791,490	1,149,749
Purchases of debt instruments at fair value through OCI		(351,887)	(410,631)
Proceeds from debt instruments at fair value through OCI		791,605	1,965,901
Purchases of equity instruments at fair value through OCI and interests in associates and joint ventures		(14,480)	(125,015)
Proceeds from equity instruments at fair value through OCI and interests in associates and joint ventures		69,641	32,061
Purchases of premises and equipment and investment properties		(1,259,595)	(1,110,400)
Proceeds from sales of premises and equipment and investment properties		370,945	279,684
Purchase of other long-term assets		(159,079)	(141,659)
Net cash (used) provided in investing activities		(1,203,986)	517,287
Cash flows from financing activities:
Increase in repurchase agreements and other similar secured borrowing		2,185,576	2,346,677

Proceeds from borrowings from other financial institutions		6,237,455	5,500,692
Repayment of borrowings from other financial institutions		(9,285,494)	(9,418,632)
Payment of lease liability		(157,134)	(127,539)
Placement of debt instruments in issue		2,425,500	1,738,927
Payment of debt instruments in issue		(1,321,132)	(3,145,374)
Dividends paid		(5,196,332)	(2,549,343)
Buyback of shares	14, 15	(360,630)	-
Transactions with non-controlling interests		(5,739)	(9,024)
Net cash (used) provided in financing activities(1)		(5,477,930)	(5,663,616)
Effect of exchange rate changes on cash and cash equivalents		(1,008,421)	2,424,794
Decrease in cash and cash equivalents		(1,339,476)	(15,848,898)
Cash and cash equivalents at beginning of year	4	32,844,099	39,799,609
Cash and cash equivalents at end of year	4	30,496,202	26,375,505
(1)For further information about the reconciliation of the balances of liabilities from financing activities, see Note 20 Liabilities from financing activities.

The Financial Statements of cash flows includes the following non-cash transactions, which were not reflected in the Condensed Consolidated Interim Consolidated Statement of Cash Flows:

•As of June 30, 2025 and 2024, restructured loans and returned assets that were transferred to assets held for sale, inventories, and other assets for COP 863,663 and COP 1,089,438, respectively.

•In 2025, the Group Cibest Consolidated received an investment property as a contribution in kind valued at COP 203,832

•In 2024, cancellation of active credit operations as a source of payment for the acquisition of P.A. Cedis Sodimac.

The accompanying notes form an integral part of these Condensed Consolidated Interim Financial Statements.

NOTE 1. REPORTING ENTITY
Grupo Cibest S.A. (Corporation), hereinafter “Grupo Cibest” or the “Holding”, is a listed issuer on the Colombian Stock Exchange (BVC) as well on the New York Stock Exchange (NYSE), since 2025. Grupo Cibest’s main location is in Medellín (Colombia), main address Carrera 48 # 26-85, Avenida Los Industriales, and was constituted under the name Grupo Cibest S.A., according to public deed number 10,594, dated September 25, 2024, from the Fifteenth Notary's Office of Medellin.

The duration contemplated in the bylaws is until December 8, 2144, but it may be dissolved or renewed before the end of that period.

The corporate purpose of the Holding is to invest in movable and immovable property, and especially, invest in shares, quotas or interest shares, or any other participation title in Colombian and/or foreign companies or entities, and the administration of said investments.

The Holding’s bylaws are formalized in the public deed number 386 dated May 12, 2025, from the Thirtieth Notary's Office of Medellin.

On May 12, 2025, according to public deed number 386 from the Thirtieth Notary's Office of Medellin, a partial spin-off agreement was formalized, whereby Bancolombia S.A. (“Bancolombia”), as the spinning-off entity, transferred part of its assets without dissolution to Grupo Cibest, as the beneficiary entity.

This transaction was first announced to the market on October 29, 2024, approved at the extraordinary shareholders’ meeting of Grupo Cibest, held on February 20, 2025, and at the extraordinary shareholders’ meeting of Bancolombia, held on April 23, 2025. It was authorized by the Financial Superintendence of Colombia through Resolutions number 0356 dated February 28, 2025, and number 0901 dated May 7, 2025.

On May 16, 2025, the market was informed of the completion of corporate transactions aimed at the evolution of the corporate structure of the group. Upon completion of these transactions, Grupo Cibest became the parent or holding company of all financial entities and other subsidiaries, including Bancolombia (collectively referred to as “Grupo Cibest Consolidated”).

As a result of these transactions, Bancolombia shareholders (excluding Grupo Cibest) became shareholders of the Holding, which issued in their name the same number and class of shares (common shares and preferred dividend shares without voting rights), maintaining the same terms, conditions, and ownership percentages. The shares previously held in Bancolombia (excluding those held by Grupo Cibest) were cancelled. Holders of Bancolombia American Depositary Receipts (“ADRs”) received equivalent ADRs of Grupo Cibest, and their Bancolombia ADRs were cancelled.

The common shares and preferred dividend shares without voting rights issued by Grupo Cibest are listed on the Colombian Stock Exchange (BVC) under the symbols “CIBEST” and “PFCIBEST,” respectively. The ADRs representing preferred dividend shares without voting rights are listed on the New York Stock Exchange (NYSE) under the symbol “CIB,” the same symbol under which Bancolombia’s ADRs were previously traded.

The common shares, preferred dividend shares without voting rights, and ADRs issued by Grupo Cibest became tradable as of Monday, May 19, 2025.

At the extraordinary shareholders’ meeting of Grupo Cibest, held on June 9, 2025, a share buyback program was approved for common shares, preferred dividend shares without voting rights, and ADRs of Grupo Cibest, up to an amount of one trillion three hundred fifty billion Colombian pesos (COP 1,350,000 million), for a term of up to one year from the approval of the Share Buyback Program Regulation by the Board of Directors. For this program, the shareholders also approved a change in the allocation of a portion of the legal reserve and the creation of a reserve for share buyback.

On June 24, 2025, the Board of Directors of Grupo Cibest enacted the share repurchase program, the execution of which commenced on Thursday, July 17, 2025. In Colombia, the program is being carried out through the trading systems of the Colombian Stock Exchange via Valores Bancolombia S.A. Comisionista de Bolsa, and in the United States through an Enhanced Open Market Repurchase executed by Morgan Stanley & Co. LLC. For more information, see Note 15. Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.

Grupo Cibest Consolidated has national and international presence in Colombia, the United States, Puerto Rico, Panama, Guatemala, and El Salvador, and operates in the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment Banking, Brokerage, International Banking, and Others. These activities are described in Note 3. Operating Segments.

Regarding the subsidiaries, on August 27, 2025, the Extraordinary Shareholders’ Meeting of Bancolombia approved the voluntary delisting of the Bank’s common shares and preferred dividend shares with non-voting rights from the National Registry of Securities and Issuers (RNVE) and the Colombian Stock Exchange (BVC). In line with this decision, the BVC formally notified the Bank of the delisting of the securities from its trading systems, effective as of September 19, 2025.

The assets and liabilities of operations in Barbados through Mercom Bank Ltd. were transferred to other entities, resulting in zero balances for both loan and deposit portfolios. The liquidation of this company has been approved by the public registry and is currently undergoing approval by the Central Bank of Barbados.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (formerly Bancolombia Cayman) have been cancelled or transferred. On November 22, 2023, the Cayman Islands Monetary Authority approved the surrender of the banking license pursuant to Section 20(1)(a) of the Banks and Trust Companies Act (2021 Revision) (“BTCA”), thereby cancelling the license as of that date. No longer a banking entity, the company changed its corporate name to Sinesa Cayman, Inc. on June 20, 2024, and is currently undergoing dissolution and liquidation before the Cayman Islands Companies Registry.

The General Shareholders’ Meeting of Transportempo S.A.S. approved the liquidation of the company, including the corresponding asset allocations and final account approvals, as recorded in Minute number 98 dated July 3, 2024.

On September 29, 2025, it was announced to the market that the Superintendencia de Bancos of Panama authorized the implementation of a corporate reorganization involving the Panamanian subsidiary Banistmo S.A. and other affiliates of Grupo Cibest in Panama. The reorganization includes the partial spin-off by Valores Banistmo S.A. and Banistmo Capital Markets Group Inc. of certain resource portfolios in favor of the beneficiary company VB Panamá S.A.; the subsequent merger of VB Panamá S.A. with Banistmo S.A., the latter being the absorbing entity, and the partial spin-off by Banistmo S.A. of 100% of the shares it holds in Valores Banistmo S.A. in favor of Cibest Panamá Assets S.A., a Panamanian company wholly owned by Grupo Cibest.

Once the Corporate Reorganization is completed, Valores Banistmo S.A. will remain a subsidiary of Grupo Cibest, with no changes to the ultimate shareholders or the control structure, and will retain its securities brokerage and investment management licenses, both granted by the Superintendencia del Mercado de Valores of Panama.

As of September 30, 2025, Grupo Cibest Consolidated has 33,934 employees, 35,701 banking correspondents, 6,126 ATMs and operates through 840 offices.

NOTE 2. MATERIAL ACCOUNTING POLICIES
A.   Basis for preparation of the Condensed Consolidated Interim Financial Statements
The condensed consolidated interim financial statements for the cumulative nine months ended on September 30, 2025 have been prepared in accordance with International Accounting Standard 34: Interim Financial Reporting (“IAS 34”), issued by the International Accounting Standards Board (hereinafter, IASB). They do not include all the information and disclosures required for full annual financial statements and should be read in conjunction with Grupo Cibest Consolidated financial statements for the year ended on December 31, 2024 which complied with International Financial Reporting Standards (hereinafter, IFRS) issued by the IASB, as well as the interpretations issued by the International Financial Reporting Interpretations Committee (hereinafter, IFRS-IC). The Condensed Consolidated Interim Financial Statements as of September 30, 2025 and 2024 have not been audited.

Preparation of the Condensed Consolidated Interim Financial Statements under going concern basis
Management has assessed the Group’s ability to continue as a going concern and confirms that Grupo Cibest Consolidated has adequate liquidity and solvency to continue operating the business for the foreseeable future, which is at least, but is not limited to, 12 months from the end of the reporting period. Based on the Group's liquidity position at the date of authorization of the condensed consolidated interim financial statements, Management maintains a reasonable expectation that it has adequate liquidity and solvency to continue in operation for at least the next 12 months and that the going concern basis of accounting remains appropriate.

The condensed consolidated interim financial statements were prepared on a going concern basis and do not include any adjustments to the reported carrying amounts and classification of assets, liabilities and expenses that might otherwise be required if the going concern basis were not correct.

In the Management opinion, these condensed consolidated interim financial statements reflect all material adjustments considered necessary in the circumstances and based on the best information available as of September 30, 2025 and the date of their promulgation and issuance, for a fair representation of financial results for the interim periods presented.

The results of operations for the cumulative nine months ended on September 30, 2025 and 2024 are not necessarily indicative of the results for the full year. Grupo Cibest Consolidated believes that the disclosures are sufficient to make the information presented not misleading or biased. For this reason, the condensed consolidated interim financial statements include selected explanatory notes to explain events and transactions that are important to the financial statements users or represent significant materiality in understanding the changes in the Group’s financial position and performance since the last annual audited financial statements.

Assets and liabilities are measured at cost or amortized cost, except for some financial assets and liabilities and investment properties that are measured at fair value. Financial assets and liabilities measured at fair value comprise those classified as assets and liabilities at fair value through profit or loss, debt instruments and equity securities measured at fair value through other comprehensive income (“OCI”) and derivative instruments. Likewise, the carrying value of assets and liabilities recognized as a fair value hedge are adjusted for changes in fair value attributable to the hedged risk. Almost, investments in associates and joint ventures are measured using the equity method.

The condensed consolidated interim financial statements are stated in Colombian pesos (“COP”) and figures are stated in millions or billions (when indicated), except earnings per share, diluted earnings per share, dividends per share and the exchange rate, which are stated in units of Colombian pesos, while other currencies (dollars, euro, pounds, etc.) are stated in thousands.

The Parent Company’s financial statements, which have been prepared in accordance with “Normas de Contabilidad e Información Financiera” (“NCIF”) applicable to separate financial statements, are those that serve as the basis for the regulatory compliance, distribution of dividends and other appropriations by the shareholders.

The separate financial statements are those presented by the Parent Company in which the entity recognizes and measures the impairment of credit risk through allowances for loans losses, the classification and measurement of certain financial instruments (such as debt securities and equity instruments) and the recognition of provisions for foreclosed assets, in accordance with the accounting required by the “Superintendencia Financiera de Colombia” (“SFC”), which differ in certain accounting principles from IFRS that are used in the condensed consolidated interim financial statements.

Transactions between entities under common control

Combinations of entities under common control refer to those transactions in which all the combining entities are under the control of Grupo Cibest Consolidated both before and after the combination, and that control is not transitory.

For transactions under common control, Cibest has elected, as an accounting policy, to use the predecessor value method for the recognition of intercompany transactions. This means that the assets and liabilities spun off from the entity or business being spun off are recognized in the separate financial statements of the receiving company at their carrying amount, as recorded prior to the transaction date.

Cibest presents the net assets received retrospective from the date of the transfer.

The financial statements for the third quarter and year-end 2024 are presented as consolidated financial statements, reflecting the Bancolombia Group’s structure in effect during that period. In accordance with the adopted policy, historical financial statements are used as if the new corporate structure had always been in place. Consequently, the comparative information of the holding company match those of the former parent company. During the second quarter of 2025, the company assumed the position of parent within the economic group. Therefore, from that date onward, the financial statements presented include all the subsidiaries previously consolidated by Bancolombia. For more information, see Note 1 – Reporting Entity.

B.   Use of estimates and judgments

The preparation of condensed consolidated interim financial statements requires that the Group's Management makes judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses.

The estimates and underlying assumptions are reviewed on an ongoing basis. Changes in accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

For the period ended on September 30, 2025 there were no changes in the significant estimates and judgments made by Management in applying the Group's accounting, as compared to those applied in the consolidated financial statements at the year ended on December 31, 2024.

C. Material accounting policies and recently issued accounting pronouncements

The same accounting policies and methods of calculation applied in the consolidated financial statements for the year ended on December 31, 2024 continue to be applied in these condensed consolidated interim financial statements, except for the adoption of new standards, improvements and interpretations effective from January 1, 2025, as shown below:

New rule SEC Staff Accounting Bulletin (SAB) No. 122 Standard: Staff Accounting Bulletin SAB 122, issued by the SEC on January 23, 2025, rescinded SAB 121, which required recognition in the financial statements of an asset and a liability reflecting its obligation to safeguard crypto assets. Under the new guidance, entities must assess whether they recognize a liability related to the risk of loss arising from such an obligation, and if so, the recognition and measurement of that liability shall follow the requirements for contingent liabilities in accordance with the principles of IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Recently accounting pronouncements issued by IASB pending to incorporate in NCIF framework accepted in Colombia

New standard NIIF 18 Presentation and Disclosure in Financial Statements: In April 2024, the Board issued IFRS 18 to replace IAS 1 Presentation of Financial Statements. IFRS 18 introduces three sets of new requirements to improve the way companies report their financial performance and give investors a better basis for analyzing and comparing companies:
•Improved comparability in the statement of income: IFRS 18 introduces three defined categories for income and expenses (operating, investing and financing) to improve the structure of the statement of income, and requires all companies to provide new defined subtotals, including operating profit.
•Enhanced transparency of management-defined performance measures: The new standard requires companies to disclose explanations of those company-specific measures that are related to the statement of income, referred to as management-defined performance measures.
•More useful grouping of information in the financial statements: IFRS 18 sets out enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes. In addition, the new standard requires companies to provide more transparency about operating expenses, helping investors to find and understand the information they need.

IFRS 18 is effective for annual reporting periods beginning on or after January 1, 2027, and early application is permitted.

Management is assessing the impact that these amendments will have on the Group's condensed consolidated interim financial statements and disclosures.

NOTE 3. OPERATING SEGMENTS

Operating segments are defined as components of an entity about which separate financial information is available and that is evaluated regularly by the chief operating decision maker (CODM) in deciding how to allocate resources and assessing performance; the CODM is comprised of the Group’s President (CEO) and Financial Vicepresident (CFO). The segment information has been prepared following the Group’s accounting policies and has been presented consistently with the internal reports provided to the CODM.

The chief operating decision maker (CODM) uses a variety of information and key financial data on a segment basis to assess the performance and make decisions regarding the investment and allocation of resources, such as:

•Net interest margin (Net margin on financial instruments divided by average interest-earning assets).
•Return on average total assets (Net income divided by average total assets).
•Return on average stockholders’ equity.
•Efficiency ratio (Operating expenses as a percentage of interest, fees, services and other operating income).
•Asset quality and loan coverage ratios.

The Group has the following segments: Banking Colombia, Banking Panama, Banking El Salvador, Banking Guatemala, Trust, Investment Banking, Brokerage, International Banking and All other segments. The factors used to identify the Group’s reportable segments are the nature of the products and services provided by the subsidiaries and the geographical locations where the subsidiaries are domiciled, in line with the CODM’s operating decisions related to the results of each segment.

The Group’s operating segments are comprised as follows:

•Banking Colombia

This segment provides individual and corporate banking products and services to individuals, businesses, and national and local governments in Colombia. The Parent Company's business strategy seeks to meet customers' financial needs and is based on personalized service, a friendly and approachable attitude, and the generation of added value, ensuring quality of service and fostering business growth and national development.

To offer specialized services to individuals, small and medium-sized enterprises (SMEs), and large corporations, the Individual Sales Force classifies its target customers as Personal, Plus, and Business. The Corporate and Government Sales Force focuses on and specializes in companies with revenues of more than COP 100,000 across twelve economic sectors: agriculture, commerce, manufacturing of supplies and materials, consumer goods, financial services, healthcare, education, construction, government, infrastructure, real estate, and natural resources.

This segment is responsible for managing the Grupo Cibest Consolidated operations with its own portfolio, liquidity, and distribution of treasury products and services to its clients in Colombia.

•Banking Panama

This segment provides individual and corporate banking products and services to individuals, businesses, and national and local governments in Panama. Banca Panamá includes operations of Banistmo S.A. and its operating subsidiaries: Banistmo Investment Corporation S.A., Leasing Banistmo S.A., and Desarrollo de Oriente S.A., and the following non-operating subsidiaries: Banistmo Panamá Fondo de Inversión S.A., Banistmo Capital Markets Group Inc., Anavi Investment Corporation S.A., Steens Enterprises S.A., and Ordway Holdings S.A.

On September 29, 2025, it was announced to the market that the Superintendencia de Bancos of Panama authorized the implementation of a corporate reorganization involving the Panamanian subsidiary Banistmo S.A. and other affiliates of Grupo Cibest in Panama. The reorganization includes the partial spin-off by Valores Banistmo S.A. and Banistmo Capital Markets Group Inc. of certain resource portfolios in favor of the beneficiary company VB Panamá S.A.; the subsequent merger of VB Panamá S.A. with Banistmo S.A., the latter being the absorbing entity, and the partial spin-off by Banistmo S.A. of 100% of the shares it holds in Valores Banistmo S.A. in favor of Cibest Panamá Assets S.A., a Panamanian company wholly owned by Grupo Cibest, for more information see Note 1. Reporting Entity.

This segment is also responsible for the management of Banistmo’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Panama.

•Banking El Salvador

This segment provides retail and commercial banking products and services to individuals, companies and national and local governments in El Salvador through Banco Agrícola S.A.. Banking El Salvador also includes operations of the following subsidiaries: Banagrícola S.A., Inversiones Financieras Banco Agrícola S.A. IFBA, Bagrícola Costa Rica S.A., Gestora de Fondos de Inversión Banagricola, S.A., Valores Banagrícola S.A. de C.V., Accelera S.A. de C.V. (before Credibac S.A. de C.V.) and Arrendadora Financiera S.A. Arfinsa.

This segment is also responsible for the management of Banco Agrícola’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in El Salvador.

•Banking Guatemala

This segment provides retail and commercial banking and insurance products and services to individuals, companies and national and local governments in Guatemala through Banco Agromercantil de Guatemala S.A., Banking Guatemala also includes operations of the following subsidiaries: Seguros Agromercantil S.A., Financiera Agromercantil S.A., Agrovalores S.A., Arrendadora Agromercantil S.A., Asistencia y Ajustes S.A., Serproba S.A., Servicios de Formalización S.A., Conserjería, Mantenimiento y Mensajería S.A.(company in liquidation), New Alma Enterprises LTD. The assets and liabilities of operations in Barbados through Mercom Bank were transferred to other companies, leaving the balances of the credit portfolio and deposit portfolio at zero as of January 31, 2023. As of September 30, 2025, the liquidation of this company has been approved by the public registry and is in the process of being approved by the Central Bank of Barbados, for further information, see Note 1. Reporting Entity.

This segment is also responsible for the management of Banco Agromercantil’s proprietary trading activities, liquidity and distribution of treasury products and services to its client base in Guatemala.

•Trust

This segment provides trust and asset management services to clients in Colombia through Fiduciaria Bancolombia S.A. Sociedad Fiduciaria.

The main products offered by this segment include money market accounts, mutual and pension funds, private equity funds, payment trust, custody services and corporate trust.

•Investment banking

This segment provides corporate and project financial advisory services, underwriting, capital markets services and private equity management through Banca de Inversión Bancolombia S.A. Corporación Financiera. Its customers include private and publicly-held corporations as well as government institutions.

•Brokerage

This segment provides brokerage, investment advisory and private banking services to individuals and institutions through Valores Bancolombia S.A. Comisionista de Bolsa. It sells and distributes equities, futures, foreign currencies, fixed income securities, mutual funds and structured products.

This segment also includes the operations of Cibest Capital Holdings USA LLC (before Bancolombia Capital Holdings USA LLC), Cibest Capital Securities LLC (before Bancolombia Capital LLC) and Cibest Capital Advisory Services LLC (before Bancolombia Capital Advisers LLC). to provide broker-dealer and investment advisor services in the United States.

•International Banking

This segment provides a complete line of international banking services to Colombian and foreign customers through Bancolombia Panamá S.A. and Bancolombia Puerto Rico International, Inc. It offers loans to private sector companies, trade financing, leases financing and financing for industrial projects, as well as a complete portfolio of cash management products, such as checking accounts, international collections and payments. Through these subsidiaries, the Group also offers investment opportunities in U.S. dollars, savings and checking accounts, time deposits, and investment funds to its high net worth clients and private banking customers.

Operations in the Cayman Islands through Sinesa Cayman, Inc. (before Bancolombia Cayman S.A.) have been canceled or transferred. As of September 30, 2025, the company is in the process of dissolution and liquidation. For further information, see Note 1. Reporting entity.

•All other segments

This segment provides financial and operating lease activities, including leasing services to clients in Colombia. Bancolombia offers these services mainly through Renting Colombia S.A.S.. Additionally, the Group provides real estate service through the FCP Fondo Inmobiliario Colombia, P.A. FAI CALLE 77, P.A. Nomad Salitre, P.A. Mercurio, P.A. Nomad Central, P.A. Calle 84 (2), P.A. Calle 84 (3), P.A. Cedis Sodimac, P.A. Nomad Distrito Vera and P.A. Nexo. The General Assembly of Shareholders approved the liquidation of Transportempo S.A.S. (minute No. 98 of July 3, 2024).

This segment also includes results from the operations of other investment vehicles of the Group: Valores Simesa S.A., Negocios Digitales Colombia S.A.S., Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios S.A. Sinesa, Cibest Panama Assets S.A. and the technology services company Wompi S.A.S. In addition, it includes Wenia LTD, a corporate vehicle for the creation and implementation of operating systems and software applications and it includes Wenia S.A.S. and Wenia P.A.

In accordance with IFRS 8, the figures reported in "all other segments" combine the information on operating segments that did not meet the quantitative thresholds defined by this same standard, i.e., the absolute individual amount of their reported results is, in absolute terms, less than 10 percent of the combined results of all segments and their assets represent less than 10 percent of the combined assets of all operating segments of the Group.

Financial performance by operating segment:

The CODM reviews the performance of the Group using the following financial information by operating segment:

	For the nine -month period ending September 30, 2025
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	19,604,615	1,951,679	1,553,967	1,534,901	62	868	53,010	771,209	179,723	25,650,034
Interest income on loans and financial leases	18,271,475	1,607,870	1,356,613	1,409,143	62	866	3,136	650,513	183,478	23,483,156
Debt investments	1,520,071	275,809	196,796	130,885	-	2	36,675	72,511	1,264	2,234,013
Derivatives, net	(185,638)	2,466	-	-	-	-	(248)	(57)	(5,019)	(188,496)
Liquidity operations, net	(1,293)	65,534	558	(5,127)	-	-	13,447	48,242	-	121,361
Interest expenses	(7,445,389)	(940,854)	(330,029)	(689,813)	(115)	-	(95)	(510,728)	(139,358)	(10,056,381)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	12,159,226	1,010,825	1,223,938	845,088	(53)	868	52,915	260,481	40,365	15,593,653
Credit impairment charges, net	(2,248,811)	(50,339)	(253,972)	(336,014)	(722)	(182)	(45)	(100,320)	(34,400)	(3,024,805)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	9,910,415	960,486	969,966	509,074	(775)	686	52,870	160,161	5,965	12,568,848
(Expenses) Revenues from transactions by the operating segments of the Bank	(126,125)	(26,185)	2,329	(63,484)	(52,414)	3,756	76,409	265,058	(79,344)	-
Fees and commissions income(1)	4,428,833	384,480	451,408	168,250	379,248	51,449	116,118	42,403	46,199	6,068,388
Fees and commissions expenses	(2,305,235)	(199,501)	(217,122)	(72,783)	(5,161)	(63)	(8,299)	(8,538)	(5,104)	(2,821,806)
Total fees and commissions, net	2,123,598	184,979	234,286	95,467	374,087	51,386	107,819	33,865	41,095	3,246,582
Other operating income (expenses)	820,340	28,980	49,463	94,729	8,881	(465)	1,454	12,690	1,517,518	2,533,590
Dividends and net income on equity investments(2)	74,231	3,378	2,822	2,153	29,563	54,323	3,679	25	211,521	381,695
Total operating income, net	12,802,459	1,151,638	1,258,866	637,939	359,342	109,686	242,231	471,799	1,696,755	18,730,715
Operating expenses(3)	(7,017,090)	(637,714)	(615,719)	(492,411)	(129,960)	(43,339)	(156,563)	(81,092)	(808,745)	(9,982,633)
Impairment, depreciation and amortization	(581,608)	(77,147)	(62,933)	(41,357)	(2,622)	(71)	(2,266)	(1,929)	(31,390)	(801,323)
Total operating expenses	(7,598,698)	(714,861)	(678,652)	(533,768)	(132,582)	(43,410)	(158,829)	(83,021)	(840,135)	(10,783,956)
Profit before income tax	5,203,761	436,777	580,214	104,171	226,760	66,276	83,402	388,778	856,620	7,946,759
(1)For further information about income from contracts with customers, see Note 16.3. Commissions.
(2)For further information see Note 16.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	For the three-month period from July 1 to September 30, 2025
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,599,314	649,056	534,639	506,496	33	866	19,193	248,805	58,240	8,616,642
Interest income on loans and financial leases	6,083,086	525,336	468,670	459,323	33	866	1,095	214,724	60,900	7,814,033
Debt investments	670,093	99,599	65,780	48,731	-	-	13,501	22,776	517	920,997
Derivatives, net	(132,712)	(366)	-	-	-	-	62	-	(3,177)	(136,193)
Liquidity operations, net	(21,153)	24,487	189	(1,558)	-	-	4,535	11,305	-	17,805
Interest expenses	(2,475,203)	(306,305)	(101,549)	(230,195)	(42)	-	(28)	(155,761)	(44,830)	(3,313,913)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	4,124,111	342,751	433,090	276,301	(9)	866	19,165	93,044	13,410	5,302,729
Credit impairment charges, net	(572,427)	4,202	(110,200)	(97,909)	340	(397)	93	(42,903)	(9,720)	(828,921)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,551,684	346,953	322,890	178,392	331	469	19,258	50,141	3,690	4,473,808
(Expenses) Revenues from transactions by the operating segments of the Bank	(39,191)	(10,626)	(534)	(18,446)	(17,824)	932	26,450	82,104	(22,865)	-
Fees and commissions income(1)	1,524,556	130,453	154,134	61,766	130,597	33,934	41,265	13,258	17,240	2,107,203
Fees and commissions expenses	(792,212)	(64,375)	(76,372)	(28,587)	(1,220)	(24)	(2,928)	(2,900)	(1,651)	(970,269)
Total fees and commissions, net	732,344	66,078	77,762	33,179	129,377	33,910	38,337	10,358	15,589	1,136,934
Other operating income (expenses)	278,347	6,865	14,332	16,333	3,095	(81)	646	5,652	541,110	866,299
Dividends and net income on equity investments(2)	21,773	1,793	218	(17)	14,781	23,171	2,470	160	58,670	123,019
Total operating income, net	4,544,957	411,063	414,668	209,441	129,760	58,401	87,161	148,415	596,194	6,600,060
Operating expenses(3)	(2,383,250)	(200,623)	(205,939)	(164,210)	(42,759)	(14,744)	(52,908)	(27,311)	(242,718)	(3,334,462)
Impairment, depreciation and amortization	(195,184)	(25,488)	(20,290)	(12,336)	(925)	(24)	(745)	(556)	(10,974)	(266,522)
Total operating expenses	(2,578,434)	(226,111)	(226,229)	(176,546)	(43,684)	(14,768)	(53,653)	(27,867)	(253,692)	(3,600,984)
Profit before income tax	1,966,523	184,952	188,439	32,895	86,076	43,633	33,508	120,548	342,502	2,999,076
(1)For further information about income from contracts with customers, see Note 16.3. Commissions.
(2)For further information see Note 16.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	For the nine-month period ending September 30, 2024
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	20,989,547	2,000,418	1,344,875	1,406,884	49	4	35,436	910,493	208,281	26,895,987
Interest income on loans and financial leases	19,634,832	1,688,803	1,181,760	1,302,259	49	-	4,221	729,249	210,252	24,751,425
Debt investments	1,255,955	240,134	161,802	103,049	-	4	26,412	92,678	13	1,880,047
Derivatives, net	(94,145)	2,121	757	-	-	-	(1,753)	-	(1,984)	(95,004)
Liquidity operations, net	192,905	69,360	556	1,576	-	-	6,556	88,566	-	359,519
Interest expenses	(8,901,092)	(973,141)	(320,313)	(575,027)	(133)	-	(126)	(511,830)	(116,821)	(11,398,483)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	12,088,455	1,027,277	1,024,562	831,857	(84)	4	35,310	398,663	91,460	15,497,504
Credit impairment charges, net	(3,597,869)	(334,165)	(184,467)	(265,362)	(946)	(315)	(25)	(77,342)	(62,108)	(4,522,599)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	8,490,586	693,112	840,095	566,495	(1,030)	(311)	35,285	321,321	29,352	10,974,905
(Expenses) Revenues from transactions by the operating segments of the Bank	(113,771)	(28,322)	(17,304)	(60,811)	(41,911)	6,082	62,026	304,094	(110,083)	-
Fees and commissions income(1)	4,117,878	415,298	366,359	156,059	328,332	59,109	97,038	38,136	24,508	5,602,717
Fees and commissions expenses	(2,075,431)	(194,592)	(159,988)	(60,219)	(2,716)	(87)	(6,795)	(7,394)	(2,287)	(2,509,509)
Total fees and commissions, net	2,042,447	220,706	206,371	95,840	325,616	59,022	90,243	30,742	22,221	3,093,208
Other operating income	584,652	36,359	31,688	66,802	8,125	1,071	2,780	8,293	1,392,956	2,132,726
Dividends and net income on equity investments(2)	(164,588)	9,409	3,239	1,519	36,558	(114,503)	1,799	15	177,785	(48,767)
Total operating income, net	10,839,326	931,264	1,064,089	669,845	327,358	(48,639)	192,133	664,465	1,512,231	16,152,072
Operating expenses(3)	(6,264,391)	(608,148)	(544,463)	(450,666)	(116,800)	(36,688)	(138,421)	(65,563)	(807,981)	(9,033,121)
Impairment, depreciation and amortization	(576,686)	(82,183)	(66,346)	(37,352)	(2,152)	(67)	(2,062)	(1,536)	(35,922)	(804,306)
Total operating expenses	(6,841,077)	(690,331)	(610,809)	(488,018)	(118,952)	(36,755)	(140,483)	(67,099)	(843,903)	(9,837,427)
Profit before income tax	3,998,249	240,933	453,280	181,827	208,406	(85,394)	51,650	597,366	668,328	6,314,645
(1)For further information about income from contracts with customers, see Note 16.3. Commissions.
(2)For further information see Note 16.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

	For the three-month period from July 1 to September 30, 2024
	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment banking	Brokerage	International Banking	All other segments	Total segments
In millions of COP
Total interest and valuation on financial instruments	6,807,942	696,456	475,115	495,135	4	2	17,412	294,806	68,246	8,855,118
Interest income on loans and financial leases	6,277,689	578,660	417,578	452,596	4	-	1,223	247,461	68,231	8,043,442
Debt investments	563,198	96,500	57,282	43,423	-	2	13,088	25,529	13	799,035
Derivatives, net	(83,858)	809	11	-	-	-	306	-	2	(82,730)
Liquidity operations, net	50,913	20,487	244	(884)	-	-	2,795	21,816	-	95,371
Interest expenses	(2,828,147)	(342,200)	(111,122)	(203,896)	(48)	-	(40)	(181,538)	(35,527)	(3,702,518)
Net interest margin and valuation on financial instruments before impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	3,979,795	354,256	363,993	291,239	(44)	2	17,372	113,268	32,719	5,152,600
Credit impairment charges, net	(1,220,453)	(139,759)	(54,068)	(75,957)	(264)	(355)	(21)	(71,614)	(26,345)	(1,588,836)
Net interest margin and valuation on financial instruments after impairment on loans and financial leases, off balance sheet credit instruments and other financial instruments	2,759,342	214,497	309,925	215,282	(308)	(353)	17,351	41,654	6,374	3,563,764
(Expenses) Revenues from transactions by the operating segments of the Bank	(48,872)	(8,021)	(2,588)	(25,300)	(14,750)	489	21,273	114,847	(37,078)	-
Fees and commissions income(1)	1,386,847	140,207	132,227	56,780	113,887	18,485	32,802	12,370	9,174	1,902,779
Fees and commissions expenses	(708,206)	(71,999)	(56,970)	(21,432)	(894)	(4)	(2,151)	(1,968)	(811)	(864,435)
Total fees and commissions, net	678,641	68,208	75,257	35,348	112,993	18,481	30,651	10,402	8,363	1,038,344
Other operating income	281,100	11,058	7,986	13,732	2,998	146	793	2,771	441,729	762,313
Dividends and net income on equity investments(2)	158	2,648	(1,161)	22	22,063	12,905	(1,297)	1	56,662	92,001
Total operating income, net	3,670,369	288,390	389,419	239,084	122,996	31,668	68,771	169,675	476,050	5,456,422
Operating expenses(3)	(2,117,109)	(213,043)	(193,297)	(162,438)	(41,256)	(12,971)	(46,224)	(22,949)	(266,896)	(3,076,183)
Impairment, depreciation and amortization	(188,031)	(28,884)	(27,312)	(12,816)	(765)	(21)	(673)	(468)	(11,592)	(270,562)
Total operating expenses	(2,305,140)	(241,927)	(220,609)	(175,254)	(42,021)	(12,992)	(46,897)	(23,417)	(278,488)	(3,346,745)
Profit before income tax	1,365,229	46,463	168,810	63,830	80,975	18,676	21,874	146,258	197,562	2,109,677
(1)For further information about income from contracts with customers, see Note 16.3. Commissions.
(2)For further information see Note 16.5. Dividends and net income on equity investments.
(3)Includes salaries and employee benefits, other administration and general expenses and taxes other than income tax.

NOTE 4. CASH AND CASH EQUIVALENTS
For purposes of the Condensed Consolidated Interim Statement of cash flow and the Condensed Consolidated Interim Statement of Financial Position, the following assets are considered as cash and cash equivalents:

	September 30, 2025	December 31, 2024
In millions of COP
Cash and balances at central bank
Cash	8,847,484	9,439,363
Due from central banks(1)	7,690,032	7,504,135
Due from other private financial entities	7,360,587	7,778,937
Checks on hold	157,267	132,929
Remittances of domestic negotiated checks in transit	19,341	26,172
Total cash and due from banks	24,074,711	24,881,536
Money market transactions
Interbank borrowings(2)	4,008,403	2,239,615
Reverse repurchase agreements and other similar secured loans(3)	2,413,088	5,722,948
Total money market transactions	6,421,491	7,962,563
Total cash and cash equivalents	30,496,202	32,844,099
(1)According to External Resolution No. 3 of 2024 of Banco de la República de Colombia, which amends External Resolution No. 5 of 2008, Bancolombia S.A. must maintain, the equivalent of 7% of the deposits mentioned in Article 1, paragraph (a), and the equivalent of 2.5% of its customer’s deposits with a maturity of less than 18 months (paragraph b), as ordinary reserve, represented in deposits at the Central Bank or as cash in hand. In addition, according to Resolution Number 177 of 2002 issued by the Guatemala Monetary Board, Grupo Agromercantil Holding through its subsidiary Banco Agromercantil de Guatemala must maintain the equivalent of 14.60% of its customer’s deposits daily balances as a legal banking reserve, represented in unrestricted deposits at the Bank of Guatemala. Additionally, circular SBP-DR-CIRCULAR-2024-0036 dated July 02, 2024, communicates the decision of the Superintendency of Banks of Panama to maintain the percentage established in the General

Resolution of the Board of Directors SBP-GJD-0003-2014 dated January 28, 2014, which sets at 30.00% the minimum legal liquidity rate that Panamanian banks must maintain. Finally, in accordance with temporary rule NPBT-14, which is effective from July 30, 2025, to January 13, 2026, Banco Agrícola must maintain an equivalent average daily amount of its deposits and debt instruments in issue as a liquidity reserve between 1.00% and 16.00% represented in unrestricted deposits or debt instruments in issue by El Salvador Central Bank. Once the complete term established, the bank continues with the Technical Norm (NRP-28), issued by the Central Bank, where the Bank must maintain an equivalent amount between 1.00% and 18.00%, which has been in effect since June 23, 2021.

(2)The increase is mainly presented in Bancolombia Panama S.A and Bancolombia S.A.

(3)The variation is mainly generated by the decrease in Reverse repurchase agreements and other similar secured loans in simultaneous operations with the Cámara de Riesgo Central de Contraparte in Colombia.

As of September 30, 2025 and December 31, 2024, there is restricted cash amounting to COP 653,084 and COP 530,924, respectively, included in other assets on the Condensed Consolidated Interim Statement of Financial Position, which represents margin deposits pledged as collateral for derivative contracts traded through Colombian clearing houses.

NOTE 5. FINANCIAL ASSETS INVESTMENTS AND DERIVATIVES
5.1   Financial assets investments
The Group’s securities portfolios at fair value through profit or loss, other comprehensive income and at amortized cost are listed below, as of September 30, 2025 and December 31, 2024:
As of September 30, 2025

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government(1)	13,103,430	2,608,441	142,527	15,854,398
Securities issued by foreign governments	10,559,200	1,160,006	515,540	12,234,746
Corporate bonds	124,168	949,290	3,616,283	4,689,741
Securities issued by government entities	121,507	-	3,964,144	4,085,651
Securities issued by other financial institutions(2)(3)	1,010,192	90,281	288,779	1,389,252
Total debt instruments	24,918,497	4,808,018	8,527,273	38,253,788
Total equity securities	976,266	445,411	-	1,421,677
Total other instruments financial(4)	29,250	-	-	29,250
Total financial assets investments	25,924,013	5,253,429	8,527,273	39,704,715
(1)The increase in investments in financial assets measured at fair value through profit or loss is mainly due to the acquisition of Colombian treasury instruments (TES) by Bancolombia S.A.
(2)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 104,482. For further information on TIPS’ fair value measurement see Note 21. Fair value of assets and liabilities.
(3)At September 30, 2025, the Group has recognized in the Condensed Consolidated Interim Statement of Comprehensive Income COP 50,267 related to debt instruments at fair value through OCI.
(4)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Cibest Panamá Assets, S.A., Banagrícola S.A., Inversiones CFNS S.A.S. and Bancolombia S.A.

As of December 31, 2024

Financial assets investments	Measurement methodology			Total carrying value, net
	Fair value through profit or loss	Fair value through other comprehensive income, net	Amortized cost, net
In millions of COP
Securities issued by the Colombian Government	11,644,181	2,683,925	159,323	14,487,429
Securities issued by foreign governments	10,283,450	1,484,546	651,494	12,419,490
Corporate bonds	257,326	639,108	3,612,049	4,508,483
Securities issued by government entities	118,760	-	3,380,491	3,499,251
Securities issued by other financial institutions(1)(2)	731,564	276,837	601,521	1,609,922
Total debt instruments	23,035,281	5,084,416	8,404,878	36,524,575
Total equity securities	537,213	474,097	-	1,011,310
Total other instruments financial(3)	34,385	-	-	34,385
Total financial assets investments	23,606,879	5,558,513	8,404,878	37,570,270
(1)Includes mortgage-backed securities (TIPS) measured at fair value through profit or loss amounting to COP 142,945. For further information on TIPS’ fair value measurement see Note 21. Fair value of assets and liabilities.
(2)At December 31, 2024, the Group has recognized in the Consolidated Statement of Comprehensive Income COP 23,236 related to debt instruments at fair value through OCI.
(3)Corresponds to convertible notes or agreements for the future purchase of shares, Simple Agreement for Future Equity “SAFE”, by Inversiones CFNS S.A.S., Sistema de Inversiones y Negocios, S.A. and Banagrícola S.A.
The following table shows the breakdown of the changes in the gross carrying amount of the debt securities at fair value through other comprehensive income and amortized cost, in order to explain their significance to the changes in the loss allowance for the same portfolio as discussed above:
As of September 30, 2025

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2025	12,998,652	454,065	36,577	13,489,294
Transfer from stage 1 to stage 2(1)	(142,528)	142,528	-	-
Sales and maturities(2)	(5,945,278)	-	-	(5,945,278)
Purchases and renewals(3)	3,891,018	2,490,647	-	6,381,665
Valuation and payments	(74,937)	71,522	(15,664)	(19,079)
Foreign Exchange	(518,743)	(49,320)	(3,248)	(571,311)
Gross carrying amount as at 30 September 2025	10,208,184	3,109,442	17,665	13,335,291
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)The lowest value is mainly found in the sale of securities issued by foreign governments by Banistmo S.A. and securities issued by government entities by Bancolombia S.A.
(3)The decrease corresponds mainly to purchase of securities issued by government entities by Bancolombia S.A., securities issued by foreign governments by Banistmo S.A. and Bancolombia Panama S.A., and corporate bonds by Bancolombia S.A. and Bancolombia Panama S.A.

As of December 31, 2024

Debt instruments portfolio measure at fair value through OCI and amortized cost	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Gross carrying amount as at 1 January 2024	12,760,342	205,133	30,784	12,996,259
Transfer from stage 1 to stage 2(1)	(294,440)	294,440	-	-
Transfer from stage 2 to stage 1(2)	12,678	(12,678)	-	-
Sales and maturities	(7,928,390)	(171,505)	-	(8,099,895)
Purchases and renewals	7,975,932	129,455	-	8,105,387
Valuation and payments	(125,564)	3,806	984	(120,774)
Foreign Exchange	598,094	5,414	4,809	608,317
Gross carrying amount as at 31 December 2024	12,998,652	454,065	36,577	13,489,294
(1)Stage transfer in corporate bonds by Banistmo S.A., Bancolombia Puerto Rico Internacional Inc and Bancolombia Panamá S.A.
(2)Stage transfer in corporate bonds by Banagrícola S.A.
The following table shows the impairment detail for the debt instruments portfolio using the expected credit losses model:
As of September 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Securities at amortized cost, net	8,020,627	488,981	17,665	8,527,273
Carrying amount	8,033,185	494,022	50,463	8,577,670
Loss allowance	(12,558)	(5,041)	(32,798)	(50,397)
Securities at fair value through other comprehensive income(1)	2,187,557	2,620,461	-	4,808,018
Total debt instruments portfolio measure at fair value through OCI and amortized cost	10,208,184	3,109,442	17,665	13,335,291
(1)Loss allowance of investments at fair value through OCI corresponds to COP 7,282 classified in stage 1 to COP 3,177 and in stage 2 to COP 4,105; the loss allowance increase in relation to 2024 from COP 769 is due to the acquisition of instruments from COP 4,313, compensated by a decrease from COP (1,504) is due to sales and maturities, and from COP (1,769) in net provisions recognized during the period and foreign exchange from COP (271).
As of December 31, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Securities at amortized cost, net	7,975,158	393,143	36,577	8,404,878
Carrying amount	8,008,567	401,263	53,985	8,463,815
Loss allowance	(33,409)	(8,120)	(17,408)	(58,937)
Securities at fair value through other comprehensive income(1)	5,023,494	60,922	-	5,084,416
Total debt instruments portfolio measure at fair value through OCI and amortized cost	12,998,652	454,065	36,577	13,489,294

(1) Loss allowance of investments at fair value through OCI corresponds to COP 6,513 classified mainly in stage 1 to COP 5,734.
The following table sets forth the changes in the allowance for debt instruments measured at amortized cost:
As of September 30, 2025

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2025	33,409	8,120	17,408	58,937
Transfer from stage 1 to stage 2(1)	(1,605)	1,605	-	-
Sales and maturities(2)	(5,462)	-	-	(5,462)
Purchases and renewals(3)	6,975	-	-	6,975
Net provisions recognized during the period	(18,988)	(3,989)	18,215	(4,762)
Foreign Exchange(4)	(1,771)	(695)	(2,825)	(5,291)
Loss allowance of September 30, 2025	12,558	5,041	32,798	50,397
(1)Stage transfer in Colombian treasury instruments (TES) by Bancolombia Panamá S.A. and Bancolombia Puerto Rico Internacional Inc.
(2)The decrease compared to 2024 corresponds mainly to provisions for securities issued by foreign governments by Banagrícola S.A.
(3)Impairment is mainly in securities issued by government entities by Bancolombia S.A.
(4)The decrease is due to the variation in the market representative rate during the year 2025.
As of September 30, 2024

Concept	Stage 1	Stage 2	Stage 3	Total
In millions of COP
Loss allowance of January 1, 2024	29,939	11,913	13,951	55,803
Transfer from stage 2 to stage 1(1)	346	(346)	-	-
Sales and maturities	(5,131)	(5,895)	-	(11,026)
Purchases and renewals(2)	6,408	-	-	6,408
Net provisions recognized during the period	(3,052)	(3,693)	630	(6,115)
Foreign Exchange	1,856	378	1,333	3,567
Loss allowance of September 30, 2024	30,366	2,357	15,914	48,637
(1)Stage transfer in corporate bonds by Banagrícola S.A.
(2)Impairment is mainly in securities issued by government entities and corporate bonds by Bancolombia S.A. and Banistmo S.A.

The Group has recognized in the condensed consolidated interim statement of comprehensive income related to equity securities and trust funds at fair value through OCI as of September 30, 2025, and 2024, COP 9,578 and COP 7,294, respectively. See condensed consolidated interim statement of comprehensive income.

Equity securities that are measured at fair value through OCI are considered strategic for the Group and, thus, there is no intention to sell them in the foreseeable future and that is the main reason for using this presentation alternative.

The following table details the equity instruments designated at fair value through OCI analyzed by listing status:

Equity securities	Carrying amount
	September 30, 2025	December 31, 2024
In millions of COP
Securities at fair value through OCI:
Equity securities listed in Colombia	2	2
Equity securities listed in foreign countries	71,082	76,795
Equity securities unlisted:
Telered S.A.	132,871	160,761
Asociación Gremial de Instituciones Financieras Credibanco S.A.	108,599	109,011
Transacciones y Transferencias, S. A.	37,498	55,401
Compañía de Procesamiento de Medios de Pago Guatemala (Bahamas), S. A.	36,629	18,913
Cámara de Riesgo Central de Contraparte de Colombia S.A.	19,327	17,385
Pexton Holdings Limited	9,312	-
Suncolombia SAS	5,885	-
Derecho Fiduciario Inmobiliaria Cadenalco	4,252	4,212
Others	19,954	31,617
Total equity securities at fair value through OCI	445,411	474,097
As of September 30, 2025 and 2024 impairment loss was recognized on equity securities for COP 538 and COP 0, respectively. Dividends received from equity investments at fair value through OCI held as of September 30, 2025 and 2024 amounted to COP 10,862 and COP 14,369, respectively. See Note 16.5. Dividends and net income on equity investments.
5.2   Derivative financial instruments
The Group’s derivative activities do not give rise to significant open positions in portfolios of derivatives. The Group enters into derivative transactions to facilitate customer business, for hedging purposes and arbitrage activities, such as forwards, options or swaps where the underlying are exchange rates, interest rates and securities.
A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial futures and forward settlement contracts are agreements to buy or sell a quantity of a financial instrument (including another derivative financial instrument), index, currency or commodity at a predetermined rate or price during a period or at a date in the future. Futures and option contracts are standardized agreements for future delivery, traded on exchanges that typically act as a platform.
For further information related to the objectives, policies and processes for managing the Group’s risk, please see Risk Management.

The following table sets forth the carrying values of the Group’s derivatives by type of risk as of September 30, 2025 and December 31, 2024:

Derivatives	September 30, 2025	December 31, 2024
In millions of COP
Forwards
Assets
Foreign exchange contracts	2,784,434	1,084,830
Equity contracts	4,222	51,645
Subtotal assets	2,788,656	1,136,475
Liabilities
Foreign exchange contracts	3,072,031	972,295
Equity contracts	17,002	1,367
Subtotal liabilities	3,089,033	973,662
Total forwards(1)	(300,377)	162,813
Swaps
Assets
Foreign exchange contracts	955,212	1,463,256
Interest rate contracts	185,069	236,033
Subtotal assets	1,140,281	1,699,289
Liabilities
Foreign exchange contracts	1,283,027	1,332,431
Interest rate contracts	214,626	291,068
Subtotal liabilities	1,497,653	1,623,499
Total swaps(2)	(357,372)	75,790
Options
Assets
Foreign exchange contracts	113,188	102,378
Subtotal assets	113,188	102,378
Liabilities
Foreign exchange contracts	173,816	82,482
Subtotal liabilities	173,816	82,482
Total options	(60,628)	19,896
Derivative assets	4,042,125	2,938,142
Derivative liabilities	4,760,502	2,679,643
(1)(1) As of September 30, 2025, there is a variation in the forward assets and liabilities with respect to those outstanding in December 2024. Of the total of 14,404 transactions, 10,078 transactions have matured as of September 2025, generating positive results for the Bank. Additionally, in September, it was evident that of the 19,575 outstanding foreign currency forward transactions, 60% of these remained in active positions, generating valuation income for the company, while the remaining 40% remained in passive positions. This is due to price curves, nodes, and exchange rate fluctuations.
(2)As of September 30, 2025, there is a variation due to the valuation of CVA (Credit Valuation Adjustment) and DVA (Debt Valuation Adjustment) in the portfolio of current operations. Likewise, the variation in the representative market rate and compliance with swap flows are highlighted to explain the fluctuation.

NOTE 6. LOANS AND ADVANCES TO CUSTOMERS, NET
Loans and financial leasing operating portfolio
The following is the composition of the loans and financial leasing operations portfolio, net as of September 30, 2025 and December 31, 2024:

Composition	September 30, 2025	December 31, 2024
In millions of COP
Commercial	151,191,414	153,252,811
Consumer	56,166,566	55,815,683
Mortgage	42,940,217	41,741,601
Financial Leases	27,788,342	27,291,604
Small Business Loans	1,886,084	1,352,209
Total gross loans and advances to customers	279,972,623	279,453,908
Total allowance	(14,370,189)	(16,179,738)
Total Net loans and advances to customers	265,602,434	263,274,170

Allowance for loans losses
The following table sets forth the changes in the allowance for loans and advances and lease losses as of September 30, 2025 and 2024:
As of September 30, 2025

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2025	7,259,230	6,497,777	1,235,177	1,088,272	99,282	16,179,738
Loan sales(1)	(298,786)	-	-	-	-	(298,786)
Recovery of charged - off loans(2)	126,550	427,386	23,063	68,868	1,516	647,383
Credit impairment charges on loans, advances and financial leases, net(3)	496,010	2,432,838	(7,024)	43,921	83,995	3,049,740
Adjusted stage 3(4)	208,108	339,693	37,527	49,031	4,570	638,929
Charges-off(2)	(1,106,870)	(3,929,703)	(125,419)	(188,422)	(48,013)	(5,398,427)
Translation adjustment(5)	(190,632)	(211,088)	(38,749)	(4,646)	(3,273)	(448,388)
Balance at September 30, 2025	6,493,610	5,556,903	1,124,575	1,057,024	138,077	14,370,189
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)This amount results from collections of previously charged off loans.

(3)The loss allowance for the accumulated year 2025 decreased by 32% compared to the same period of the previous year. This reduction is attributed to the improved performance of all portfolios.
(4)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(5)The variation is due to the increase in the market representative rate from COP 4,409.15 in December 2024 to COP 3,923.55 in September 2025.

.
As of September 30, 2024

Concept	Commercial	Consumer	Mortgage	Financial Leases	Small business loans	Total
In millions of COP
Balance at January 1, 2024	6,290,266	7,717,038	1,023,206	1,024,575	168,018	16,223,103
Loan sales(1)	(156,923)	-	-	-	-	(156,923)
Recovery of charged - off loans(2)	61,172	439,386	34,333	60,194	4,236	599,321
Credit impairment charges on loans, advances and financial leases, net(3)	1,062,984	3,092,367	170,506	149,358	9,980	4,485,195
Adjusted stage 3(4)	247,596	443,703	29,164	53,597	7,265	781,325
Charges-off(2)	(681,883)	(4,740,554)	(103,818)	(166,414)	(75,831)	(5,768,500)
Translation adjustment(5)	144,884	172,400	29,942	5,355	2,165	354,746
Balance at September 30, 2024	6,968,096	7,124,340	1,183,333	1,126,665	115,833	16,518,267
(1)Corresponds to the release of loan allowances related to portfolio sales.
(2)This amount results from collections of previously charged off loans.
(3)The loss allowance for the first nine months of 2024 decreased by 21% compared to the same period of the previous year. This reduction is primarily due to a decrease in the expenditure for the provision of credit losses on the consumer portfolio. This is a result of the lending and collection actions that the Bank initiated in 2023, which have had positive effects in 2024. Additionally, the reduction in the provision for credit losses due to macroeconomic variables, generated by the decrease in the interest rate in Colombia, is noteworthy.
(4)Recognized as a reduction to Interest Income on loans and financial leases in Condensed Consolidated Interim Statement of Income, in accordance with IFRS 9.
(5)The variation is due to the decrease in the market representative rate from COP 3,822.05 in December 2023 to COP 4,178.30 in September 2024.

The following table presents information about the nature and effects of changes in the contractual cash flows of the loan portfolio that did not result in derecognition and the effect of these changes on the measurement of expected credit losses.

Changes in the contractual cash flows of the loan portfolio that did not result in derecognition
In millions of COP
	September 30, 2025	December 31, 2024
Loan portfolio modified during the period
Amortized cost before modification	5,127,172	7,563,621
Net gain or loss on changes	(138,684)	(560,552)
Loan portfolio modified since initial recognition
Gross carrying value of the previously modified loan portfolio for which the allowance for losses has been changed from the asset's life to the expected credit losses for 12 months.	382,939	325,028
Impact of movements in the value of the portfolio and loss allowance by Stage
Variation September 2025 vs December 2024
Stage 1 (12-month expected credit losses)
Exposure in Stage 1 increased by COP 2,495,753, while the loss allowance decreased by COP 329,662. The growth in portfolio exposure at this stage is mainly driven by a stronger disbursement dynamic throughout 2025. The reduction in the loss allowance reflects placements in better credit risks, which require lower provisioning levels.

Stage 2 (Lifetime expected credit losses)
Exposure in Stage 2 increased by COP 665,346, and the loss allowance rose by COP 247,443. The variation in both the exposure and the provision is primarily due to the deterioration of specific commercial loan clients.

Stage 3 (Lifetime expected credit losses)
Exposure in Stage 3 decreased by COP 2,642,384, and the loss allowance declined by COP 1,727,330. This reduction in exposure and provisioning is mainly attributable to improved performance across all portfolios.

Variation December 2024 vs December 2023
The following explains the significant changes in the loans and the allowance for loan losses by category during the periods ended on December 31, 2024 and 2023 as a result of applying the expected credit loss model according to IFRS 9:
Stage 1 (12-month expected credit losses)
The exposure in Stage 1 increased by COP 22,899,408 and the loss allowance decreased by COP (1,520,924). The increase in the portfolio in this Stage is mainly due to the dynamics of disbursements in the corporate portfolio and the restatement of dollar loans into Colombian Pesos due to the increase in the exchange rate. The decrease in the loss allowance is due to a higher portfolio participation in lower-risk categories and the macroeconomic impact on the PD (probability of default) models, which have a more favorable economic outlook, where a downward trend in interest rates in Colombia is observed, which positively affects the portfolios of individuals.

Stage 2 (Lifetime expected credit losses)
The exposure in Stage 2 increased by COP 627,630 and the loss allowance increased by COP 137,359. The increase in exposure is mainly due to clients in the corporate portfolio classified as medium risk, through monitoring by the Special Client Management Committee, and a higher number of restructurings compared to the previous year. The increase in the provision is consistent with the arrival of these clients.

Stage 3 (Lifetime expected credit losses)
The exposure in Stage 3 increased by COP 1,975,223, and the loss allowance increased by COP 1,340,200. This variation in exposure and provisions is primarily due to the deterioration of clients in the legal entity portfolio, which includes both corporate clients and SMEs. Significant defaults were particularly observed in the pharmaceutical, commerce, manufacturing, and construction sectors.
As of September 30, 2025

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	137,317,012	5,274,862	8,599,540	151,191,414
Consumer	47,876,173	5,226,327	3,064,066	56,166,566
Mortgage	38,189,242	2,920,073	1,830,902	42,940,217
Financial Leases	22,894,300	3,629,374	1,264,668	27,788,342
Small Business Loans	1,491,323	285,001	109,760	1,886,084
Total gross loans and advances to customers	247,768,050	17,335,637	14,868,936	279,972,623
Total allowance	(1,845,317)	(2,921,204)	(9,603,668)	(14,370,189)
Total Net loans and advances to customers	245,922,733	14,414,433	5,265,268	265,602,434
As of December 31, 2024

Maximum exposure to credit risk
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Commercial	137,761,467	5,545,788	9,945,556	153,252,811
Consumer	46,697,013	5,118,607	4,000,063	55,815,683
Mortgage	37,076,580	2,701,930	1,963,091	41,741,601
Financial Leases	22,561,434	3,212,710	1,517,460	27,291,604
Small Business Loans	1,175,803	91,256	85,150	1,352,209
Total gross loans and advances to customers	245,272,297	16,670,291	17,511,320	279,453,908
Total allowance	(2,174,979)	(2,673,761)	(11,330,998)	(16,179,738)
Total Net loans and advances to customers	243,097,318	13,996,530	6,180,322	263,274,170

NOTE 7. ASSETS HELD FOR SALE AND INVENTORIES, NET
The breakdown of inventories and assets held for sale, net of the Group is as follows:

Assets held for sale and inventories	September 30, 2025	December 31, 2024
In millions of COP
Inventories, net	713,326	932,657
Assets held for sale, net	119,041	173,742
Total assets held for sale and inventories, net	832,367	1,106,399
7.1. Inventories, net
Due to the nature of the financial services provided by some subsidiaries of the Group, assets provided through operating or financial leases to third parties that do not exercise the purchase option or that do not have a purchase option, are recorded as inventories once the agreement expires, considering that in the course of the ordinary activities performed by such subsidiaries, those assets are routinely sold.
In addition, the Group companies have a business unit that develops real estate, which are sold in the ordinary course of business and are classified as inventories.

The Group’s inventories at September 30, 2025 and December 31, 2024, are summarized as follows:

Inventories	September 30, 2025	December 31, 2024
In millions of COP
Lands and buildings(1)	498,187	576,556
Vehicles(2)	198,888	365,173
Machinery and others	46,108	32,166
Total inventory cost	743,183	973,895
Impairment	(29,857)	(41,238)
Total inventories, net	713,326	932,657
(1)The decrease corresponds mainly to Fondo Inmobiliario Colombia, associated with autonomous equity structures engaged in projects for the sale of real estate unit.
(2) The decrease corresponds to higher sales in the period.

Impairment is recognized based on market price fluctuation due to the fact that the fair value is determined by the offering price less cost to sell.
There are no inventories pledged as collateral for liabilities as of September 30, 2025 and December 31, 2024.
7.2. Assets held for sale
The assets recognized by the Group as assets held for sale correspond to machinery, equipment, motor vehicles and technology, among others that have been received as foreclosed assets.

These assets are subject to a current plan for their sale, which contains the details of the selling price allocation and the advertising and marketing plan. Furthermore, the plan specifies the conditions to proceed with the selling process.
The total balance of assets held for sale, by operating segment, are detailed below:
As of September 30, 2025

Assets held for sale	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Total
In millions of COP
Machinery and equipment	5,325	4,654	-	-	9,979
Cost	5,389	4,764	-	-	10,153
Impairment	(64)	(110)	-	-	(174)
Real estate for residential purposes	1,227	92,703	1,220	9,668	104,818
Cost	1,227	95,889	1,220	9,668	108,004
Impairment	-	(3,186)	-	-	(3,186)
Real estate different from residential properties	136	4,108	-	-	4,244
Cost	136	4,108	-	-	4,244
Total assets held for sale - cost	6,752	104,761	1,220	9,668	122,401
Total assets held for sale - impairment	(64)	(3,296)	-	-	(3,360)
Total assets held for sale(1)	6,688	101,465	1,220	9,668	119,041
(1)For September 30, 2025 there are no assets related to investments held for sale.

As of December 31, 2024

Assets held for sale	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Total
In millions of COP
Machinery and equipment	5,563	4,522	-	-	10,085
Cost	5,660	4,532	-	-	10,192
Impairment	(97)	(10)	-	-	(107)
Real estate for residential purposes	2,887	111,983	6,349	12,644	133,863
Cost	2,887	116,214	6,374	12,673	138,148
Impairment	-	(4,231)	(25)	(29)	(4,285)
Real estate different from residential properties	182	29,612	-	-	29,794
Cost	182	29,787	-	-	29,969
Impairment	-	(175)	-	-	(175)
Total assets held for sale - cost	8,729	150,533	6,374	12,673	178,309
Total assets held for sale - impairment	(97)	(4,416)	(25)	(29)	(4,567)
Total assets held for sale(1)	8,632	146,117	6,349	12,644	173,742
(1)For 2024 there are no assets related to investments held for sale.
Impairment losses are recognized for the difference between the carrying and recoverable amount of the asset.

NOTE 8. INCOME TAX
The income tax is recognized in each of the countries where the Bank has operations, in accordance with the tax regulations in force in each of the jurisdictions.
8.1 Components recognized in the Consolidated Statement of Income

The next table details the total income tax for the nine-month period ending September 30, 2025 and 2024, and for the three-month period from July 1 to September 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Current tax(1)
Fiscal term	(2,119,440)	(1,260,672)	(834,666)	(438,323)
Prior fiscal terms(2)	67,429	162,049	308	106
Total current tax	(2,052,011)	(1,098,623)	(834,358)	(438,217)
Deferred tax
Fiscal term	(35,299)	(481,699)	16,357	(141,183)
Prior fiscal terms(2)	(55,554)	(68,752)	(289)	—
Adjustments for consolidation purposes	(53,848)	679	(24,460)	(10,792)
Total deferred tax	(144,701)	(549,772)	(8,392)	(151,975)
Total income tax(3)	(2,196,712)	(1,648,395)	(842,750)	(590,192)
(1) The nominal income tax rate used in Colombia for the years 2025 and 2024 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
2) Mainly due to the effects of Sentence CE 26739 of January 25, 2024, in both Bancolombia S.A. and Renting Colombia S.A.S.; as well as for invoices received after the end of the year and industry and commerce tax paid prior to the filing of the income tax return.
(3) See table 8.3 Reconciliation of the effective tax rate.

8.2 Legal regulatory changes

In El Salvador, on March 14, 2024, Decree 969 was published in the Official Gazette with an amendment to article 4 of the Income Tax Law, which includes income obtained abroad among the income excluded from said tax.

8.3   Reconciliation of the effective tax rate
The reconciliation between total income tax expenses calculated at the current nominal tax rate and the tax expense recognized in the condensed consolidated interim statement of income for the nine-month period ended September 30, 2025 and 2024, and the three-month period from July 1 to September 30, 2025 and 2024, is detailed below:

	Accumulated		Quarterly
Reconciliation of the tax rate	2025	2024	2025	2024
In millions of COP
Accounting profit	7,946,759	6,314,645	2,999,076	2,109,677
Applicable tax with nominal rate(1)	(3,178,704)	(2,525,858)	(1,199,631)	(843,871)
Non-deductible expenses to determine taxable profit (loss)	(172,993)	(257,047)	(51,990)	(74,286)
Accounting and non-tax expense (income) to determine taxable profit (loss)	401,982	492,664	135,638	165,652
Differences in accounting bases(2)	6,254	251,948	(11,240)	1,087
Fiscal and non-accounting expense (income) to determine taxable profit (loss)	(252,892)	(468,021)	39,235	19,118
Ordinary activities income exempt from taxation	919,137	1,020,551	215,035	188,436
Ordinary activities income not constituting income or occasional tax gain	87,368	67,004	10,600	2,669
Tax deductions	165,427	173,691	56,930	40,322
Goodwill Depreciation	346	2,652	115	120
Tax depreciation surplus	157,502	163,971	54,590	55,076
Untaxed recoveries	(104,947)	(70,527)	(33,912)	(28,359)
Tax rate effect in other countries	(74,341)	(311,635)	43,367	(86,608)
Prior fiscal terms	11,875	93,297	19	106
Tax discounts	8,500	—	8,500	—
Other effects of the tax rate by reconciliation between accounting profit and tax expense (income)	(175,326)	(281,085)	(125,307)	(29,654)
Tax credits settlement	4,100	—	15,301	—
Total income tax	(2,196,712)	(1,648,395)	(842,750)	(590,192)
1) The nominal income tax rate used in Colombia for the years 2025 and 2024 is 35%. The Colombian financial institutions of the Group liquidated some additional points in the income tax of 5%.
(2) Difference between the technical accounting frameworks in force and the full International Financial Reporting Standards (IFRS).

8.4 Components recognized in Other Comprehensive Income (OCI)
See Condensed Consolidated Interim Statement of Comprehensive Income

September 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,346	(5,314)	10,032
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	7,773	1,805	9,578
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	48,340	1,927	50,267
Utility on net investment hedge in foreign operations	293,165	(112,321)	180,844
Exchange differences arising on translating the foreign operations.	(2,388,458)	—	(2,388,458)
Unrealized loss Cash flow hedge	(216)	87	(129)
Unrealized loss on investments in associates and joint ventures using equity method	(668)	(479)	(1,147)
Net	(2,024,718)	(114,295)	(2,139,013)

September 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	15,028	(5,293)	9,735
Unrealized gain Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	3,663	3,631	7,294
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	53,454	(4,881)	48,573
Loss on net investment hedge in foreign operations	(485,195)	190,709	(294,486)
Exchange differences arising on translating the foreign operations.	1,829,072	—	1,829,072
Unrealized loss on investments in associates and joint ventures using equity method	(9,432)	1,456	(7,976)
Net	1,406,590	185,622	1,592,212

Quarterly results

September 30, 2025
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	361	151	512
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(6,056)	532	(5,524)
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	48,004	(3,996)	44,008
Loss on net investment hedge in foreign operations	62,539	13,327	75,866
Exchange differences arising on translating the foreign operations.	(777,876)	—	(777,876)
Unrealized loss on investments in associates and joint ventures using equity method	(222)	120	(102)
Net	(673,250)	10,134	(663,116)

September 30, 2024
In millions of COP
	Amounts before taxes	Deferred tax	Net taxes
Remeasurement income related to defined benefit liability	—	93	93
Unrealized loss Investments in equity instruments measured at fair value through other comprehensive income (FVTOCI)	(9,439)	(1,763)	(11,202)
Unrealized gain Investments in debt instruments measured at fair value through other comprehensive income (FVTOCI)	68,427	(15,724)	52,703
Loss on net investment hedge in foreign operations	(33,195)	12,555	(20,640)
Exchange differences arising on translating the foreign operations.	160,003	—	160,003
Unrealized loss on investments in associates and joint ventures using equity method	(3,185)	566	(2,619)
Net	182,611	(4,273)	178,338

8.5       Deferred tax
In accordance with its financial projections, the companies from the Bank’s expects in the future to generate enough liquid income to offset the items recorded as deductible deferred tax. These estimates start from the financial projections that were prepared considering information from the Cibest Group's economic research records, the expected economic environment for the next five years. The main indicators on which the models are based are GDP growth, loans growth and interest rates. In addition to these elements, the long-term Group's strategy is taken into account.

The deferred tax asset and liability for each of the concepts that generated taxable or deductible temporary differences for the period ending September 30, 2025 are detailed below:

	December 31, 2024	Effect on Income Statement	Effect on OCI	Effect on Equity(1)	Foreign Exchange	Adjustments for consolidation purposes	September 30, 2025
In millions of COP
Asset Deferred Tax:
Property and equipment	2,668	(1,782)	—	—	(2,567)	9,178	7,497
Employee Benefits	282,601	7,855	(5,314)	—	(5,211)	—	279,931
Deterioration assessment	612,213	(73,702)	—	—	(66,292)	6,540	478,759
Investments evaluation	5,278	(286)	—	—	(37)	—	4,955
Derivatives Valuation	6,063	312,936	87	—	2	—	319,088
Tax credits settlement	4,978	(4,978)	—	—	—	—	—
Financial Obligations	197,660	(148,979)	—	—	2,308	(37,531)	13,458
Insurance operations	34,906	(21,359)	—	—	(3,844)	—	9,703
Bonuses(3)	362,786	(118,336)	(112,321)	—	2	—	132,131
Other deductions	290,284	(45,635)	—	—	(775)	—	243,874
implementation adjustment	401,830	42,560	—	—	(17,911)	—	426,479
Total Asset Deferred Tax (2)	2,201,267	(51,706)	(117,548)	—	(94,325)	(21,813)	1,915,875
Liability Deferred Tax:
Property and equipment	(114,638)	54,549	—	—	2,291	(160,632)	(218,430)
Employee Benefits	—	(50)	—	—	—	—	(50)
Deterioration assessment	(973,820)	66,353	—	—	—	132,164	(775,303)
Participatory titles evaluation	(377,994)	(59,150)	3,732	—	2,402	(2,491)	(433,501)
Derivatives evaluation	(82,375)	80,493	—	—	87	(791)	(2,586)
Lease restatement	(321,813)	(126,497)	—	—	1	—	(448,309)
Investments in associates. Adjustment for equity method	(24,805)	(1,507)	(479)	10	(2,409)	(285)	(29,475)
Financial Obligations	(556)	(72,465)	—	—	61	—	(72,960)
Goodwill	(1,574,360)	500	—	—	786	—	(1,573,074)
Insurance operations	(37,379)	22,087	—	—	4,118	—	(11,174)
Properties received in payment	(104,990)	(52,459)	—	—	1,431	—	(156,018)
Other deductions	(403,259)	48,999	—	—	7,197	—	(347,063)
implementation adjustment	(25)	—	—	—	(1)	—	(26)
Total Liability Deferred Tax (2)	(4,016,014)	(39,147)	3,253	10	15,964	(32,035)	(4,067,969)
Net Deferred Tax	(1,814,747)	(90,853)	(114,295)	10	(78,361)	(53,848)	(2,152,094)
(1) Effects of the spin-off of Grupo Cibest and Bancolombia.
(2) The values revealed in the Unaudited Condensed Consolidated Interim Statement of Financial Position correspond to the sum of the net deferred tax per company.
(3) The movement in OCI is due to investment hedging.

8.6    Amount of temporary differences in subsidiaries, branches, associates over which deferred tax was not recognized is
In accordance with IAS 12, no deferred tax credit was recorded, because management can control the future moment in which such differences are reversed and this is not expected to occur in the foreseeable future.

	September 30, 2025	December 31, 2024
In millions of COP
Temporary differences
Local Subsidiaries(1)	(26,290,395)	(373,971)
Foreign Subsidiaries	(18,154,619)	(20,176,494)
(1) Effect corresponding to the amount of temporary differences in subsidiaries on which no taxable deferred tax is recognized for the Cibest Group companies in accordance with the change in the corporate structure.
8.7       Dividends
8.7.1   Dividend Payment
If the parent company or any of its subsidiaries were to distribute dividends, they would be subject to the tax regulations of each of the countries in which they are decreed and distributed. In the case of Colombian companies, dividends will be subject to the application of Articles 48 and 49 of the Tax Statute and consequently will be subject to withholding at source at the established rates, in accordance with the tax characteristics of each shareholder.
8.7.2   Dividends received from Subsidiary Companies
Considering the historical tax status of the dividends received by the Bank from its affiliates and national subsidiaries, it is expected that in the future dividends will be received on the basis of non-income tax. They will not be subject to withholding tax, taking into account that the Bank, its affiliates and national subsidiaries belong to the same business group.
8.8      Tax contingent liabilities and assets
In the determination of the effective current and deferred taxes subject to review by the tax authority, the relevant regulations have been applied in accordance with the interpretations made by the Group.
In Colombia due to the complexity of the tax system, ongoing amendments to the tax regulations, accounting changes with implications on tax bases and in general the legal instability of the country, the tax authority may at any time have different criteria than that of the Cibest Group's. Consequently, a dispute or inspection by the tax authority on a tax treatment may affect the Cibest Group's accounting of assets or liabilities for deferred or current taxes, in accordance with the requirements of IAS 12. However, based on the criteria established in the interpretation of IFRIC 23, the Cibest Group's did not recognize uncertain tax positions in its financial statements.

NOTE 9. DEPOSITS BY CUSTOMERS
The detail of the deposits of Grupo Cibest Consolidated as of September 30, 2025 and December 31, 2024 is as follows:

Deposits	September 30, 2025	December 31, 2024
In millions of COP
Saving accounts(1)(2)	129,225,050	124,636,994
Time deposits	110,059,531	109,760,722
Checking accounts(3)	36,136,097	38,033,696
Other deposits(1)	5,838,977	6,627,989
Total deposits by customers	281,259,655	279,059,401
(1) As of September 30, 2025 and December 31, 2024 includes Nequi Deposits by COP 5,548,955 and COP 4,449,420, respectively.
(2) The increase is mainly in Bancolombia S.A. in Corporate and Small and Medium-Sized Enterprises (SMEs) segment.
(3) The decrease is mainly present in Bancolombia S.A. due to market behavior, affecting the Corporate and Small and Medium-Sized Enterprises (SMEs) segment.

NOTE 10. INTERBANK DEPOSITS AND REPURCHASE AGREEMENTS AND OTHER SIMILAR SECURED BORROWING
The following table sets forth information regarding the money market operations recognized as liabilities in Condensed Consolidated Interim Statement of Financial Position:

Interbank and repurchase agreements and other similar secured borrowing	September 30, 2025	December 31, 2024
In millions of COP
Interbank Deposits
Interbank liabilities(1)	882,390	716,493
Total interbank	882,390	716,493
Repurchase agreements and other similar secured borrowing
Temporary transfer of securities(2)	1,836,720	532,495
Repurchase agreements	901,459	372,004
Short selling operations	436,412	155,973
Total Repurchase agreements and other similar secured borrowing	3,174,591	1,060,472
Total money market transactions	4,056,981	1,776,965
(1)The increase is mainly due to Bancolombia S.A.
(2)Increase recorded in Bancolombia due to repos in simultaneous operations, as of December 2024 there were 14 operations and by September 2025 increased to 51 operations mainly with the Cámara de Riesgo Central de Contraparte in Colombia.

NOTE 11. BORROWINGS FROM OTHER FINANCIAL INSTITUTIONS
As of September 30, 2025 and December 31, 2024, the composition of the Group's borrowings from other financial institutions measured at amortized cost is the following:

Borrowings from other financial institutions	September 30, 2025	December 31, 2024
In millions of COP
Obligations granted by foreign banks(1)	6,476,259	10,619,033
Obligations granted by domestic banks	5,177,119	5,070,499
Total borrowings from other financial institutions	11,653,378	15,689,532
(1)The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by foreign banks
As of September 30, 2025

Financial entity	Rate Minimum	Rate Maximum	September 30, 2025
In millions of COP
Financing with Correspondent Banks and Multilateral Entities(1)	1.50%	7.50%	5,266,786
Banco Interamericano de Desarrollo (BID)	6.77%	9.30%	1,130,861
Banco Latinoamericano de Comercio Exterior (Bladex)	5.40%	5.42%	78,612
Total			6,476,259
(1)The variation is due to cancellation of obligations for advance payments and maturities.
As of December 31, 2024

Financial entity	Rate Minimum	Rate Maximum	December 31, 2024
In millions of COP
Financing with Correspondent Banks and Multilateral Entities	1.50%	8.99%	9,959,214
Banco Interamericano de Desarrollo (BID)	8.47%	9.62%	614,946
Banco Latinoamericano de Comercio Exterior (Bladex)	5.80%	5.80%	44,873
Total			10,619,033

The maturities of the financial obligations with foreign entities as of September 30, 2025 and December 31, 2024 are the following:

Foreign	September 30, 2025	December 31, 2024
In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period(1)	3,252,455	7,428,943
More than twelve months after the reporting period	3,223,804	3,190,090
Total	6,476,259	10,619,033
(1)The variation is due to cancellation of obligations for advance payments and maturities.

Obligations granted by domestic banks
As of September 30, 2025

Financial entity	Rate Minimum	Rate Maximum	September 30, 2025
In millions of COP
Fondo para el financiamiento del sector agropecuario (“Finagro”)	3.78%	17.19%	2,467,661
Financiera de desarrollo territorial (“Findeter”)	5.25%	12.03%	1,276,536
Banco de comercio exterior de Colombia (Bancoldex)	2.17%	16.65%	350,752
Other private financial entities	4.83%	10.13%	1,082,170
Total			5,177,119

As of December 31, 2024

Financial entity	Rate Minimum	Rate Maximum	December 31, 2024
In millions of COP
Fondo para el financiamiento del sector agropecuario (“Finagro”)	4.15%	17.21%	2,239,644
Financiera de desarrollo territorial (“Findeter”)	5.09%	13.59%	1,363,891
Banco de comercio exterior de Colombia (Bancoldex)	2.17%	17.50%	399,266
Other private financial entities	5.11%	13.01%	1,067,698
Total			5,070,499
The maturities of financial obligations with domestic banks as of September 30, 2025 and December 31, 2024, are as follows:

Domestic	September 30, 2025	December 31, 2024
In millions of COP
Amount expected to be settled:
No more than twelve months after the reporting period	218,864	679,069
More than twelve months after the reporting period	4,958,255	4,391,430
Total	5,177,119	5,070,499

As of September 30, 2025 and December 31, 2024, there were some financial covenants, mainly regarding capital adequacy ratios, past due loans and allowances, linked to some of the aforementioned outstanding credit facilities. None of these covenants had been breached nor were the related obligations past due.

NOTE 12. PROVISIONS AND CONTINGENT LIABILITIES
Contingent liabilities
Contingencies due to judicial or administrative proceedings/litigations in which Grupo Cibets Consolidated and the entities with which financial statements are consolidated as of September 30, 2025, are listed as follow, and that represents a contingency superior to USD 7,313.

Some of the proceedings in which the claims are inferior and that were revelated in prior periods will be kept providing information about its evolution.

BANCOLOMBIA
Neos Group S.A.S. in reorganization proceeding and Inversiones Davanic S.A.S.

On November 3, 2022, Bancolombia S.A. was served of a lawsuit in which Neos Group S.A.S. and Inversiones Davanic S.A.S. alleges that a loan agreement was entered between them, rather than a lease agreement. Neos Group S.A.S. and Inversiones Davanic S.A.S. also requested the rescission of the purchase and sale agreement on the ground that the price of the property was lower than its fair price.

The Neos Group S.A.S. and Inversiones Davanic S.A.S.'s claims amount are COP 65,000. The contingency is qualified as remote because the parties always intended to celebrate a lease agreement and not a different type of contract. On December 7, 2022, Bancolombia S.A. filed a brief with its defenses. As of September 30, 2025, the Court has not summoned the initial hearing. There is no provision for this proceeding.

Public Interest Class Action - Carlos Julio Aguilar and other

In this proceeding, a public interest class action was filed, in which the plaintiffs allege that due to the restructuring of Departamento del Valle's financial obligations and its performance plan, the Departamento del Valle's collective rights of the public administration and the public funds of the were breached. Bancolombia S.A. filed its defenses arguing that the agreement was made in accordance with the law.

On November 15, 2024, the First Instance Court issued a judgement in favor of Bancolombia S.A. The plaintiffs filed an appeal against the first instance judgment. As of September 30, 2025, the Second Instance Court has not issued a final decision. The contingency is qualified as eventual and there is no provision for this proceeding.

Remediation Plan for Santa Elena´s property

In 1987, Banco de Colombia (today Bancolombia S.A.) received a property located in Municipio de Cartagena, Colombia from the Federación Nacional de Algodoneros. After the transfer of the property to Bancolombia S.A., soil contamination from pesticides and herbicides was found on the property. Bancolombia S.A. commenced a civil responsibility judicial proceeding against the Federación Nacional de Algodoneros alleging environmental contamination. On November 13, 2015, the Court issued the final judgment. In the judgment, the Court stated that the Federación Nacional de Algodoneros was liable for environmental damages and consequently, Bancolombia S.A. was not.

Despite not being liable for environmental damages, Bancolombia S.A. has assumed binding commitments to contract and pay for the property’s decontamination. As a result of these commitments, Bancolombia S.A. has conducted different decontamination processes over the years. Currently, Bancolombia S.A. has the approval of the Autoridad Nacional de Licencias Ambientales de Colombia (ANLA) for the execution of a remediation plan (plan de remediación) divided into 3 stages: Stage I, Stage II, and Stage III.

As of September 30, 2025, the ANLA's decision regarding the complementary studies of Stage I is still pending. Stage II concluded with the submission to ANLA of the report on the findings from the soil study. Likewise, pre-feasibility activities for Stage III are underway, and the implementation continues for the social management plan with the communities in the area of influence of the remediation plan, the emergency and contingency plan, the hazardous waste management plan, and the biotic environment protection plan.

The estimated time for the execution of the remediation plan is 36 months from July 2023, with the possibility of adjustment according to the results of the pre-feasibility and feasibility stage of Stage 3 and the supervening requirements of the competent authorities. As of September 30, 2025, there is a provision of COP 57,308 to attend the execution of the pending activities of the plan.

Constructora Primar S.A.S (TERMINATED)

On June 7, 2022, Bancolombia S.A. was notified of a lawsuit filed by Incopav S.A.S., Constructora Primar S.A.S., Inversiones M & Galindo y Cía. S en C and Inversiones M & Baquero y Cía. S en C. The plaintiffs request the payment of the damages caused by Bancolombia S.A. for his decision not to fully finance of the Altos de San Jorge project.

The plaintiffs' claims amount are COP 107,344. The contingency is qualified as remote because the plaintiffs are not part of the mutual agreement entered into for the financing of the Altos de San Jorge project. On July 9, 2024, the First Instance Court ruled in favor of Bancolombia S.A. On February 19, 2025, the plaintiffs' appeal was deemed unsupported. The first instance judgment became final and binding. As of September 30, 2025, the proceeding is terminated.

Tuvacol S.A.

On July 18, 2024, Bancolombia S.A. was served of the lawsuit filed by Tuvacol S.A. Tuvacol S.A. is requesting the payment of the damages caused by the alleged irregular payment of checks charged to its checking account. Bancolombia S.A. argues that the payments of the checks were correct. The plaintiff’s claims are COP 56,769. On August 15, 2025 a favorable ruling was issued for Bancolombia. Tuvacol filed an appeal against the decision. As of September 30, 2025, the case is pending a decision by the second-instance judge. The contingency is qualified as eventual and has a provision for COP$5,676.

FIDUCIARIA BANCOLOMBIA

Quinta Sur S.A.S.

In March 2022, Fiduciaria Bancolombia was notified of a lawsuit filed by Quinta Sur S.A.S. in liquidation proceeding. According to the lawsuit, Quinta Sur seeks the indemnification for damages due to the non-transfer of the resources to beginning of a housing construction project, under the terms agreed in the trust agreement.

Fiduciaria Bancolombia alleges that it has complied with the law and the contract, arguing that the property on which the housing project was to be constructed did not fulfill the contractual requirements. The plaintiff’s claims amount are COP 128,599.

On August 24, 2023, the First Instance Court issued a favorable judgment to Fiduciaria Bancolombia. As of September 30, 2025, the Second Instance Court has not issued a final decision. The contingency is qualified as eventual and there is no provision for this proceeding.

Consorcio Vía al Mar

On September 22, 2025, the Fiduciary Company was served with the arbitration claim filed by Consultores del Desarrollo S.A.S. and Edgardo Navarro Vives, as members of the Consorcio Vía al Mar. The plaintiffs allege that the Fiduciary breached contractual obligations in the administration of the Autonomous Trust for the Cartagena-Barranquilla Highway Concession, and that such breach, according to their assessment, caused financial harm to the members of the Consortium. Fiduciaria Bancolombia believes it has acted in accordance with the law and the contract. The amount in controversy is COP 40.369.

As of September 30, 2025, the Arbitral Tribunal is pending to rule on a motion filed by the Fiduciary against the decision to admit the claim. The case has no provision. The contingency is qualified as remote.

BANISTMO

Constructora Tymsa S.A.

In October 2021, Banistmo and Banistmo Investment were notified of a lawsuit in which the plaintiff alleged fraudulent acts involving the sale of the plaintiff´s property. Constructora Tymsa request the nullity of the public instrument of purchase through which property was transferred to Limipa S.A. Limipa S.A. requested a loan to Banistmo and guaranteed its obligation with an an administration and guarantee trust over the property. The trust was administered by Banistmo Investment. Constructora Tymsa alleges that the signatures and fingerprints in the public instrument of purchase, sale and in the mortgage in favor of Banistmo are false.

The plaintiff’s claims amount are USD 10,000, in addition to interests, costs and expenses. Banistmo and Banistmo Investment allege they are not liable for any intentional or negligent conduct regarding to the alleged fraudulent sale of the property. As of September 30,2025, the Court is pending of the resolution of three motions, including the motion for lack of jurisdiction alleged by the Bank, and to rule on the evidence presented in the proceeding. The Bank’s legal advisors have qualified the proceeding as eventual and there is no provision.

Deniss Rafael Pérez Perozo, Carlos Pérez Leal and others

Promotora Terramar (client of Banistmo, formerly HSBC Panamá) received USD 299, through Visa Gift Cards issued by a foreign bank. Theses payment were received as a partial payment of 2 apartments located in Panamá City.

On June 3, 2028, the Credit Card Securities and Fraud Prevention department of the HSBC bank detected an irregular activity by Promotora Terramar, when a monitoring alert was activated due to the high number of cards with the same BIN and bank. Therefore, pursuant to the Business Establishments Affiliate Agreement, HSBC reversed funds from Promotora Terramar´s accounts for COP 287. Nevertheless, after further investigations the money was refunded.

On October 2013, the plaintiffs filed a claim for compensation of the material and moral damages caused, which according to their valuation, amounts to USD 5,252,000. Banistmo alleges it has complied with the contractual terms outlined in the Affiliate Agreement, that Mr. and Mrs Perez Leal are not customers of the Bank and thar the statute of limitations deadline has lapsed.

As of September 30, 2025, the lawsuit has not been notified to the parties. The contingency is qualified as remote and there is no provision for this proceeding.

DD&C, Carlos Pérez Leal and Others

In October 2022, Banistmo received a communication announcing the filing of a legal action in the Tribunal of First Instance of Kaloum in the Republic of Guinea. This action was commenced by Inversiones DD&C, Carlos Perez Leal and other natural persons against the Central Bank of the Republic of Guinea (“BCRG”) and five international banks, including Banistmo. The action seeks compensatory damages derived from alleged fraud involving six international transfers for a total USD 1,900 that Inversiones DD&C, who was a client of Banistmo at the time, ordered to be made to a bank account at the BCRG.

The parties who commenced the action are seeking USD 28,100 in “dommages matériels” (which are damages for alleged economic loss), as well as additional amounts in “dommages moraux” (which are damages for alleged non-economic loss, including alleged psychological suffering and moral anguish).

On May 22, 2023, a favorable First Instance judgment was issued for Banistmo. The plaintiff filed an appeal against the decision. On October 23, 2024, the Second Instance Court issued a favorable judgment to Banistmo. As of September 30, 2025, there is still pending to decide the appeal filed by the plaintiff before the Supreme Court of Guinea.

The contingency is qualified as remote and there is provision for this proceeding.

Interfast Panamá & Pacific Point 96624

In February 2024, Banistmo and Banistmo Investment were served of a lawsuit filed against them and against 2020 Debt Investors Corp and José Talgham Cohen. The plaintiffs seek compensation for damages originated from the assignment of credit agreement made by Banistmo as the assignor in benefit of the assignee 2020 Debt Investors Corp., of a credit operation managed by Inverfast Panamá for a value of USD 2,000. The loan was secured with a trust of administration and guarantee of real state set up on Banistmo Investment.
The plaintiffs alleges that the credit assignment agreement presented irregularities and deviations from Banistmo and breach of fiduciary duties from Banistmo Investment. The plaintiff’s claims amount are USD 15,000.

As of September 30, 2025, the proceeding is pending rule a clarification motion of the plaintiff´s complaint.
The contingency is qualified as remote and there is no provision for this matter.

BANCO AGRÍCOLA

Dirección General de Impuestos Internos El Salvador

The authority on taxes of El Salvador (DGII), in accordance with the resolution of October 2018, determined that Banco Agrícola failed to declare and pay income taxes related to 2014’s fiscal year for a total of USD 11,116 and related penalties.

In 2021, the appeal presented by Banco Agrícola was decided. The Tribunal de Apelaciones de los Impuestos Internos y Aduanas (TAII) modified the Resolution issued by DGII, adjusted the rental tax to USD 6,341 and revoked the sanction.

Banco Agrícola filed a lawsuit before the Contentious Administrative Tribunal seeking to overrule DGII´s and TAII´s previous decisions in relation to the tax’s payment. As of September 30, 2025, the decision of the Contentious Administrative Tribunal is still pending.
The contingency is qualified as remote and there is no provision for this proceeding.

ARRENDADORA FINANCIERA S.A.

Cordal

Cordal filed a lawsuit against Arrendadora Financiera, seeking compensation for USD 6,454. According to the lawsuit, Cordal was the owner of a current account in Arrendadora Financiera (formerly Banco Capital S.A.), and it alleged that it´s funds were irregularly transferred to third parties. Arrendadora Financiera alleges Cordal´s account was liquidated before the acquisition of Banco Capital S.A. and, therefore, no funds were transferred.

As of September 30, 2025, the proceeding is at the evidentiary stage. The contingency is qualified as remote and there is no provision for this proceeding. A former employee of the plaintiff was convicted of aggravated theft in connection with the facts of this lawsuit.

BANCO AGROMERCANTIL

Bapa Holdings Corp.

On September 20, 2022, a lawsuit against Banco Agromercantil was filed by Bapa Holdings Corp. The plaintiff alleges that it invested USD 7,000, through a participation agreement with North Shore Development Company (NDSC) for the development of a housing project that was going to be built in a property, which was security for a loan given by Banco Agromercantil to NDSC, located in Roatan Island, Honduras. Bapa alleges that BAM caused damages due to its failure to provide information about NDSC´s financial situation and going through with the sale of the credit.

On October 24, 2022, BAM responded to the claim and filed exceptions alleging that it has no commercial relationship with Bapa, and the statute of limitations deadline expired. As of September 30, 2025, the Court has not ruled the exceptions to the lawsuit. The contingency is qualified as remote and there is no provision for this proceeding.

Superintendencia de Administración Tributaria (SAT)

The Superintendencia de Administración Tributaria (SAT) de Guatemala ordered a tax adjustment in the fiscal year 2014 of Banco Agromercantil´s rental tax declaration, duly paid by BAM, for a value of USD 13,583 (including tax and sanction). BAM initiated legal proceedings against the decision adopted by the SAT, arguing the inadmissibility of the adjustment by applying the legal rule in an analogous way, the admissibility of the expense’s deductions of the revenue tax for being necessary to generate lien revenue and the non-withhold of the revenue tax in the interests paid to exempt people, arguing that they were appropriate according to the law. As of September 30, 2025, the proceeding is pending the final decision from the Court.

The contingency is qualified as remote and there is no provision for this proceeding.

NOTE 13. OTHER LIABILITIES
Other liabilities consist of the following:

Other liabilities	September 30, 2025	December 31, 2024
In millions of COP
Payables	3,146,730	3,547,341
Suppliers	1,621,866	1,840,622
Advances to obligations	1,458,713	1,373,401
Deposits delivered as security(1)	699,130	378,767
Bonuses and short-term benefits	675,108	676,967
Salaries and other labor obligations(2)	617,481	428,077
Security contributions	531,418	559,038
Collection services	419,560	480,202
Provisions	408,681	439,095
Advances in leasing operations and loans	156,779	173,168
Deferred interests	66,613	106,058
Liabilities from contracts with customers	58,447	68,040
Other financial liabilities	53,694	46,187
Dividends(3)	25,450	873,598
Total	9,939,670	10,990,561
(1)The increase in international counterparties for derivative transactions.
(2)Increase explained by the accrual of social benefits.
(3)Dividends payable corresponding to the distribution of profits. As of December 2024, these corresponded to the last aliquot of the dividends declared on the 2023 profits, which were paid in January 2025. The dividends declared in March 2025 were paid on April 1, for COP 3,751,125. Likewise, an extraordinary dividend payment was made on April 29, 2025, for COP 600,180. See Condensed Consolidated Interim Statement of Changes in Equity, distribution of dividends.

NOTE 14. SHARE CAPITAL
The subscribed and paid-in capital is the following:

Share capital	September 30, 2025	December 31, 2024
Authorized shares	1,400,000,000	1,400,000,000
Subscribed and paid-in shares:
Ordinary shares with a nominal value of COP 500 pesos	509,704,584	509,704,584
Preferred shares with dividend without voting rights with nominal value of COP 500 pesos	452,122,416	452,122,416
Total subscribed and paid-in shares	961,827,000	961,827,000
Subscribed and paid capital (nominal value, in millions of COP)	480,914	480,914
Dividends declared
The declaration, amount and payment of dividends are based on Bancolombia S.A.’s unconsolidated net income. Dividends must be approved at the ordinary general shareholders' meeting upon the recommendation of the Board of Directors. Under the Colombian Commercial Code, after payment of income taxes and appropriation of legal and other reserves, and after setting off losses from prior fiscal years, Bancolombia must distribute to its stockholders at least 50% of its annual net income or 70% of its annual net income if the total amount of reserves exceeds its outstanding capital, unless such minimum percentages are waived by an affirmative vote of the holders of at least 78% of the shares present at the stockholders’ meeting. Such dividend distribution must be made to all stockholders, in cash or in issued stock of Bancolombia, as may be determined by the stockholders, and within a year from the date of the annual general ordinary stockholders' meeting in which the dividend was declared.
The payment of dividends must be made in cash during the year following the applicable date for the annual general ordinary stockholders' meeting. If the payment is made in the Bank’s own equity securities instead of cash, that must be approved by 80% of the outstanding common shareholders and 80% of the outstanding preferred shares.
The annual net profits of Bancolombia must be applied as follows: (i) first, an amount equal to 10% of Bancolombia’s net profits to a legal reserve until such reserve is equal to at least 50% of the Bank’s paid-in capital; (ii) second, to the payment of the minimum dividend on the preferred shares; and (iii) third, as may be determined in the ordinary annual general ordinary stockholders' meeting by the vote of the holders of a majority of the shares entitled to vote.

Dividends declared with respect to net income earned in:	Cash dividends per share (Stated in COP)
2024	4,524
2023	3,536
2022	3,536
2021	3,120
2020	260

Common shares
The holders of common shares are entitled to vote on any matter subject to approval at an annual general ordinary stockholders' meeting. Within 15 calendar days prior to such meeting, such holders are entitled to inspect the books and records of the Company.
Also, the holders of common shares will receive a proportion of the profits subject to the provisions of law, statutes and established at general shareholders’ meeting. The dividend received by holders of common shares may not be higher than the dividend assigned to preferred shares.
Preferred shares
Holders of preferred shares are entitled to receive dividends based on the net profits of the preceding fiscal year, after deducting losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a non-cumulative minimum preferred dividend equal to one percent (1%) yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares. If this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares.
Payment of the preferred dividend shall be made at the time and in the manner established in the general shareholders’ meeting and with the priority indicated by Colombian law.
Any dividend in shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, which will include 80% or more of the outstanding preferred shares. In the event of absence of such holders of preferred shares, a stock dividend only has can be payable to the holders of common shares that approve this payment.
Reserved Shares
Stocks that are available between maximum authorized shares and paid-in shares. The Bank has not reserved shares.

Repurchased Own Shares
On June 9, 2025, the General Assembly approved a repurchase program for shares and ADRs. During the period, the entity repurchased its own shares (common and preferred), which are presented as a deduction from equity in the Statement of Financial Position, in accordance with IAS 32. These shares do not confer political or economic rights while held by the entity. For more information, see Note 15 – Appropriated Reserves and Condensed Consolidated Interim Statement of Changes in Equity.

Concept	September 30, 2025	December 31, 2024
Subscribed and paid common shares	509,704,584	509,704,584
Repurchased common shares(1)	(578,737)	–
Total common shares outstanding	509,125,847	509,704,584
Subscribed and paid preferred shares	452,122,416	452,122,416
Repurchased preferred shares(2)	(6,673,457)	–
Total preferred shares outstanding	445,448,959	452,122,416
Total shares outstanding	954,574,806	961,827,000

(1) The total cost of the repurchased common shares is COP 33,353.
(2) The total cost of the repurchased preferred shares is COP 327,277.

NOTE 15. APPROPRIATED RESERVES
As of September 30, 2025 and December 31, 2024 the appropriated retained earnings consist of the following:

Concept	September 30, 2025	December 31, 2024
In millions of COP
Appropriation of net income(1)(2)	11,486,179	12,700,961
Others(3)	11,023,537	9,874,876
For share repurchase(4)	989,370	–
Total appropriated reserves	23,499,086	22,575,837
(1)The legal reserve fulfills two objectives: to increase and maintain the company's capital and to absorb economic losses. Based on the aforementioned, this amount shall not be distributed in dividends to the stockholders.
(2)As of September 30, 2025 and December 31, 2024, includes reclassification of unclaimed dividends under Article 85 bylaws for COP 1,960 and COP 506, respectively.
(3)The creation of an occasional reserve for equity strengthening and future growth continues which was approved at the General Shareholders Meeting. In addition, a reserve of COP 34,000 has been created for donations to social benefit projects, available to the Board of Directors, as approved by the General Shareholders' Meeting.
(4)The movement of the reserve for share repurchase is as follows:

Concept	September 30, 2025
In millions of COP
Establishment of reserve for share repurchase(1)	1,350,000
Repurchase of common shares(2)	33,353
Repurchase of preferred shares(3)	327,277
Balance of reserves for share repurchase	989,370
(1) On June 9, 2025, the General Assembly approved a repurchase program for shares and ADRs and approved a change in the legal reserve and the creation of a reserve for the repurchase of shares. For more information, see Note 1. Reporting Entity and Condensed Consolidated Interim Statement of Changes in Equity.
(2) As of September 30, 2025, 578,737 common shares have been repurchased.
(3) As of September 30, 2025, 6,673,457 preferred shares have been repurchased.

NOTE 16. OPERATING INCOME
16.1. Interest and valuation on financial instruments
The following table sets forth the detail of interest and valuation on financial asset instruments for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Interest on debt instruments using the effective interest method	711,940	734,322	240,099	236,410
Interest and valuation on financial instruments
Debt investments(1)	1,522,073	1,145,725	680,898	562,625
Spot transactions	34,075	(5,530)	(4,122)	15,924
Repos(2)	(52,871)	191,169	(24,777)	31,985
Derivatives(3)	(188,496)	(95,004)	(136,193)	(82,730)
Total valuation on financial instruments	1,314,781	1,236,360	515,806	527,804
Total Interest and valuation on financial instruments	2,026,721	1,970,682	755,905	764,214
(1) Net growth mainly in Bancolombia due to higher valuation of investments in fixed-rate TES in local currency and lower valuation of investments in foreign currency.
(2) The decrease is mainly in Bancolombia S.A due to lower returns on simultaneous operations.
(3) The decrease is mainly in Bancolombia S.A explained by losses in the valuation of futures and swaps.

16.2.       Interest expenses
The following table sets forth the detail of interest on financial liability instruments for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
	2025	2024	2025	2024
In millions of COP
Deposits(1)	8,516,968	9,250,196	2,824,370	3,014,675
Borrowing costs(1)(2)	744,908	1,042,095	226,888	307,744
Debt instruments in issue(3)	618,848	912,742	202,853	317,223
Lease liabilities	83,634	102,433	28,175	33,710
Preferred shares	42,425	42,975	13,775	14,325
Overnight funds	23,310	16,111	8,839	6,099
Other interest (expense)	26,288	31,931	9,013	8,742
Total interest expenses	10,056,381	11,398,483	3,313,913	3,702,518

(1)The intervention rate issued by the Banco de la República de Colombia for the period of 2025 it started at 9.50% and closed at 9.25% and for 2024 it started at 13.00% and closed at 10.75%. This has an impact on the rates of deposits and financial obligations.
(2)The decrease is mainly in Bancolombia S.A due to the effect of the decline in the balance of foreign obligations loans.
(3)In 2025, the decrease occurs mainly due to maturities of debt securities in legal currency.

Net interest income is defined as interest on loan portfolio and financial leasing operations, interest on debt instruments measured by the effective interest method and interest expense amounts to COP 14,138,715 and COP 14,087,264 for the accumulated period of nine months ended on June 30, 2025 and 2024, respectively and to COP 4,740,219 and COP 4,577,334 for the three-months period between July 1 and on September 30, 2025 and 2024, respectively.

16.3.       Fees and commissions
Grupo Cibest Consolidated has elected to present the income from contracts with customers as an element in a line named “Fees and commissions income” in the condensed consolidated interim statement of income, separate from the other income sources.
The information contained in this section about the fees and commission’s income presents information on the nature, amount, timing and uncertainty of the income from ordinary activities which arise from a contract with a customer under the regulatory framework of IFRS 15 Revenue from Ordinary activities from Contracts with Customers.
In the following table, the description of the main activities through which the Grupo Cibest Consolidated generates revenue from contracts with customers is presented:

Fees and Commissions	Description
Banking services
Banking Services are related to commissions from the use of digital physical channels or once the customer makes a transaction. The performance obligation is fulfilled once the payment is delivered to its beneficiary and the proof of receipt of the payment is sent, in that moment, the collection of the commission charged to the customer is generated, which is a fixed amount. The commitment is satisfied during the entire validity of the contract with the customer. The Bank acts as principal.

Credit and debit card fees
In debit card product contracts, it is identified that the price assigned to the services promised by the Bank to the customers is fixed. Given that no financing component exists, it is established on the basis of the national and international interbank rate. Additionally, the product charges to the customers commissions for handling fees, at a determined time and with a fixed rate.
For Credit Cards, the commissions are the handling fees and depend on the card franchise. The commitment is satisfied in so far that the customer has capacity available on the card.
Other revenue received by the (issuer) credit card product, is advance commission; this revenue is the charge generated each time the customer makes a national or international advance, at owned or non-owned ATMs, or through a physical branch. The exchange bank fee is a revenue for the Issuing Bank of the credit card for the services provided to the business for the transaction effected at the point of sale. The commission is accrued and collected immediately at the establishment and has a fixed amount.
In the credit cards product there is a customer loyalty program, in which points are awarded for each transaction made by the customer in a retail establishment. The program is administrated by a third party who assumes the inventory and claims risks, for which it acts as agent. The Bank, recognized it as a lower value of the revenue from the exchange bank fee.
The rights and obligations of each party in respect of the goods and services for transfer are clearly identified, the payment terms are explicit, and it is probable, that is, it takes into consideration the capacity of the customer and the intention of having to pay the consideration at termination to those entitled to change the transferred goods or services. The revenue is recognized at a point in time: the Bank satisfies the performance obligation when the “control” of the goods or services was transferred to the customers.

Deposits
Deposits are related to the services generated from the offices network of the Bank once a customer makes a transaction. The Bank generally commits to maintain active channels for the products that the customer has with the Bank, with the purpose of making payments and transfers, sending statements and making transactions in general. The commissions are deducted from the deposit account, and they are incurred at a point in time. The Bank acts as principal.

Electronic services and ATMs
Revenue received from electronic services and ATMs arises through the provision of services so that the customers may make required transactions, and which are enabled by the Bank. These include online and real-time payments by the customers of the Bank holding a checking or savings accounts, with a debit or credit card for the products and services that the customer offers. Each transaction has a single price, for a single service. The provision of collection services or other different services provided by the Bank, through electronic equipment, generates consideration chargeable to the customer established contractually by the Bank as a fee. The Bank acts as principal and the revenue is recognized at a point in time.

Brokerage
Brokerage is a group of services for the negotiation and administration of operations for purchasing fixed revenue securities, equities and operations with derivatives in its own name, but on the account of others. The performance obligations are fulfilled at a point in time when the commission agent in making its best effort can execute the business entrusted by the customer in the best conditions. The performance obligations are considered satisfied once the service stipulated in the contract is fulfilled, as consideration fixed, or variable payments are agreed, depending on the service. The Bank acts generally as principle and in some special cases as agent.

Remittance
Revenue for remittance is received as consideration for the commitment established by the Bank to pay remittances sent by the remitting companies to the beneficiaries of the same. The commitment is satisfied at a point in time to the extent that the remittance is paid to the beneficiary.
The price is fixed, but may vary in accordance to the transferred amount, due to the operation being dependent on the volume of operations generated and the transaction type. There is no component of financing, nor the right to receive consideration dependent on the occurrence or not of a future event.

Acceptances, Guarantees and Standby Letters of Credit
Banking Service from acceptances, guarantees and standby letters of credit which are not part of the portfolio of the Bank. There exist different performance obligations; the satisfaction of performance obligations occurs when the service is given to the customer. The consideration in these types of contracts may include fixed amounts, variable amounts, or both, and the Bank acts as principal. The revenue is recognized at a point in time.

Trust
Revenue related to Trust are received from the administration of the customer resources in the business of investment trusts, property trusts, management trusts, guarantee trusts, for the resources of the general social security system, Collective portfolios and Private Equity Funds (PEF). The commitments are established in contracts independently and in an explicit manner, and the services provided by the Bank are not inter-related between the contracts. The performance obligation corresponds to performing the best management in terms of the services to be provided in relation to trust characteristics, thus fixed and variable prices are established depending on the complexity of the business, similarly, revenues are recognized throughout or at a determined time. In all the established businesses it acts as principal.

Placement of Securities
Valores Bancolombia makes available its commercial strength for the deposit, reinvestment of resources through financial instruments to the issuing company. It receives a payment for deposits made. The commitment of the contract is satisfied to the extent that the resources requested by the issuer are obtained through the distribution desks of Valores Bancolombia. The collection is made monthly. It is established that Valores Bancolombia may undertake collection of these commissions at the end of the month through a collection account charged to the issuer, acting as principal.

Bancassurance
The bank receives a commission for collecting insurance premiums at a given time and for allowing the use of its network to sell insurance from different insurance companies over time. The Bank in these bancassurance contracts acts as agent (intermediary between the customer and the insurance company), since it is the insurance company which assumes the risks, and which handles the complaints and claims of the customers inherent in each insurance. Therefore, the insurance company acts as principal before the customer. The prices agreed in bancassurance are defined as a percentage on the value of the policy premiums. The payment shall be tied to the premiums collected, sold or taken for the case of employees’ insurance. The aforementioned then means that the price is variable, since, the revenue will depend on the quantity of policies or calculations made by the insurance companies.

Collections
The Bank acting as principal, commits to collect outstanding invoices receivable by the collecting customers through the different channels offered by the bank, send the information of the collections made and credit the money to the savings or checking account defined by the collecting customer. The commitment is satisfied at a point in time to the extent that the money is collected by the different channels, the information of the said collections is delivered appropriately, and the resources are credited in real-time to the account agreed with the customer. For the service, the Bank receives a fixed payment, which is received for each transaction once the contract is in effect.

Services
These are the maintenance services performed on the fleet owned by the customers, these services are performed on demand, and the value of the service cost is invoiced plus an intermediation margin. The collection is made by the amount of expense invoiced by the provider plus an intermediation percentage, which ranges between 5% and 10% depending on the customer.
The contract is written, is based on a framework contract which is held between the customers which contains the general terms of negotiation and the payment terms are generally 30 days after generating the invoice. The revenue is recognized when the service is provided. There is no financing nor sanctions for early cancellations. To view the details of the balance, refer to line ‘Logistics services’ in Note 16.4 Other operational Income.

Gains on sale of assets
These are the revenue from the sale of assets, where the sale value is higher than the book value recorded in the accounts, the difference representing the gains. The recognition of the revenue is at a point in time once the sale is realized. The Bank acts as principal in this type of transaction and the transaction price is determined by the market value of the asset being sold.
To view the details of the balance, refer to line ‘Gain on sale of assets’ in Note 15.4 Other operational Income.

Investment Banking
Investment Banking offers to customer’s financial advisory services in the structuring of businesses in accordance with the needs of each one of them. The advisory services consist in realizing a financial structuring of a credit or bond in which the Investment Bank offers the elements so that the company decides the best option for structuring the instrument. In the financial advisory contract, a best efforts clause is included.
The promises given to the customers are established in the contracts independently and explicitly. The services provided by the Investment Bank are not interrelated between the contracts, correspond to the independent advice agreed and do not include additional services in the commission agreed with the customer. The advisory services offered in each one of the contracts are identifiable separately from the other performance commitments that the Investment Bank may have with the customers. The Investment Bank does not have a standard contract for the provision of advisory services, given than each contract is tailored to the customer’s needs.
The transaction price is defined at the start of the contract and is assigned to each service provided independently. The price contains a fixed and a variable portion which is provided in the contracts. The variation depends on the placement amount for the case of a financial structuring contract and coordination of the issuance and conditions of the same. In these operations Banca de Inversion Bancolombia provides advice to the customers and the price shall depend at times on the success and amount of the operation. In the contracts subject to evaluation there are no incremental costs associated with the satisfaction of the commitments of the Bank with the customers provided for.
In the contracts signed with the customers, a penalty clause is established in case of a customer withdrawing from continuing with the provision of the services established in the commercial offer. The penalty shall be recognized in the financial statements once the Investment Bank is notified on the withdrawal under the concept of charges for early termination of the contract.

Grupo Cibest Consolidated presents the information on revenue from contracts with customers in accordance with its operating segments defined earlier in Note 3. Operating Segments for each of the principal services offered.
The following table shows the balances categorized by nature and by segment of revenue from ordinary activities from contracts with customers, for further information about composition of Grupo Cibest Consolidated segments see Note 3. Operating segments:
As of September 30, 2025

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	2,061,341	192,236	234,694	72,951	–	–	–	1,423	–	2,562,645
Banking services	549,692	86,288	136,078	46,720	–	–	–	36,403	43,659	898,840
Payment and collections	828,840	5,840	–	–	–	–	–	–	–	834,680
Bancassurance	725,505	48,299	11	–	–	–	–	–	–	773,815
Fiduciary Activities and Securities	–	14,854	6,535	668	378,992	–	83,484	38	–	484,571
Acceptances, Guarantees and Standby Letters of Credit	52,177	21,924	4,039	1,035	–	–	–	324	–	79,499
Investment banking	–	1,463	2,969	–	–	51,449	5,058	–	–	60,939
Brokerage	–	13,368	–	–	–	–	18,191	–	–	31,559
Others	211,278	208	67,082	46,876	256	–	9,385	4,215	2,540	341,840
Total revenue of contracts with customers	4,428,833	384,480	451,408	168,250	379,248	51,449	116,118	42,403	46,199	6,068,388
For the three-months period from July 1, 2025 to September 30, 2025

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	699,459	64,292	79,578	29,520	–	–	–	433	–	873,282
Banking services	182,417	31,960	46,181	15,082	–	–	–	11,566	16,393	303,599
Payment and collections	292,190	1,390	–	–	–	–	–	–	–	293,580
Bancassurance	257,026	15,937	3	–	–	–	–	–	–	272,966
Fiduciary Activities and Securities	–	5,036	2,535	217	130,341	–	28,522	12	–	166,663
Acceptances, Guarantees and Standby Letters of Credit	16,660	7,176	1,190	338	–	–	–	105	–	25,469
Investment banking	–	411	1,567	–	–	33,934	2,650	–	–	38,562
Brokerage	–	4,167	–	–	–	–	6,229	–	–	10,396
Others	76,804	84	23,080	16,609	256	–	3,864	1,142	847	122,686
Total revenue of contracts with customers	1,524,556	130,453	154,134	61,766	130,597	33,934	41,265	13,258	17,240	2,107,203

As of September 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	1,955,541	203,922	179,981	65,662	–	–	–	1,432	–	2,406,538
Banking services	502,982	103,445	120,773	46,533	–	–	–	32,154	23,613	829,500
Payment and collections	762,920	12,031	–	–	–	–	–	–	–	774,951
Bancassurance	658,550	48,320	38	–	6	–	3	–	–	706,917
Fiduciary Activities and Securities	–	14,482	4,671	678	328,326	–	69,096	37	–	417,290
Acceptances, Guarantees and Standby Letters of Credit	53,942	21,047	4,415	1,426	–	–	–	424	–	81,254
Investment banking	–	1,339	1,558	–	–	59,109	6,826	–	–	68,832
Brokerage	–	10,453	–	–	–	–	16,288	–	–	26,741
Others	183,943	259	54,923	41,760	–	–	4,825	4,089	895	290,694
Total revenue of contracts with customers	4,117,878	415,298	366,359	156,059	328,332	59,109	97,038	38,136	24,508	5,602,717
For the three-months period from July 1, 2024 to September 30, 2024

	Banking Colombia	Banking Panama	Banking El Salvador	Banking Guatemala	Trust	Investment Banking	Brokerage	International Banking	All Other Segments	Total
Revenue from contracts with customers	In millions of COP
Fees and Commissions income
Credit and debit card fees and commercial establishments	660,091	76,211	65,551	22,524	–	–	–	498	–	824,875
Banking services	184,884	26,777	42,813	17,560	–	–	–	10,312	8,792	291,138
Payment and collections	263,106	6,423	–	–	–	–	–	–	–	269,529
Bancassurance	196,126	16,384	13	–	6	–	3	–	–	212,532
Fiduciary Activities and Securities	–	4,767	1,687	242	113,881	–	24,686	13	–	145,276
Acceptances, Guarantees and Standby Letters of Credit	16,871	6,934	1,734	226	–	–	–	114	–	25,879
Investment banking	–	256	630	–	–	18,485	2,392	–	–	21,763
Brokerage	–	2,374	–	–	–	–	3,680	1	–	6,055
Others	65,769	81	19,799	16,228	–	–	2,041	1,432	382	105,732
Total revenue of contracts with customers	1,386,847	140,207	132,227	56,780	113,887	18,485	32,802	12,370	9,174	1,902,779
For the determination of the transaction price, the Bank assigns to each one of the services the amount which represents the value expected to be received as consideration for each independent commitment, which is based on the relative price of independent sale. The price that Grupo Cibest Consolidated determines for each performance obligation is done by defining the cost of each service, related tax and associated risks to the operation and inherent to the transaction plus the margin expected to be received in each one of the services, taking as references the market prices and conditions, as well as the segmentation of the customer.
In the transactions evaluated in the contracts, changes in the price of the transaction are not identified.

Contract assets with customers
Grupo Cibest Consolidated receives payments from customers based on the provision of the service, in accordance to that established in the contracts. When the Grupo Cibest Consolidated incurs costs for providing the service prior to the invoicing, and if these are directly related with a contract, they improve the resources of the entity and are expected to recuperate, these costs correspond to a contract asset. Currently, the Group does not have assets related to contracts with customers.
As a practical expedient, the Grupo Cibest Consolidated recognizes the incremental costs of obtaining a contract as an expense when the amortization period of the asset is one year or less.
Contract liabilities with customers
The contract liabilities constitute the obligation of Grupo Cibest Consolidated to transfer the services to a customer, for which the Group has received a payment on the part of the final customer or if the amount is due before the execution of the contract. They also include deferred income related to services that shall be delivered or provided in the future, which will be invoiced to the customer in advance, but which are still not due.
Fees and Commissions Expenses
The following table sets forth the detail of commissions expenses for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Fees and Commissions Expenses	2025	2024	2025	2024
In millions of COP
Banking services(1)	1,425,838	1,209,031	490,948	420,921
Sales, collections and other services	671,591	647,361	221,288	211,122
Correspondent banking	470,028	452,205	158,294	155,757
Payments and collections	50,072	32,275	24,499	12,167
Others	204,277	168,637	75,240	64,468
Total expenses for commissions	2,821,806	2,509,509	970,269	864,435
(1) Primarily due to higher fees paid to credit card franchises resulting from increased transaction volumes.

16.4.       Other operating income

The following table sets forth the detail of other operating income net for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Other operating income	2025	2024	2025	2024
In millions of COP
Leases and related services	1,305,628	1,350,230	423,484	448,199
Net foreign exchange and Derivatives Foreign exchange contracts(1)	598,116	376,635	256,749	213,584
Gains on sale of assets(2)	155,700	61,640	48,609	28,645
Investment property valuation(3)	91,041	40,266	7,909	(11,554)
Insurance(4)	63,758	40,501	6,075	2,514
Logistics services	46,124	36,872	16,833	13,712
Other reversals	28,971	35,346	8,983	9,178
Penalties for failure to contracts	3,320	6,204	1,388	1,218
Others(5)	240,932	185,032	96,269	56,817
Total Other operating income	2,533,590	2,132,726	866,299	762,313
(1) Corresponds to the management of assets and liabilities in foreign currencies and the volatility of the U.S. dollar.
(2) Corresponds mainly to higher gains on assets held for sale, mostly vehicles.
(3) In 2025, the increase occurs due to the indexation of properties to the UVR and due to updating the appraisals of investment properties.
(4)Corresponds to income from insurance operations of Seguros Agromercantil S.A., subsidiary domiciled in Guatemala.
(5)Corresponds to income from valuation of Wenia LTDA., proprietary position in non-backed assets BTC, ETH, SOL.

16.5. Dividends and net income on equity investments
The following table sets forth the detail of dividends received, and share of profits of equity method investees for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Dividends and net income on equity investments	2025	2024	2025	2024
In millions of COP
Equity method(1)	255,284	187,910	55,616	54,598
Dividends(2)	69,171	68,795	37,768	34,928
Equity investments and other financial instruments(3)	45,732	(5,708)	17,967	2,475
Gains on sale of investments in associates and joint ventures(4)	11,508	-	11,508	-
Impairment of investments in associates and joint ventures(5)	-	(313,284)	-	-
Others(6)	-	13,520	160	-
Total dividends received, and share of profits of equity method investees	381,695	(48,767)	123,019	92,001
(1)As of September 30, 2025 and 2024, corresponds to income from equity method of investments in associates for COP 233,582 and COP 255,232 (includes valuation of investments in associates at fair value), respectively, and joint ventures for COP 21,702 and COP (67,322), respectively.
(2)As of September 30, 2025 and 2024, includes dividends received from equity investments at fair value through profit or loss for COP 1,449 and COP 1,377 and investments derecognised for COP 1 in 2025; dividends from equity investments at fair value through OCI for COP 10,862 and COP 14,369, respectively, and investments derecognised for COP 538 in 2025, and dividends received of the associate at fair value P.A. Viva Malls for COP 56,321 and COP 53,049, respectively.
(3)The variation is explained in Bancolombia S.A. for COP 29,399, mainly in FCP Pactia Inmobiliario and Inversiones CFNS S.A.S. for COP 18,263 due to the devaluation of investments in Home Capital Colombia S.A.S. and Enka in the previous year.
(4)As of September 30, 2025, corresponds to gain on sale of the P.A. Laurel joint venture by Inversiones CFNS S.A.S.
(5)As of September 30, 2024, impairment of investments in joint ventures recognized in the Investment Banking segment for COP 156,205, in Bancolombia for COP 156,051 were recognized in Banking Colombia and in Negocios Digitales for COP 31 recognized in other segments.
(6)As of September 30, 2024, there is a -gain from the purchase in advantageous conditions of P.A. Cedis Sodimac for COP 13,520.

NOTE 17. OPERATING EXPENSES

17.1.       Salaries and employee benefit
The details for salaries and employee benefits for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Salaries and employee benefit	2025	2024	2025	2024
In millions of COP
Salaries(1)	2,025,272	1,827,290	666,008	615,336
Bonuses(2)	809,722	538,841	289,858	231,512
Social security contributions	492,127	460,488	153,263	146,185
Private premium	477,024	459,169	163,622	171,939
Indemnization payment	156,990	195,297	48,709	37,096
Defined Benefit severance obligation and interest	141,872	134,906	47,580	44,623
Vacation expenses	127,141	118,733	42,546	43,481
Other benefits(3)	424,695	360,171	137,579	121,376
Total salaries and employee benefit	4,654,843	4,094,895	1,549,165	1,411,548
(1)The growth is mainly explained by salary increases indexed to inflation
(2)Corresponds mainly to bonuses for employees in accordance with the variable compensation model of the Grupo Cibest Consolidated.
(3)Includes pension and employee benefits, mainly policy benefits, training and recreation.

17.2.       Other administrative and general expenses
The details for administrative and general expenses for the Nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Other administrative and general expenses	2025	2024	2025	2024
In millions of COP
Maintenance and repairs(1)	827,013	719,113	278,812	252,042
Fees(2)	703,155	610,283	240,202	205,902
Insurance	585,981	544,626	199,279	184,029
Data processing(3)	484,040	387,682	161,472	134,736
Frauds and claims	259,238	307,570	91,935	132,605
Transport	197,123	180,794	65,106	56,839
Advertising	132,934	106,258	47,246	38,582
Cleaning and security services	106,406	98,858	36,563	33,764
Contributions and affiliations	100,150	89,590	32,795	29,269
Public services	97,212	98,100	33,053	33,947
Useful and stationery	75,319	73,413	27,492	18,391
Communications	60,026	56,791	19,828	19,729
Properties improvements and installation	51,443	41,488	20,572	16,453
Real estate management	41,909	28,380	20,701	9,648
Travel expenses	27,672	21,373	10,180	8,188
Disputes, fines and sanctions	21,544	30,842	6,779	7,987
Publications and subscriptions	20,386	17,127	7,059	5,179
Storage services	13,741	13,527	4,672	4,904
Legal expenses	12,920	8,519	3,409	2,803
Others	387,002	378,773	101,969	125,345
Total other administrative and general expenses	4,205,214	3,813,107	1,409,124	1,320,342
Taxes other than income tax	1,122,576	1,125,119	376,173	344,293
(1)The increase is mainly due to maintenance of computer equipment at Bancolombia S.A..
(2)Increase mainly due to fees related to digital transformation.
(3)The increase is mainly explained by license maintenance and technology services..

17.3.       Impairment, depreciation and amortization
The details for Impairment, depreciation and amortization for the nine-months period ended September 30, 2025 and 2024 and the three-months period from July 01 to September 30, 2025 and 2024:

	Accumulated		Quarterly
Impairment, depreciation and amortization	2025	2024	2025	2024
In millions of COP
Depreciation of premises and equipment	477,569	481,461	160,944	155,542
Depreciation of right-of-use assets	156,533	152,346	47,920	52,972
Amortization of intangible assets	124,231	116,003	39,263	44,247
Impairment of other assets, net(1)	42,990	54,496	18,395	17,801
Total impairment, depreciation and amortization	801,323	804,306	266,522	270,562
(1)Includes value for impairment of property and equipment for COP 697 in 2025 and COP 369 in 2024.

NOTE 18. EARNING PER SHARE (‘EPS’)
Basic EPS is calculated by reducing the income from continuing operations by the amount of dividends declared in the current period for each class of stock and by the contractual amount of dividends that must be paid for the current period. The remaining income is allocated according to the participation of each class of stock as if all the earnings for the period had been distributed. EPS is determined by dividing the total earnings allocated to each security by the weighted average number of common shares outstanding. The weighted average number of ordinary shares outstanding during the period is the number of ordinary shares outstanding at the beginning of the period, adjusted by the number of ordinary shares bought back or issued during the period multiplied by a time-weighting factor.

Grupo Cibest S.A. had no dilutive potential common shares as of September 30, 2025 and 2024.
The following is the calculation of basic earnings per share for the nine-month periods ended September 30, 2025, and 2024, and for the three-month periods from July 1 to September 30, 2025, and 2024 (figures in millions of pesos, except for the weighted average number of common shares outstanding and earnings per share):

	Accumulated		Quarterly
	2025	2024	2025	2024
Income from continuing operations before attribution of non-controlling interests	5,750,047	4,666,250	2,156,326	1,519,485
Less: Non-controlling interests from continuing operations	76,977	61,810	12,223	18,291
Net income from controlling interest	5,673,070	4,604,440	2,144,103	1,501,194
Less: Preferred dividends declared	1,487,080	1,156,054	496,060	385,351
Less: Allocation of undistributed earnings to preferred stockholders	1,153,256	985,564	503,039	312,718
Net income allocated to common shareholders for basic and diluted EPS	3,032,734	2,462,822	1,145,004	803,125
Weighted average number of common shares outstanding used in basic EPS calculation(1)	509,588,654	509,704,584	509,588,654	509,704,584
Basic and diluted earnings per share to common shareholders	5,951	4,832	2,247	1,576
Basic and diluted earnings per share from continuing operations	5,951	4,832	2,247	1,576
(1)As of July 2025, the Grupo Cibest S.A. has bought back 7,252,194 shares worth COP 360,630.

NOTE 19. RELATED PARTY TRANSACTIONS
The parent company is Cibest S.A. and transactions between companies included in the consolidation process and the Parent company meet the definition of related party transactions and were eliminated from the Condensed Consolidated Interim Financial Statements.

The Bank offers banking and financial services to its related parties in order to meet their transactional needs for investment and liquidity in the ordinary course of business. These transactions are carried out in terms similar to those of transactions with third parties. In the case of treasury operations, Bancolombia operates between its own position and its related parties through transactional channels or systems established for this purpose and under the conditions established by current regulations.

The details of transactions with related parties as of December 31, 2024 are included in the annual report of the consolidated financial statements of 2024, On May 16, 2025, the change in the Group’s corporate structure was completed. For further information, see Note 1 – Reporting Entity. This transaction did not materially affect the Group’s financial position or results.

NOTE 20. LIABILITIES FROM FINANCING ACTIVITIES
The following table presents the reconciliation of the balances of liabilities from financing activities as of June 30, 2025 and 2024:

	Balance as of January 1, 2025	Cash flows	Non-cash changes			Balance as of September 30, 2025
			Foreign currency translation adjustment	Interests accrued	Other movements
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	1,060,472	2,185,576	(71,457)	-	-	3,174,591
Borrowings from other financial institutions(1)	15,689,532	(3,764,882)	(1,016,376)	744,908	196	11,653,378
Debt instruments in issue(1)	11,275,216	591,942	(1,044,147)	618,848	-	11,441,859
Preferred shares(2)	584,204	(57,701)	-	42,425	-	568,928
Total liabilities from financing activities	28,609,424	(1,045,065)	(2,131,980)	1,406,181	196	26,838,756
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 716,843 and COP 512,426, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,701 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

			Non-cash changes
	Balance as of January 1, 2024	Cash flows	Foreign currency translation adjustment	Interests accrued	Other movements	Balance as of September 30, 2024
	In millions of COP
Liabilities from financing activities
Repurchase agreements and other similar secured borrowing	470,295	2,346,677	29,974	—	—	2,846,946
Borrowings from other financial institutions(1)	15,648,606	(4,990,244)	1,233,919	1,042,095	770	12,935,146
Debt instruments in issue(1)	14,663,576	(2,148,345)	960,735	912,742	-	14,388,708
Preferred shares(2)	584,204	(57,702)	-	42,975	-	569,477
Total liabilities from financing activities	31,366,681	(4,849,614)	2,224,628	1,997,812	770	30,740,277
(1)The cash flows disclosed in this table related with Borrowings from other financial institutions and Debt securities in issue include the interests paid during the year amounting to COP 1,072,304 and COP 741,898, respectively, which are classified as cash flows from operating activities in the Condensed Consolidated Interim Statement of Cash Flow.
(2)The cash flow amounting to COP 57,702 corresponds to the fixed minimum dividend paid to the preferred shares' holders and is included in the line "dividends paid" of the Condensed Consolidated Interim Statement of Cash Flow, which includes the dividends paid during the year to both preferred and common shares holders.

NOTE 21. FAIR VALUE OF ASSETS AND LIABILITIES
The following table presents the carrying amount and the fair value of the assets and liabilities as of September 30, 2025 and December 31, 2024:

Assets and Liabilities	Note	September 30, 2025		December 31, 2024
		Carrying amount	Fair Value	Carrying amount	Fair Value
In millions of COP
Assets
Debt instruments at fair value through profit or loss	5.1	24,918,497	24,918,497	23,035,281	23,035,281
Debt instruments at fair value through OCI	5.1	4,808,018	4,808,018	5,084,416	5,084,416
Debt instruments at amortized cost	5.1	8,527,273	8,573,339	8,404,878	8,403,740
Derivative financial instruments	5.2	4,042,125	4,042,125	2,938,142	2,938,142
Equity securities at fair value	5.1	1,421,677	1,421,677	1,011,310	1,011,310
Other financial instruments	5.1	29,250	29,250	34,385	34,385
Loans and advances to customers at amortized cost, net	6	265,602,434	273,362,653	263,274,170	269,345,583
Investment properties		6,027,496	6,027,496	5,580,109	5,580,109
Investments in associates(1)		1,956,262	1,956,262	1,830,884	1,830,884
Total		317,333,032	325,139,317	311,193,575	317,263,850
Liabilities
Deposits by customers	9	281,259,655	281,298,778	279,059,401	279,463,012
Interbank deposits	10	882,390	882,390	716,493	716,493
Repurchase agreements and other similar secured borrowing	10	3,174,591	3,174,591	1,060,472	1,060,472
Derivative financial instruments	5.2	4,760,502	4,760,502	2,679,643	2,679,643
Borrowings from other financial institutions	11	11,653,378	11,653,378	15,689,532	15,689,532
Preferred shares		568,928	375,404	584,204	407,174
Debt instruments in issue		11,441,859	11,683,915	11,275,216	11,389,498
Total		313,741,303	313,828,958	311,064,961	311,405,824
(1)It corresponds to investments in associates P.A. Viva Malls, P.A. Distrito Vera and Fideicomiso Locales Distrito Vera.

Fair value hierarchy

IFRS 13 establishes a fair value hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable, that reflects the significance of inputs adopted in the measurement process. In accordance with IFRS, the financial instruments are classified as follows:

Level 1: Observable inputs that reflect quoted prices (unadjusted) in active markets for identical assets or liabilities. An active market is a market in which transactions for the asset or liability being measured take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly. Level 2 generally includes: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active, that is, markets in which there are few transactions for the asset or liability.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes certain retained residual interests in securitizations, asset-backed securities (ABS) and highly structured or long-term derivative contracts where independent pricing information was not able to be obtained for a significant portion of the underlying assets.

Valuation process for fair value measurements

The valuation to fair value prices is performed using prices, methodologies and inputs provided by the official pricing services provider (Precia - Proveedor de Precios para Valoración S.A.) to the Group.

All methodologies and procedures developed by the pricing services provider are supervised by the Financial Superintendence of Colombia, which has not objected to them.

Daily, the back-office Service Valuation Officer (SVO) verifies the valuation of investments, and the Credit and Financial Risk Manager area reports the results of the portfolio’s valuation.

Fair value measurement

Assets and liabilities

a. Debt instruments

The Group assigns prices to those debt investments, using the prices provided by the official pricing services provider (Precia) and assigns the appropriate level according to the procedure described above. For securities not traded or over-the-counter such as certain bonds issued by other financial institutions, the Group generally determines fair value utilizing internal valuation and standard techniques. These techniques include determination of expected future cash flows which are discounted using curves of the applicable currencies and the Colombian consumer price index (interest rate in this case), modified by the credit risk and liquidity risk. The interest rate is generally computed using observable market data and reference yield curves derived from quoted interest in appropriate time bandings, which match the timings of the cash flows and maturities of the instruments.

b. Equity securities and other financial instruments

The Group performs the market price valuation of its investments in variable income using the prices provided by the official pricing services provider (Precia) and classifies those investments according to the procedure described above (Hierarchy of fair value section). Likewise, the fair value of unlisted equity securities and other financial instruments is based on an assessment of each individual investment using methodologies that include publicly-traded comparable derived by multiplying a key performance metric (e.g., earnings before interest, taxes, depreciation and amortization) of the portfolio company by the relevant valuation multiple observed for comparable companies, acquisition comparable, and if necessary considered, are subject to appropriate discounts for lack of liquidity or marketability. Interests in investment funds, trusts and collective portfolios are valued using the investment unit value determined by the fund management company. For investment funds where the underlying assets are investment properties, the investment unit value depends on the investment properties value, determined as described below in “i. Investment property”.

c. Derivative financial instruments

The Group holds positions in standardized derivatives, such as futures over local stocks, and over the market representative rate. These instruments are evaluated according to the information provided by Precia, which perfectly matches the information provided by the Central Counterparty Clearing House – CCP.

Additionally, the Group holds positions in Over The Counter (OTC) derivatives, which in the absence of prices, are valued using the inputs and methodologies provided by the pricing services provider, which have the no objection of the SFC.

The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign exchange rates, the spot price of the underlying volatility, credit curves and correlation of such inputs.

d. Credit valuation adjustment

The Group measures the effects of the credit risk of its counterparties and its own creditworthiness in determining fair value of the swap, option and forward derivatives.

Counterparty credit-risk adjustments are applied to derivatives when the Group’s position is a derivative asset and the Group’s credit risk is incorporated when the position is a derivative liability. The Group attempts to mitigate credit risk to third parties which are international Groups by entering into master netting agreements. The agreements allow to offset or bring net amounts that are liabilities, derivates from transactions carried out by the different agreements. Master netting agreements take different forms and may allow payments to be made under a variety of other master agreements or other negotiation agreements between the same parties; some may have a monthly basis and others only apply at the time the agreements are terminated.

When assessing the impact of credit exposure, only the net counterparty exposure is considered at risk, due to the offsetting of certain same-counterparty positions and the application of cash and other collateral.

The Group generally calculates the asset’s credit risk adjustment for derivatives transacted with international financial institutions by incorporating indicative credit related pricing that is generally observable in the market (Credit Default Swaps, “CDS”). The credit-risk adjustment for derivatives transacted with non-public counterparties is calculated by incorporating unobservable credit data derived from internal credit qualifications to the financial institutions and corporate companies located in each geography. The Group also considers its own creditworthiness when determining the fair value of an instrument, including OTC derivative instruments if the Group believes market participants would take that into account when transacting the respective instrument. The approach to measuring the impact of the Group’s credit risk on an instrument transacted with international financial institutions is done using the asset swap curve calculated for subordinated bonds issued by the Group in foreign currency. For derivatives transacted with local financial institutions, the Group calculates the credit risk adjustment by incorporating credit risk data provided by rating agencies and released in the financial markets.

e. Impaired loans measured at fair value

The Group measured certain impaired loans based on the fair value of the associated collateral less costs to sell. The fair values were determined as follows using external and internal valuation techniques or third party experts, depending on the type of underlying asset.

For vehicles under leasing arrangements, the Group uses an internal valuation model based on price curves for each type of vehicle. Such curves show the expected price of the vehicle at different points in time based on the initial price and projection of economic variables such as inflation, devaluation and customs. The prices modelled in the curves are compared every six months with market information for the same or similar vehicles and in the case of significant deviation; the curve is adjusted to reflect the market conditions.

Other vehicles are measured using matrix pricing from a third party. This matrix is used by most of the market participants and is updated monthly. The matrix is developed from values provided by several price providers for identical or similar vehicles and considers brand, characteristics of the vehicles, and manufacturing date among other variables to determine the prices.

For real estate assets, a third-party qualified appraiser is used. The methodologies vary depending on the date of the last appraisal available for the property (the appraisal is estimated based on either of three approaches: cost, sales comparison and income approach, and is required every three years). When the property has been valued in the last 12 months and the market conditions have not shown significant changes, the most recent valuation is considered the fair value of the property.

For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists. For all other cases (for example, appraisals older than 12 months) the value of the property is updated by adjusting the value in the last appraisal for weighted factors such as location, type and characteristics of the property, size, structural conditions and the expected sales prices, among others. The factors are determined based on current market information gathered from several external real estate specialists.

f. Assets held for sale measured at fair value less cost of sale

The Group measures certain impaired foreclosed assets and premises and equipment held for sale based on fair value less costs to sell. The fair values were determined using external and internal valuation techniques, depending on the type of underlying asset. Those assets are comprised mainly of real estate properties for which the appraisal is conducted by experts considering factors such as the location, type and characteristics of the property, size, physical conditions and expected selling costs, among others. Likewise, in some cases the fair value is estimated considering comparable prices or promises of sale and offering prices from auctions process.

g. Mortgage-backed securities (“TIPS”) and Asset-Backed securities

The Group invests in asset-backed securities for which underlying assets are mortgages and earnings under contracts issued by financial institutions and corporations, respectively. The Group does not have a significant exposure to sub-prime securities. The asset-backed securities are denominated in local market TIPS and are classified as fair value through profit or loss. These asset-backed securities have different maturities and are generally classified by credit ratings.

TIPS are part of the Group portfolio and its fair value is measured with published price by the official pricing services provider. These securities are leveled by margin and are assigned level 2 or 3 based on the Precia information.

Residual TIPS have their fair value measured using the discounted flow method, taking into account the amortization tables of the Titularizadora Colombiana, the betas in COP and UVR of Precia (used to construct the curves) and the margins; when they are residual TIPS of subordinated issues, a liquidity premium is applied. These securities are assigned level 3.

h. Investments in associates measured at fair value

The Group recognizes its investments in P.A Viva Malls, P.A Distrito Vera and Fideicomiso Locales Distrito Vera as associates at fair value. The estimated amount is provided by the fund manager as the variation of the units according to the units owned by the FCP Fondo Inmobiliario Colombia. The associate’s assets are comprised of investment properties which are measured using the following techniques: comparable prices, discounted cash flows, replacement cost and direct capitalization. For further information about techniques methodologies and inputs used by the external party see “Quantitative Information about Level 3 Fair Value Measurements”.

i. Investment property

The Group’s investment property is valued by external experts, who use valuation techniques based on comparable prices, direct capitalization, discounted cash flows and replacement costs.

Assets and liabilities measured at fair value on a recurring basis

The following table presents for each of the fair-value hierarchy levels the Group’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2025 and December 31, 2024:

Financial Assets
Type of instrument	September 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Investment securities
Debt instruments at fair value through profit or loss
Securities issued by the Colombian Government	12,422,087	678,967	2,376	13,103,430	10,625,153	1,019,028	-	11,644,181
Securities issued or secured by government entities	-	121,507	-	121,507	-	118,760	-	118,760
Securities issued by other financial institutions	330,997	613,585	65,610	1,010,192	140,703	513,040	77,821	731,564
Securities issued by foreign governments	6,849,360	3,709,840	-	10,559,200	6,191,395	4,092,055	-	10,283,450
Corporate bonds	22,486	79,489	22,193	124,168	124,812	98,255	34,259	257,326
Total debt instruments at fair value through profit or loss	19,624,930	5,203,388	90,179	24,918,497	17,082,063	5,841,138	112,080	23,035,281
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	32,464	-	2,575,977	2,608,441	35,570	-	2,648,355	2,683,925
Securities issued by other financial institutions	—	90,281	-	90,281	119,479	107,614	49,744	276,837
Securities issued by foreign governments	1,160,006	—	-	1,160,006	368,736	1,115,810	-	1,484,546
Corporate bonds	44,483	390,910	513,897	949,290	60,922	747	577,439	639,108
Total debt instruments at fair value through OCI	1,236,953	481,191	3,089,874	4,808,018	584,707	1,224,171	3,275,538	5,084,416
Total debt instruments	20,861,883	5,684,579	3,180,053	29,726,515	17,666,770	7,065,309	3,387,618	28,119,697
Equity securities
Equity securities	59,086	526,088	836,503	1,421,677	31,086	262,351	717,873	1,011,310
Total equity securities	59,086	526,088	836,503	1,421,677	31,086	262,351	717,873	1,011,310
Other financial assets
Other financial assets	-	-	29,250	29,250	-	-	34,385	34,385
Total other financial assets	-	-	29,250	29,250	-	-	34,385	34,385
Derivative financial instruments
Forwards
Foreign exchange contracts	-	2,133,116	651,318	2,784,434	-	617,961	466,869	1,084,830
Equity contracts	-	4,222	—	4,222	-	298	51,347	51,645
Total forwards	-	2,137,338	651,318	2,788,656	-	618,259	518,216	1,136,475
Swaps
Foreign exchange contracts	-	828,175	127,037	955,212	-	1,200,777	262,479	1,463,256
Interest rate contracts	78,614	76,241	30,214	185,069	105,560	114,980	15,493	236,033
Total swaps	78,614	904,416	157,251	1,140,281	105,560	1,315,757	277,972	1,699,289
Options
Foreign exchange contracts	929	52,401	59,858	113,188	161	36,207	66,010	102,378
Total options	929	52,401	59,858	113,188	161	36,207	66,010	102,378
Total derivative financial instruments	79,543	3,094,155	868,427	4,042,125	105,721	1,970,223	862,198	2,938,142
Investment properties
Lands	-	-	642,987	642,987	-	-	499,833	499,833
Buildings	-	-	5,384,509	5,384,509	-	-	5,080,276	5,080,276
Total investment properties	-	-	6,027,496	6,027,496	-	-	5,580,109	5,580,109
Investment in associates at fair value
Investment in associates at fair value	-	-	1,956,262	1,956,262	-	-	1,830,884	1,830,884
Total investment in associates at fair value	-	-	1,956,262	1,956,262	-	-	1,830,884	1,830,884
Total	21,000,512	9,304,822	12,897,991	43,203,325	17,803,577	9,297,883	12,413,067	39,514,527

Financial liabilities
Type of instrument	September 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Derivative financial instruments
Forwards
Foreign exchange contracts	-	2,991,853	80,178	3,072,031	-	885,520	86,775	972,295
Equity contracts	-	17,002	-	17,002	-	89	1,278	1,367
Total forwards	-	3,008,855	80,178	3,089,033	-	885,609	88,053	973,662
Swaps
Foreign exchange contracts	-	1,220,357	62,670	1,283,027	-	1,264,593	67,838	1,332,431
Interest rate contracts	77,720	132,040	4,866	214,626	102,701	160,721	27,646	291,068
Total swaps	77,720	1,352,397	67,536	1,497,653	102,701	1,425,314	95,484	1,623,499
Options
Foreign exchange contracts	740	173,076	-	173,816	421	82,061	-	82,482
Total options	740	173,076	-	173,816	421	82,061	-	82,482
Total derivative financial instruments	78,460	4,534,328	147,714	4,760,502	103,122	2,392,984	183,537	2,679,643
Total	78,460	4,534,328	147,714	4,760,502	103,122	2,392,984	183,537	2,679,643

Fair value of assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position

The following table presents for each of the fair-value hierarchy levels the Group’s assets and liabilities that are not measured at fair value in the Condensed Consolidated Interim Statement of Financial Position, but for which the fair value is disclosed at September 30, 2025 and December 31, 2024:

Assets
Type of instrument	September 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Debt instruments
Securities issued by the Colombian Government	148,311	-	-	148,311	156,209	-	-	156,209
Securities issued or secured by government entities	-	44,660	3,911,583	3,956,243	-	46,272	3,326,959	3,373,231
Securities issued by other financial institutions	134,187	106,882	53,531	294,600	284,281	57,091	250,508	591,880
Securities issued by foreign governments	239,918	271,797	-	511,715	412,579	227,076	-	639,655
Corporate bonds	973,910	10,430	2,678,130	3,662,470	1,050,588	14,017	2,578,160	3,642,765
Total – Debt instruments	1,496,326	433,769	6,643,244	8,573,339	1,903,657	344,456	6,155,627	8,403,740
Loans and advances to customers, net	-	-	273,362,653	273,362,653	-	-	269,345,583	269,345,583
Total	1,496,326	433,769	280,005,897	281,935,992	1,903,657	344,456	275,501,210	277,749,323

Liabilities
Type of instruments	September 30, 2025				December 31, 2024
	Fair value hierarchy			Total fair value	Fair value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Deposits by customers	-	64,878,559	216,420,219	281,298,778	-	60,894,992	218,568,020	279,463,012
Interbank deposits	-	-	882,390	882,390	-	-	716,493	716,493
Repurchase agreements and other similar secured borrowing	-	-	3,174,591	3,174,591	-	-	1,060,472	1,060,472
Borrowings from other financial institutions	-	-	11,653,378	11,653,378	-	-	15,689,532	15,689,532
Debt instruments in issue	6,919,202	2,236,704	2,528,009	11,683,915	5,811,412	2,669,991	2,908,095	11,389,498
Preferred shares	-	-	375,404	375,404	-	-	407,174	407,174
Total	6,919,202	67,115,263	235,033,991	309,068,456	5,811,412	63,564,983	239,349,786	308,726,181

IFRS requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the Condensed Consolidated Interim Statement of Financial Position, for which it is practicable to estimate fair value. Certain categories of assets and liabilities, however, are not eligible for fair value accounting. The financial instruments below are not measured at fair value on a recurring and nonrecurring basis:

Short-term financial instruments

Short-term financial instruments are valued at their carrying amounts included in the Condensed Consolidated Interim Statement of Financial Position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach was used for cash and cash equivalents, accrued interest receivable, customers’ acceptances, accounts receivable, accounts payable, accrued interest payable and bank acceptances outstanding.

Deposits from customers

The fair value of time deposits was estimated based on the discounted value of cash flows using the appropriate discount rate for the applicable maturity. Fair value of deposits with no contractual maturities represents the amount payable on demand as of the statement of financial position date.

Interbank deposits and repurchase agreements and other similar secured borrowings

Short-term interbank borrowings and repurchase agreements have been valued at their carrying amounts because of their relatively short-term nature. Long-term and domestic development bank borrowings have also been valued at their carrying amount because they bear interest at variable rates.

Borrowings from other financial institutions

The fair value of borrowings from other financial institutions were determined using discounted cash flow models. The cash flows projection of capital and interest was made according to the contractual terms, considering capital amortization and interest bearing. Subsequently, the cash flows were discounted using reference curves formed by the weighted average of the Group’s deposit rates.

Debt instruments in issue

The fair value of debt instruments in issue, comprised of bonds issued by Bancolombia S.A. and its subsidiaries, was estimated substantially based on quoted market prices. The fair value of certain bonds which do not have a public trading market, were determined based on the discounted value of cash flows using the rates currently offered for bonds of similar remaining maturities and the Group’s creditworthiness.

Preferred shares

In the valuation of the liability component of preferred shares related to the minimum dividend of 1% of the subscription price, the Group uses the Gordon Model to price the obligation, taking into account its own credit risk, which is measured using the market spread based on observable inputs such as quoted prices of sovereign debt. The Gordon Model is commonly used to determine the intrinsic value of a stock based on a future series of dividends that are estimated by the Group and growth at a constant rate considering the Group’s own perspectives of the payout ratio.

Loans and advances to customers

Estimating the fair value of loans and advances to customers is considered an area of considerable uncertainty as there is no observable market. The loan portfolio is stratified into tranches and loans segments such as commercial, consumer, small business loans, mortgage and leasing. The fair value of loans and advances to customers and financial institutions is determined using a discounted cash flow methodology, considering each credit’s principal and interest projected cash flows to the prepayment date. The projected cash flows are discounted using reference curves according to the type of loan and its maturity date.

Items measured at fair value on a non-recurring basis

The Group measures assets held for sale based on fair value less costs to sell. This category includes certain foreclosed assets and investments in associates held for sale. The fair values were determined using external and internal valuation techniques or third party experts, depending on the type of underlying asset. The following breakdown sets forth the fair value hierarchy of those assets classified by type:

Type of instruments	September 30, 2025				December 31, 2024
	Fair-value hierarchy			Total fair value	Fair-value hierarchy			Total fair value
	Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
In millions of COP
Machinery and equipment	-	-	9,977	9,977	-	-	10,085	10,085
Real estate for residential purposes	-	-	104,818	104,818	-	-	133,863	133,863
Real estate different from residential properties	-	-	4,245	4,245	-	-	29,794	29,794
Total	-	-	119,040	119,040	-	-	173,742	173,742

Changes in level 3 fair-value category
The table below presents reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs at September 30, 2025 and 2024:

As of September 30, 2025

Type of instruments	Balance, January 1, 2025	Included in earnings	OCI	Purchases and Renewals	Sales and maturities	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, September 30, 2025
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	-	45	-	2,331	-	-	-	-	-	2,376
Securities issued or secured by other financial entities	77,821	4,212	-	5,432	(4,250)	-	(2,934)	2,819	(17,490)	65,610
Corporate bonds	34,259	515	-	3,045	(15,626)	-	-	-	-	22,193
Total	112,080	4,772	-	10,808	(19,876)	-	(2,934)	2,819	(17,490)	90,179
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,648,355	-	85,330	2,490,647	(2,648,355)	-	-	-	-	2,575,977
Securities issued or secured by other financial entities	49,744	-	-	-	-	-	-	-	(49,744)	-
Corporate bonds	577,439	-	(31,503)	-	-	-	-	-	(32,039)	513,897
Total	3,275,538	-	53,827	2,490,647	(2,648,355)	-	-	-	(81,783)	3,089,874
Derivative financial instruments
Foreign exchange contracts	795,358	98,666	-	605,232	(573,718)	(64,282)	-	152,120	(175,163)	838,213
Interest rate contracts	15,493	(4,119)	-	15,583	(566)	-	-	3,965	(142)	30,214
Equity contracts	51,347	-	-	-	(51,347)	-	-	-	-	-
Total	862,198	94,547	-	620,815	(625,631)	(64,282)	-	156,085	(175,305)	868,427
Equity securities
Equity securities	717,873	24,938	(26,200)	78,275	(30,098)	-	-	71,715	-	836,503
Total	717,873	24,938	(26,200)	78,275	(30,098)	-	-	71,715	-	836,503
Other financial instruments
Other financial instruments	34,385	(5,135)	-	-	-	-	-	-	-	29,250
Total	34,385	(5,135)	-	-	-	-	-	-	-	29,250
Investment in associates
P.A. Viva Malls	1,817,503	125,417	-	-	-	-	-	-	-	1,942,920
P.A. Distrito Vera	13,325	77	-	-	(206)	-	-	-	-	13,196
Fideicomiso Locales Distrito Vera	56	(2)	-	92	-	-	-	-	-	146
Total	1,830,884	125,492	-	92	(206)	-	-	-	-	1,956,262
Investment properties
Investment properties	5,580,109	91,041	-	484,793	(93,006)	(35,441)	-	-	-	6,027,496
Total	5,580,109	91,041	-	484,793	(93,006)	(35,441)	-	-	-	6,027,496
Total Assets	12,413,067	335,655	27,627	3,685,430	(3,417,172)	(99,723)	(2,934)	230,619	(274,578)	12,897,991
Liabilities
Derivative financial instruments
Foreign exchange contracts	154,613	4,253	-	80,229	(84,121)	(64,282)	-	55,878	(3,722)	142,848
Interest rate contracts	27,646	(78)	-	1,672	(3,817)	-	-	3,064	(23,621)	4,866
Equity contracts	1,278	-	-	-	(1,278)	-	-	-	-	-
Total	183,537	4,175	-	81,901	(89,216)	(64,282)	-	58,942	(27,343)	147,714
Total liabilities	183,537	4,175	-	81,901	(89,216)	(64,282)	-	58,942	(27,343)	147,714
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

As of September 30, 2024

Type of instruments	Balance, January 1, 2024	Included in earnings	OCI	Purchases and Renewals	Sales and maturities	Reclassifications(1)	Prepaids	Transfers in to level 3	Transfers out of level 3	Balance, September 30, 2024
In millions of COP
Assets
Debt instruments at fair value though profit or loss
Securities issued or secured by other financial entities	78,729	2,236	-	13,640	(11,309)	-	(2,200)	9,586	(5,567)	85,115
Corporate bonds	14,284	1,063	-	-	-	-	-	1,883	-	17,230
Total	93,013	3,299	-	13,640	(11,309)	-	(2,200)	11,469	(5,567)	102,345
Debt instruments at fair value through OCI
Securities issued by the Colombian Government	2,664,295	-	113,847	2,490,648	(2,664,295)	-	-	-	-	2,604,495
Securities issued or secured by other financial entities	-	-	(108)	50,016	-	-	-	-	-	49,908
Corporate bonds	-	-	2,324	39,518	-	-	-	-	-	41,842
Total	2,664,295	-	116,063	2,580,182	(2,664,295)	-	-	-	-	2,696,245
Derivative financial instruments
Foreign exchange contracts	1,384,673	(43,478)	-	464,002	(1,161,378)	(10,099)	-	349,943	(78,925)	904,738
Interest rate contracts	15,621	2,983	-	5,915	(2,852)	(230)	-	19,648	(4,942)	36,143
Equity contracts	2,863	-	-	7,584	(2,863)	-	-	-	-	7,584
Total	1,403,157	(40,495)	-	477,501	(1,167,093)	(10,329)	-	369,591	(83,867)	948,465
Equity securities
Equity securities	384,682	1,196	22,561	16,610	(19,593)	-	-	-	(2)	405,454
Total	384,682	1,196	22,561	16,610	(19,593)	-	-	-	(2)	405,454
Other financial instruments
Other financial instruments	38,319	(7,202)	-	-	-	-	-	-	-	31,117
Total	38,319	(7,202)	-	-	-	-	-	-	-	31,117
Investment in associates
P.A. Viva Malls	1,661,679	136,295	-	-	-	-	-	-	-	1,797,974
P.A. Distrito Vera	9,103	3,024	-	5,599	-	-	-	-	-	17,726
Total	1,670,782	139,319	-	5,599	-	-	-	-	-	1,815,700
Investment properties
Investment properties	4,709,911	40,266	-	1,023,217	(305,431)	-	-	-	-	5,467,963
Total	4,709,911	40,266	-	1,023,217	(305,431)	-	-	-	-	5,467,963
Total Assets	10,964,159	136,383	138,624	4,116,749	(4,167,721)	(10,329)	(2,200)	381,060	(89,436)	11,467,289
Liabilities
Derivative financial instruments
Foreign exchange contracts	170,798	20,981	-	140,142	(86,706)	(10,099)	-	235,600	(78,947)	391,769
Interest rate contracts	11,078	7	-	23	(4,514)	(230)	-	13,608	(6,158)	13,814
Equity contracts	1,852	-	-	558	(1,852)	-	-	-	-	558
Total	183,728	20,988	-	140,723	(93,072)	(10,329)	-	249,208	(85,105)	406,141
Total liabilities	183,728	20,988	-	140,723	(93,072)	(10,329)	-	249,208	(85,105)	406,141
(1)From derivative assets to derivative liabilities classified in level 3 and vice versa.

Level 3 fair value rollforward
The following were the significant level 3 transfers at September 30, 2025 and 2024:

As of September 30, 2025 and 2024, net transfers in the Group for COP 147,962 and COP (1,238), respectively, from level 3 to level 2 of derivatives foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk of the counterparty to the own credit risk. As of September 30, 2025 and 2024. net transfers for COP 97,143 and COP 120,383, respectively, from level 2 to level 3 of the derivative foreign exchange contracts and interest rate contracts, it was presented due to the transfer of the credit risk from the Group to the credit risk of the counterparty.

As of September 30, 2025, there are corporate bonds of debt instruments at fair value through OCI for COP 513,897.

As of September 30, 2025 and 2024, unrealized gains and losses on debt instruments were COP 4,772 and COP 3,299; equity securities COP 25,017 and COP 1,196, respectively.

Transfers between level 1 and level 2 of the fair value hierarchy
The table below presents the transfers for all assets and liabilities measured at fair value on a recurring basis between level 1 and level 2 as of September 30, 2025 and December 31, 2024:

Type of instruments	September 30, 2025		December 31, 2024
	Transfers level 1 to level 2	Transfers level 2 to level 1	Transfers level 1 to level 2	Transfers level 2 to level 1
In millions of COP
Debt instruments at fair value though profit or loss
Securities issued by the Colombian Government	37,506	-	202,779	-
Securities issued or secured by foreign government	-	139,897	26,866	929
Total	37,506	139,897	229,645	929
Debt instruments at fair value through OCI
Securities issued or secured by foreign government	-	1,025,039	467,133	137,884
Total	-	1,025,039	467,133	137,884
Equity securities
Equity securities	2	10,018	63,827	-
Total	2	10,018	63,827	-

As of September 30, 2025, the Group transferred securities from level 1 to level 2, because such securities had lower liquidity and lower trading in an active market.

All transfers are assumed to occur at the end of the reporting period.
Quantitative information about level 3 fair value measurements

The fair value of financial instruments is, in certain circumstances, measured using valuation techniques that incorporate assumptions that are not evidenced by prices from observable market transactions in the same instrument and are not based on observable market data. Changing one or more of the inputs to the valuation models to reasonably possible alternative assumptions would change the fair values and therefore a valuation adjustment would be recognized in profit or loss. Favorable and unfavorable changes are determined on the basis of changes in the value of the instrument as a result of varying the levels of the unobservable input as described in the table below.

The following table sets forth information about significant unobservable inputs related to the Group’s material categories of level 3 financial assets and liabilities and the sensitivity of these fair values to reasonably possible alternative assumptions.
As of September 30, 2025

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	60,097	Discounted cash flow	Yield	0.14% to 10.31%	3.33%	58,679	61,560
			Prepayment Speed	n/a	n/a	60,200	n/a
			Prepayment Speed	n/a	n/a	56,687	n/a
Time deposits	5,513	Discounted cash flow	Yield / Interest rate	0.71% to 1.46%	2.17%	5,296	5,544
Total securities issued by other financial institutions	65,610
Securities issued by the Colombian Government
Bonds by government entities	2,578,353	Discounted cash flow	Interest rate	0.50% to 10.52%	6.48%	2,572,498	2,605,852
Corporate bonds
Corporate bonds	536,090	Discounted cash flow	Yield / Interest rate	-0.16% to 5.05%	1.51%	490,901	556,544
Total debt instruments	3,180,053
Equity securities
Equity securities	836,503	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	29,250	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	571,140	Discounted cash flow	Credit spread / Yield	0.00% to 26.41%	2.97%	570,356	572,560
Swaps	89,715	Discounted cash flow	Credit spread / Yield	0.00% to 171.39%	4.81%	75,765	103,919
Options	59,858	Discounted cash flow	Credit spread / Yield	0.11% to 40.87%	0.40%	59,407	60,027
Total derivative financial instruments	720,713
Investment in associates
P.A. Viva Malls	1,942,920	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,196	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	146	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	1,956,262

As of December 31, 2024

Type of instruments	Fair Value	Valuation technique	Significant unobservable input	Range of inputs	Weighted average	Sensitivity 100 basis point increase	Sensitivity 100 basis point decrease
In millions of COP
Debt instruments
Securities issued by other financial institutions
TIPS	63,280	Discounted cash flow	Yield	0.14% to 10.66%	3.61%	61,474	65,164
			Prepayment Speed	n/a	n/a	65,081	n/a
			Prepayment Speed	n/a	n/a	60,732	n/a
Other bonds	62,558	Discounted cash flow	Interest rate	0.10% to 1.12%	0.94%	61,003	64,177
Time deposits	1,727	Discounted cash flow	Yield / Interest rate	0.91% to 6.40%	3.36%	1,441	1,772
Total securities issued by other financial institutions	127,565
Securities issued by the Colombian Government
Bonds by government entities	2,648,355	Discounted cash flow	Yield	1.18% to 1.18%	1.18%	2,639,349	2,660,301
Corporate bonds
Corporate bonds	611,698	Discounted cash flow	Yield	0.00% to 5.25%	0.98%	573,929	647,264
Total debt instruments	3,387,618
Equity securities
Equity securities	717,873	Price-based	Price	n/a	n/a	n/a	n/a
Other financial instruments
Other financial instruments	34,385	Internal valuation methodology	Internal valuation methodology	n/a	n/a	n/a	n/a
Derivative financial instruments
Forward	430,163	Discounted cash flow	Credit spread / Yield	0.00% to 20.80%	7.05%	429,581	430,753
Swaps	182,488	Discounted cash flow	Credit spread / Yield	0.00% to 56.14%	4.03%	166,650	204,677
Options	66,010	Discounted cash flow	Credit spread / Yield	0.12% to 34.75%	0.50%	65,512	66,242
Total derivative financial instruments	678,661
Investment in associates
P.A. Viva Malls	1,817,503	Price-based	Price	n/a	n/a	n/a	n/a
P.A. Distrito Vera	13,325	Price-based	Price	n/a	n/a	n/a	n/a
Fideicomiso Locales Distrito Vera	56	Price-based	Price	n/a	n/a	n/a	n/a
Total investment in associates	1,830,884

The following table sets forth information about valuation techniques used in the measurement of the fair value investment properties of the Group, the significant unobservable inputs and the respective sensitivity:

Methodology	Valuation technique	Significant unobservable input	Description of sensitivity
Sales Comparison Approach - SCA
The fair value assessment is based on the examination of prices at which similar properties in the same area recently sold. Since no two properties are identical the measurement valuation must take into account adjustments for the differences between the sold properties and those held by the Bank to earn rentals or for capital appreciation.
Comparable prices
The weighted average rates used in the capitalization methodology for revenues in the second quarter for 2025 are:
•Direct capitalization: initial rate 8.16%.
•Discounted cash flow: discount rate: 12.24%, terminal rate: 8.32%.
The same weighted rates for the last quarter of 2024 were:
•Direct capitalization: initial rate 8.13%
•Discounted cash flow: discount rate: 12.27%, terminal rate: 8.29%.
The ratio between monthly gross income and real estate value directly administered by the FIC (rental rate) considering the differences in placements and individual factors between properties and in a weighted way in the second quarter of 2025 are 0.76% and for December 31, 2024 was 0.88%.

An increase (light, normal, considerable, significant) in the capitalization rate used would generate a decrease (significant, considerable, normal, light) in the fair value of the asset, and vice versa.
An increase (light, normal, considerable, significant) in the leases used in the valuation would generate a (significant, light, considerable) increase in the fair value of the asset, and vice versa.

Income Approach Used to estimate the fair value of the property by taking future net cash flows and discounting them at the capitalization rate.	Direct capitalization Discounted cash flows
Cost approach
Used to estimate the fair value of the property considering the cost to replace or build a property at the same or equal conditions of the asset to be measured, deducting the accumulated depreciation charge and adding-up the amount of the land.
Replacement cost

There has been no change to the valuation technique during the year 2025 for each asset.
NOTE 22. SUBSEQUENT EVENTS
Approval of Consolidated Financial Statements
These Condensed Consolidated Interim Financial Statements were approved by Chief Executive Financial for publication at November 06, 2025. The Financial Statements have been not audited.

On October 21, 2025, Banistmo completed the partial spin-off of 100% of its shares in Valores Banistmo to Cibest Panamá Assets S.A., a Panamanian company wholly owned by Grupo Cibest. For more information, see Note 1. Reporting Entity

RISK MANAGEMENT
In the economic sphere, throughout the year, the continuation of the global macroeconomic stabilization process has been confirmed, supported by a gradual improvement in the growth pace of several developed and emerging economies. At the same time, upward risks to inflation remain relevant, in an environment of high indexation in service prices and increased trade barriers, which could exert inflationary pressures toward the end of 2025 and into 2026. Additionally, geopolitical conflicts and the deterioration of public finances in certain regions have contributed to increased volatility in international financial markets.

Credit risk
Credit risk represents the likelihood that the Group may incur financial losses due to a counterparty, issuer, or debtor failing to meet their contractual obligations. It also encompasses losses resulting from credit rating downgrades, reduced earnings and returns, concessions granted during debt restructurings, and recovery-related costs. As the most significant risk inherent to banking operations, credit risk is actively managed throughout each phase of the credit cycle.

The information below contains the maximum exposure to credit risk for the periods ending September 30, 2025 and December 31, 2024:
September 30, 2025

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	247,768,050	17,335,637	14,868,936	279,972,623
Commercial	137,317,012	5,274,862	8,599,540	151,191,414
Consumer	47,876,173	5,226,327	3,064,066	56,166,566
Mortgage	38,189,242	2,920,073	1,830,902	42,940,217
Small Business Loans	1,491,323	285,001	109,760	1,886,084
Financial Leases	22,894,300	3,629,374	1,264,668	27,788,342
Off-Balance Sheet Exposures	52,136,391	604,670	542,660	53,283,721
Financial Guarantees	8,829,099	10,067	157,451	8,996,617
Loan Commitments *	43,307,292	594,603	385,209	44,287,104
Loss Allowance	(1,984,481)	(2,978,373)	(9,675,140)	(14,637,994)
Total	297,919,960	14,961,934	5,736,456	318,618,350
* The informational disclosed value of loan commitments has been updated.

December 31, 2024

Maximum exposure to credit risk - Financial instruments subject to impairment
In millions of COP
	Stage 1	Stage 2	Stage 3	Total
Loans and Advances	245,272,297	16,670,291	17,511,320	279,453,908
Commercial	137,761,467	5,545,788	9,945,556	153,252,811
Consumer	46,697,013	5,118,607	4,000,063	55,815,683
Mortgage	37,076,580	2,701,930	1,963,091	41,741,601
Small Business Loans	1,175,803	91,256	85,150	1,352,209
Financial Leases	22,561,434	3,212,710	1,517,460	27,291,604
Off-Balance Sheet Exposures	46,219,765	552,862	680,307	47,452,934
Financial Guarantees	9,926,719	17,800	199,782	10,144,301
Loan Commitments	36,293,046	535,062	480,525	37,308,633
Loss Allowance	(2,331,035)	(2,752,141)	(11,397,984)	(16,481,160)
Total	289,161,027	14,471,012	6,793,643	310,425,682
The maximum exposure to credit risk from the loan portfolio and finance lease operations corresponds to their carrying amount at the end of the period, without considering any collateral received or other credit enhancements.
The maximum exposure to credit risk from off-balance sheet positions includes financial guarantees, rate and credit line commitments, and available credit facilities granted at the end of the period, without considering any collateral received or other credit enhancements.

Credit Risk Management - Loans and Advances
As of the third quarter of 2025, Colombia’s economy recorded moderate growth, while Panama and Guatemala maintained robust performance. In contrast, El Salvador showed a slowdown compared to the end of 2024. In Colombia, the favorable trend in sectors such as entertainment, agriculture, and commerce has been supported by the gradual reduction in interest rates and the moderation of inflation—factors that have driven household consumption. Panamá and Guatemala, meanwhile, stand out for their strong momentum in the services sector, private consumption, and government spending, while El Salvador continues to navigate its fiscal consolidation process. However, global uncertainty stemming from rising geopolitical and trade tensions persists, leading to increased investor caution and affecting the overall economic outlook.

In response to this situation, the Group has maintained support for its clients with the aim of ensuring proactive credit risk management and evaluating specific conditions and requests to meet their credit needs, as well as developing methodologies, tools, and models to optimize collections. The monitoring and review of credit portfolios from different perspectives continue to be a key factor in identifying and enhancing the implementation of proactive strategies at various stages of the credit cycle.

Risk management for different types of credit operations carried out by the Group is conducted through compliance with the policies, procedures, and methodologies established in the Credit Risk Management System, which also includes general criteria for assessing, rating, assuming, controlling, and hedging the mentioned risk. Furthermore, the Management has developed process manuals and methodologies that specify the policies and procedures for different products and segments served by the Group, reflecting the strategy approved by the Board of Directors for credit risk monitoring and control.

Country Risk

This risk refers to the possibility of Grupo Cibest Consolidated incurring losses as a result of Bancolombia S.A., Banca de Inversión Bancolombia S.A., Valores Bancolombia S.A. y Fiduciaria Bancolombia S.A., financial operations abroad due to adverse economic and/or political conditions in the country receiving those operations, either because of restrictions on the transfer of foreign exchange or because of factors not attributable to the commercial and financial condition of the country receiving those operations. This definition includes, but is not limited to, sovereign risk (SR) and transfer risk (TR) associated with such factors.

At of the end of September 2025, compared to December 2024, no alerts were presented for any of the investments subject to country risk. Likewise, there were no downgrades in the country risk ratings. The portfolio of investments subject to country risk evaluation have had reallocation of investment companies within Grupo Cibest. Additionally, during the year, there has been a currency revaluation, which has had a lesser impact on the value of investments. However, this effect has been partially offset by the growth in profits.

a.Credit Quality Analysis - Loans and Financial Leases
The Bank´s loan portfolio as of September 2025, compared to December 2024, showed a slight increase of 0.2% in the consolidated portfolio balance in pesos. This growth was achieved despite the revaluation of the peso against the dollar, which impacted the portfolio’s value when expressed in that currency. However, the increase in disbursements by the Group, particularly in the commercial loan portfolio in Colombia El Salvador, and Guatemala, combined with the positive dynamics in the mortgage and consumer loan portfolios in Colombia, contributed to maintaining portfolio stability.

The 30-day past due loan ratio (consolidated) at stood at 4.71% as of September 2025, showing a decrease compared to 5.20% in December 2024. The level of the bank´s non-performing loans was mainly impacted by the improvement in the quality of the retail loan portfolios across the regions where the Group operates, and the commercial loan portfolio in Colombia. The management of all portfolios continues across the different stages of the credit cycle to anticipate the materialization of risks, reflecting positive outcomes from the portfolio containment and recovery strategies designed and implemented.

Special Customer Administration

The Group implements proactive management in monitoring the credit risk of its clients, accompanied by extraordinary diagnostic spaces, early warning alert mechanisms, and general action strategies for client inclusion and follow-up.

As part of the monitoring strategies, the Group has established a periodic committee to identify and manage risk situations arising from events that could potentially lead to a deterioration in the debtor's repayment capacity. This committee facilitates tailored solutions based on the circumstances of each client.

The amount and allowance of customer included in the described watch list, as of June 30, 2025 and December 2024 is shown below:

September 30, 2025

Watch List
Million COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	12,847,481	0.76%	97,923
Level 2 – Medium Risk	4,883,275	11.52%	562,564
Level 3 – High Risk	1,710,278	55.85%	955,147
Level 4 – High Risk	6,790,906	61.02%	4,143,918
Total	26,231,940	21.96%	5,759,552

December 31, 2024

Watch List
In millions of COP
Risk Level	Amount	%	Allowance
Level 1 – Low Risk	14,081,182	0.72%	101,994
Level 2 – Medium Risk	5,708,673	6.50%	370,892
Level 3 – High Risk	3,811,886	53.84%	2,052,135
Level 4 – High Risk	5,948,366	61.67%	3,668,615
Total	29,550,107	20.96%	6,193,636
b.Risk Concentration – Loans and Advances
•Concentration of loan by maturity

The following table shows the ranges of maturity for the credit loans and financial leases, according for the remaining term for the completion of the contract of loans and financial leases at the end of September 2025 and December 2024:

September 30, 2025
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
Commercial	46,046,381	63,544,421	40,907,748	692,864	151,191,414
Corporate	28,238,616	38,002,329	21,836,526	311,009	88,388,480
SME	4,843,731	8,611,588	1,568,438	91,584	15,115,341
Others	12,964,034	16,930,504	17,502,784	290,271	47,687,593
Consumer	1,425,143	34,934,311	19,045,039	762,073	56,166,566
Credit card	261,687	10,157,653	2,132,043	—	12,551,383
Vehicle	116,159	3,063,339	2,338,028	858	5,518,384
Order of payment	49,645	2,203,832	7,101,552	538,110	9,893,139
Others	997,652	19,509,487	7,473,416	223,105	28,203,660
Mortgage	78,730	1,063,649	10,816,665	30,981,173	42,940,217
VIS	17,872	294,822	2,889,392	13,775,955	16,978,041
Non-VIS	60,858	768,827	7,927,273	17,205,218	25,962,176
Finanacial Leases	1,211,116	8,529,923	14,016,985	4,030,318	27,788,342
Small business loans	264,515	1,339,206	258,738	23,625	1,886,084
Total gross loans and financial leases	49,025,885	109,411,510	85,045,175	36,490,053	279,972,623

December 31, 2024
In millions of COP
Maturity	Less Than 1 Year	Between 1 and 5 Years	Between 5 and 15 Years	Greater Than 15 Years	Total
In millions of COP
Commercial	48,186,159	62,610,478	41,614,622	841,552	153,252,811
Corporate	29,076,028	32,243,275	23,454,114	504,876	85,278,293
SME	4,771,087	8,555,996	1,727,911	148,502	15,203,496
Others	14,339,044	21,811,207	16,432,597	188,174	52,771,022
Consumer	1,267,269	34,216,968	19,553,651	777,795	55,815,683
Credit card	234,325	9,587,518	2,170,668	-	11,992,511
Vehicle	81,066	3,270,554	2,283,873	365	5,635,858
Order of payment	47,981	2,261,874	7,525,578	545,814	10,381,247
Others	903,897	19,097,022	7,573,532	231,616	27,806,067
Mortgage	79,304	1,095,329	10,509,429	30,057,539	41,741,601
VIS	14,439	284,872	2,540,655	13,343,314	16,183,280
Non-VIS	64,865	810,457	7,968,774	16,714,225	25,558,321
Financial Leases	1,804,964	8,586,693	13,202,556	3,697,391	27,291,604
Small business loans	194,013	919,392	208,405	30,399	1,352,209
Total gross loans and financial leases	51,531,709	107,428,860	85,088,663	35,404,676	279,453,908
______________________________________________________
2VIS: Social Interest Homes, corresponds to mortgage loans granted by the financial institutions of amounts less than 135 minimum wages.
•Concentration by past due days
The following table shows the loans and financial leases according to past due days for the periods ending on September 30, 2025 and December 31, 2024. Loans or financial leases are considered past due if it is more than one month overdue (i.e. 31 days):

September 30, 2025
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	145,294,551	534,066	195,440	1,473,431	3,693,926	151,191,414
Consumer	52,914,335	1,293,423	417,577	1,282,374	258,857	56,166,566
Mortgage	39,969,854	1,157,303	272,918	595,180	944,962	42,940,217
Financial Leases	26,898,302	224,516	38,690	224,352	402,482	27,788,342
Small Business Loan	1,719,495	69,367	17,869	40,312	39,041	1,886,084
Total	266,796,537	3,278,675	942,494	3,615,649	5,339,268	279,972,623

December 31, 2024
In millions of COP
Past-due
Period	0 - 30 Days	31 - 90 Days	91 - 120 Days	121 - 360 Days	More Than 360 Days	Total
Commercial	147,402,632	531,609	280,750	1,515,324	3,522,496	153,252,811
Consumer	51,393,527	1,761,496	624,945	1,776,361	259,354	55,815,683
Mortgage	38,560,253	1,184,755	285,466	830,743	880,384	41,741,601
Financial Leases	26,331,118	247,056	58,435	273,619	381,376	27,291,604
Small Business Loans	1,242,568	36,196	8,848	45,608	18,989	1,352,209
Total	264,930,098	3,761,112	1,258,444	4,441,655	5,062,599	279,453,908
•Concentration of loans by economic sector
The following table contains the detail of the portfolio of loans and financial leases by main economic activity of the borrower for the periods ending on September 30, 2025 and December 31, 2024:

September 30, 2025
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,235,482	1,953,209	7,188,691
Petroleum and Mining Products	2,189,267	480,411	2,669,678
Food, Beverages and Tobacco	8,240,479	2,325,007	10,565,486
Chemical Production	4,916,036	388,885	5,304,921
Government	10,989,959	348,370	11,338,329
Construction	13,474,065	9,055,065	22,529,130
Commerce and Tourism	26,624,021	6,302,455	32,926,476
Transport and Communications	12,070,317	502,812	12,573,129
Public Services	14,509,435	1,396,674	15,906,109
Consumer Services	65,073,914	31,874,228	96,948,142
Commercial Services	33,010,467	14,559,135	47,569,602
Other Industries and Manufactured Products	9,362,028	5,090,902	14,452,930
Total	205,695,470	74,277,153	279,972,623

December 31, 2024
In millions of COP
Economic sector	Loans and advances
	Local	Foreign	Total
Agriculture	5,520,414	2,813,604	8,334,018
Petroleum and Mining Products	2,126,602	636,010	2,762,612
Food, Beverages and Tobacco	10,132,520	2,164,911	12,297,431
Chemical Production	4,507,362	364,649	4,872,011
Government	10,256,608	627,705	10,884,313
Construction	14,441,608	9,134,115	23,575,723
Commerce and Tourism	24,920,337	8,480,380	33,400,717
Transport and Communications	12,313,907	597,216	12,911,123
Public Services	13,253,631	1,265,243	14,518,874
Consumer Services	61,263,015	35,692,512	96,955,527
Commercial Services	30,662,353	13,347,867	44,010,220
Other Industries and Manufactured Products	9,671,905	5,259,434	14,931,339
Total	199,070,262	80,383,646	279,453,908
c.Credit Risk Management – Other Financial Instruments:
The portfolio is exposed to credit risks given the probability of incurring losses originated by the default in the payment of a coupon, principal and/or yields/dividends of a financial instrument by its issuer or counterparty. The probability of this type of events materializing may increase if there are scenarios of concentration in few issuers (counterparties) and whose credit performance is reflected by higher risk ratings; likewise, increases in credit risk may occur in scenarios in which the portfolio presents low levels of diversification at the level of type and sector of the counterparties with which financial asset transactions are carried out.

The Group maintains the control and continuous monitoring of the assigned credit risk limits, as well as the consumption thereof. Additionally, the Group follows up and manages alerts on counterparties and issuers of securities, based on public market information and news related to their performance; this allows mitigating the risks of default or reduction of value for the managed positions.

For credit risk management, each of the positions that make up the portfolio of the own position are adjusted to the policies and limits that have been defined and that seek to minimize the exposure to the same:

•Term Limits.
•Credit Limits.
•Counterparty Limits.
•Master Agreement.
•Margin Agreements.
•Counterparty Alerts.

d.Credit Quality Analysis - investment financial instruments:
In order to evaluate the credit quality of a counterparty or issuer (to determine a risk level or profile), the Bank relies on two rating systems: an external one and an internal one, both of which allow to identify a degree of risk differentiated by segment and country and to apply the policies that have been established for issuers or counterparties with different levels of risk, in order to limit the impact on liquidity and/or the income statement of the Group.

External credit rating system: is divided by the type of rating applied to each instrument or counterparty; in this way the geographic location, the term and the type of instrument allow the assignment of a rating according to the methodology that each examining agency uses.

Internal credit rating system: The “ratings or risk profiles” scale is created with a range of levels that go from low exposure to high exposure (this can be reported in numerical or alphanumerical scales), where the rating model is sustained by the implementation and analysis of qualitative and quantitative variables at sector level, which according to the relative analysis of each variable, determine credit quality; in this way the internal credit rating system aims to establish adequate margin in decision-making regarding the management of financial instruments.

In accordance with the criteria and considerations specified in the internal rating allocation and external credit rating systems methodologies, the following schemes of relation can be established, according to credit quality given to each one of the qualification scales:

Low Risk: All investment grade positions (from AAA to BBB-), as well as those issuers that according to the information available (financial statements, relevant information, external ratings, CDS, among others) reflect adequate credit quality.

Medium Risk: All speculative grade positions (from BB+ to BB-), as well as those issuers that according to the available information (Financial statements, relevant information, external qualifications, CDS, among others) reflect weaknesses that could affect their financial situation in the medium term.

High Risk: All positions of speculative grade (from B+ to D), as well as those issuers that according to the information available (Financial statements, relevant information, external qualifications, CDS, among others) reflect a high probability of default of financial obligations or that already have failed to fulfill them.

The credit risk rating of the Republic of Colombia was downgraded following the latest reports issued on June 26 by Moody’s (to Baa3) and S&P (to BB). As a result, positions in Colombian sovereign debt and Colombian issuers have been reclassified to the medium-risk category, aligning them with S&P's risk perception (BB).
Credit Quality Analysis of the Bank

Maximum Exposure to Credit Risk
In millions of COP
	Debt instruments		Equity		Other financial instruments(1)		Derivatives(2)
	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Low Risk	6,800,916	29,130,380	7	363,198	—	1,712	550,826	834,821
Medium Risk	29,754,680	4,873,025	1,039,203	57,119	17,479	16,479	582,405	1,154
High Risk	1,748,589	2,580,107	4,632	677	—	2,966	9,694	7,086
Without Rating		—	377,835	590,316	11,771	13,228	18,555	86,437
Total	38,304,185	36,583,512	1,421,677	1,011,310	29,250	34,385	1,161,480	929,498
(1)Corresponds to SAFE "Simple Agreement for Future Equity".
(2)For derivatives transactions counterparty risk is disclosed as long as the valuation is positive.

Risk exposure by credit rating

Maximum Exposure to Credit Risk
In millions of COP
	Other financial instruments(1)
	September 30, 2025	December 31, 2024
Sovereign Risk	15,858,535	14,487,622
AAA	641,546	10,113,581
AA+	5,286,208	4,714,501
AA	99,628	770,266
AA-	166,155	68,124
A+	169,502	906,847
A	447,253	465,978
A-	115,245	352,619
BBB+	49,909	587,802
BBB	119,658	221,092
BBB-	256,645	219,676
BB+	12,851,318	2,824,168
BB	2,397,909	1,674,226
BB-	286,005	347,253
Other	1,762,915	114,969
Not rated	408,161	689,981
Total	40,916,592	38,558,705
(1) Internal homologation.

•Financial credit quality of other financial instruments that are not in default nor impaired in value
Debt instruments: 100% of the debt instruments are not in default.
Equity: The positions do not represent significant risks.
Derivatives: 99.9% of the credit exposure does not present incidences of material default. The remaining percentage corresponds to default events at the end of the period.

•Maximum exposure level to the credit risk given:

Maximum Exposure to Credit Risk
In millions of COP
	Maximum Exposure		Collateral		Net Exposure
	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024	September 30, 2025	December 31, 2024
Debt instruments	38,304,185	36,583,512	(3,326,226)	(1,669,011)	34,977,959	34,914,501
Derivatives **	1,161,480	929,498	647,248	589,098	514,232	340,400
Equity	1,421,677	1,011,310	—	—	1,421,677	1,011,310
Other financial instruments	29,250	34,385	—	—	29,250	34,385
Total	40,916,592	38,558,705	(3,973,474)	(2,258,109)	36,943,118	36,300,596
Note: In derivatives, positive collateral are received from counterparties and collateral negative are delivered to counterparties. Derivative collateral received from counterparties, whose have their market value positive when consolidate all the portfolio derivaties of related ID, in December 2024 was COP 589,098 and in September 2025 was COP 647,248. In debt securities, guarantees correspond to Repo, reverse repo, and securities lending trades.

Collateral- other financial instruments

Level of collateral: respect to the type of asset or operation, a collateral level is determined according to the policies defined for each product and the market where the operation is carried out.
Assets held as collateral in organized markets: the only assets that can be received as collateral are those defined by the central counterparties, the stock market where the operation is negotiated, those assets that are settled separately in different contracts or documents, which can be managed by each organization and must comply with the investment policies defined by the Group, taking into account the credit limit for each type of asset or operation received or delivered, which collateral received are the best credit quality and liquidity.
Assets received as bilateral collateral between counterparties: the collateral accepted in international OTC derivative operations is agreed on bilaterally in the Credit Support Annex (CSA)1 and with fulfillment in cash in dollars and managed by Citibank N.A.. This entity acts as the independent third party in international margin calls, enabling more efficient management of the collateral provided and received in the course of investment activities involving derivative instruments.
Collateral adjustments for margin agreements: The adjustments will be determined by the criteria applied by both the external and internal regulations in effect, and at the same time, mitigation standards are maintained so that the operation fulfills the liquidity and solidity criteria for settlement.

e.Credit risk concentration - other financial instruments:
At the end of the period, the Group's positions did not exceed the concentration limit.
1 A Credit Support Annex (CSA) provides credit protection by setting forth the rules governing the mutual posting of collateral. CSAs are used in documenting collateral arrangements between two parties that trade privately negotiated (over-the-counter) derivative securities. The trade is documented under a standard contract called a master agreement, developed by the International Swaps and Derivatives Association (ISDA).

Market risk
Grupo Cibest currently measure the treasury book exposure to market risk (including OTC derivatives positions) as well as the currency risk exposure of the banking book, which is provided to the Treasury Division, using a VaR methodology established in accordance with “Chapter XXXI of the Basic Accounting and Financial Circular”, issued by the Financial Superintendence of Colombia.
The VaR methodology established by “Chapter XXXI of the Basic Accounting and Financial Circular” is based on the model recommended by the Amendment to the Capital Accord to Incorporate Market Risks of Basel Committee of 2005, which focuses on the treasury book and excludes those investments classified as amortized cost which are not being given as collateral and any other investment that comprises the banking book. In addition, the methodology aggregates all risks by the use of correlations, through an allocation system based on defined zones and bands, affected by given sensitivity factors.
Grupo Cibest use different models with the purpose of measure risk exposure and the portfolio diversification effect, the main metrics are: i) the standard methodology required by the Financial Superintendence of Colombia, is established by “Chapter XXXI of the Basic Accounting Circular”, and ii) the internal methodology of historical weighted simulation, which use a confidence level of 99%, a holding period of 10 days, a time frame of 250 business days and hierarchical VaR limits.
The guidelines and principles of the Group´s Market Risk Management have been keeping in accordance with disclose of December 31, 2024.
Total market risk exposure decreased by 28.7%, from COP 1,697,566 in December 2024 to COP 1,210,823 in September 2025. This variation is primarily explained by a lower exposure to the foreign exchange risk factor, due to a reduction in positions denominated in U.S. dollars. Conversely, the interest rate risk factor increased, driven by higher exposure to private debt securities in Colombia and foreign currency interest rate derivatives. The stock price risk factor also rose, associated with greater exposure to equity instruments within the Valores Bancolombia’s portfolio. Lastly, the collective investment funds risk factor recorded an increase, explained by the appreciation of the Colombia Inmobiliario Fund.
The following table presents the total change in market risk and other risk factors:

September 2025
In millions of COP
Factor	End of Period	Average	Maximum January, 2025	Minimum April, 2025
Interest rate	596,840	556,767	499,712	524,034
Exchange rate	166,585	308,454	751,796	79,062
Stock price	383,929	375,620	367,615	375,015
Collective investment funds	63,469	41,878	35,781	36,608
Total Value at Risk	1,210,823	1,282,719	1,654,904	1,014,719

December 2024
In millions of COP
Factor	End of Period	Average	Maximum November, 2025	Minimum January, 2025
Interest rate	540,397	507,425	586,194	453,240
Exchange rate	764,920	554,900	759,703	364,421
Stock price	360,287	351,134	356,794	346,694
Collective investment funds	31,962	25,653	31,473	18,005
Total Value at Risk	1,697,566	1,439,112	1,734,164	1,182,360
*As of September 30, 2025, the proprietary cryptocurrency portfolio of Wenia amounted to USD 1.45, with a Value at Risk (VaR) of USD 11.3 thousand. The VaR was calculated using an internal methodology based on a Dinamic Conditional Correlation (DCC) GARCH model, with a one-day time horizon and a 99% of confidence level.

On the other hand, regarding the VaR measured with the internal, no relevant variations were identified in the VaR metrics at the end of the quarter, nor were any exceedances of the approved limits.

This exposure has been permanently monitored by the Board of Directors and is an input for the decision-making process to preserve the stability in the Group.

Non-trading instruments market risk measurement
The banking book’s relevant risk exposure is interest rate risk, which is the probability of unexpected changes in net interest income or in the economic value of equity as a result of a change in market interest rates. Changes in interest rates affect the Group’s earnings because of timing differences on the repricing of the assets and liabilities. The Group manages the interest rate risk arising from banking activities in non-trading instruments by analyzing the interest rate mismatches between its interest earning assets and its interest bearing liabilities, and estimates the impact on the net interest income and the economic value of equity. The foreign currency exchange rate exposures arising from the banking book are provided to the Treasury Division where these positions are aggregated and managed.
•Interest Risk Exposure (Banking Book)
The Group has performed a sensitivity analysis of market risk sensitive instruments estimating the impact on the net interest income of each position in the banking book, using a repricing model and assuming positive parallel shifts of 100 basis points (bps).
The table 1 provides information about Group’s interest rate sensitivity for the statement of financial position items comprising the banking book.

Table 1. Sensitivity to Interest Rate Risk of the Banking Book
The chart below provides information about Group’s interest rate risk sensitivity in local currency (COP) at September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
In millions of COP
Assets sensitivity 100 bps	1,381,605	1,262,776
Liabilities sensitivity 100 bps	1,071,075	915,528
Net interest income sensitivity 100 bps	310,530	347,248
The chart below provides information about Group’s interest rate risk sensitivity in foreign currency (US dollars) at December 31, 2024 and September 30, 2025:

	September 30, 2025	December 31, 2024
In thousands of USD
Assets sensitivity 100 bps	86,427	76,219
Liabilities sensitivity 100 bps	86,023	83,051
Net interest income sensitivity 100 bps	404	(6,832)
A positive net sensitivity denotes a higher sensitivity of assets than of liabilities and implies that a rise in interest rates will positively affect the Group´s net interest income. A negative sensitivity denotes a higher sensitivity of liabilities than of assets and implies that a rise in interest rates will negatively affect the Group´s net interest income. In the event of a decrease in interest rates, the impacts on net interest income would be opposite to those described above.
Total Exposure:
As of September 30, 2025, the net sensitivity of the banking book in local currency to parallel shifts of 100 basis points in interest rates was COP 310,530, representing a decrease of COP 36,718 compared to December 2024. This reduction is mainly due to the increase in the balance of Term Deposit Certificates (CDTs) with maturities of less than one year and the continued implementation of hedging strategies.

On the other hand, the sensitivity of the Net Interest Margin (NIM) in foreign currency to a parallel shift of 100 basis points in interest rates decreased by USD 7.2 million between December 31, 2024, and September 30, 2025, reaching USD 0.4 million. This increase is mainly explained by the growth of the loan portfolio in Banistmo, Bancolombia Panama, and Bancoagrícola, an effect that was partially offset by the rise in deposit accounts and Term Deposit Certificates (CDTs) across all entities.

•Assumptions and Limitations
Net interest income sensitivity analysis is based on the repricing model and considers the following key assumptions: (a) does not consider prepayments for Banistmo, Bam, Bancolombia Panamá, Bancolombia Puerto Rico y Bancoagrícola, new operations, defaults, etc., (b); the fixed rate instruments sensitivity, includes the amounts with maturity lower than one year and assumes these will be disbursed at market interest rates and (c) changes in interest rate occur immediately and parallel in the yield curves from assets and liabilities for different maturities.

Liquidity risk
Liquidity risk refers to the possibility of not being able to efficiently and timely meet payment obligations, both expected and unexpected, present and future, without affecting the normal course of daily operations or the financial condition of the entity. This risk occurs when there is a shortage of available liquid assets or when it is necessary to assume unusual financing costs.
During the analysis period, the Cibest Group maintained sufficient liquidity levels, enabling it to comply with all internal and regulatory indicators. Likewise, liquidity monitoring did not report any alerts indicating potential risk, and liquid assets comfortably exceeded the limits established to cover the Group's requirements.
a.Liquidity risk exposure
To estimate liquidity risk, a liquidity coverage ratio is calculated to ensure that the liquid assets held are sufficient to cover potential net cash outflows over 30 days. This ratio enables the Group to meet its liquidity coverage requirements for the coming month. The liquidity coverage ratio is presented as follows:

Liquidity Coverage Ratio	September 30, 2025	December 31, 2024
Net cash outflows into 30 days	21,194,724	23,887,074
Liquid Assets	53,748,542	59,617,840
Liquidity coverage ratio(1)	253.59%	249.58%

The coverage ratio increased from 249.58% in December 2024 to 253.59% in September 2025.This variation reflects an improvement in the ability of liquid assets to support liquidity requirements. The decrease in both liquidity requirements and liquid assets in Colombian pesos is explained by the revaluation of the peso against the dollar. Liquid assets in U.S. dollars increased, mainly due to the rise in deposit accounts at Bancoagrícola.

b.Liquid Assets
One of Grupo Cibest’s main guidelines is to maintain a strong liquidity position. Accordingly, the Risk Committee has approved a methodology for determining the minimum level of liquid assets, calculated based on liquidity requirements. This approach aims to ensure the proper functioning of banking and financial service activities—such as loan disbursements and deposit withdrawals—while protecting capital and taking advantage of market opportunities.
The following table shows the liquid assets held by the Group:

Liquid Assets(1)	September 30, 2025	December 31, 2024
High quality liquid assets(2)
Cash	25,652,359	27,931,834
High quality liquid securities	21,365,801	24,862,861
Other Liquid Assets
Other securities(3)	6,730,382	6,823,145
Total Liquid Assets	53,748,542	59,617,840

(1) Liquid Assets:Liquid assets are those that are easily realizable and form part of the entity's portfolio, or those received as collateral in active money market operations, provided they have not been subsequently used in passive money market operations and are free from any mobility restrictions. This category includes: cash, holings in open-ended collective investment funds without a minimum holding period, and negotiable investments available for sale in fixed-income securities.

(2) High-Quality Securities:These include cash and liquid assets accepted by the Central Bank for its monetary expansion and contraction operations.

(3) Other Liquid Assets:This category includes liquid assets that do not meet the quality criteria mentioned above.